DRAFT:  04/9/97 1:45 PM

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

   Filed by the Registrant   XX
   Filed by a Party other than the Registrant
   Check the appropriate box:

   Preliminary Proxy Statement  XX         Confidential, for Use of
                                           the Commission Only (as
                                           permitted by Rule 14a-6(e)(2))

   Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       Thermal Industries, Inc.

            (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
       No fee required.  XX
       Fee computed on table below per Exchange Act Rules 14a-
       6(i)(1) and 0-11.

     (1)    Title of each class of securities to which transaction applies:
                                             Common
     (2)    Aggregate number of securities to which transaction applies:
                                             1,958,512
     (3)    Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                              $15.00
   (4) Proposed maximum aggregate value of transaction:
                                      $29,377,680
   (5) Total fee paid:
                                           $5,876
       Fee paid previously with preliminary materials.  XX

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                        THERMAL INDUSTRIES, INC.

                           301 Brushton Avenue
                          Pittsburgh, Pa.  15221
                        Telephone:  (412) 244-6400
                                                               April 19, 1997
Dear Shareholder:
   You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Thermal Industries, Inc.
("Thermal" or the "Company") which will be held at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One
Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania at 9:00 a.m., Eastern Standard Time, on May 13, 1997. At the Special
Meeting, you will be asked to vote on approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger (the "Merger") of Heat Acquisition, Inc., a Delaware corporation ("Heat Acquisition") and wholly-owned subsidiary of Heat, Inc., a Delaware corporation ("Heat"), with and into Thermal. As a result of the Merger, Thermal would continue as the surviving corporation, the separate existence of Heat Acquisition would cease and Thermal would become a wholly-owned subsidiary of Heat.

   If the Merger Agreement is approved and adopted and the Merger is consummated, the holders of Thermal common stock, $.01 par value per share (the "Thermal Common Stock"), will be entitled to receive, in exchange for each share of Thermal Common Stock held, a cash payment of $15.00 per share.

   Enclosed with this letter are a Notice of Special Meeting of Shareholders and a Proxy Statement prepared by Thermal which describes the Merger Agreement and the proposed Merger, its background and other related information. Also enclosed is a Proxy Card solicited by the Board of Directors of Thermal in connection with the Special Meeting.

   The Board of Directors has unanimously approved, and unanimously recommends that shareholders vote FOR the approval and adoption of the Merger Agreement. David H. Weis, Chairman and Chief Executive Officer of Thermal and Eric Rascoe, Secretary and Treasurer of Thermal, have informed the Company that they, as individuals and owners of 57.9% and 6.6% of the issued and outstanding Thermal Common Stock, respectively, intend to vote in favor of the Merger whose favorable vote will assure approval of the Merger. The affirmative vote of a majority of the votes cast by all of the shareholders of the Thermal Common Stock entitled to vote thereon at a meeting of the shareholders at which a quorum is present is required to approve and adopt the Merger Agreement.

   It is important that your shares be represented and voted at the meeting. Please complete, sign, date and promptly return the enclosed Proxy Card even if you currently plan to attend the meeting. You may revoke your proxy at any time before it is voted by giving written notice to Thermal. If you attend the special meeting and vote in person, your vote will supersede your proxy.

                                   Sincerely,

                                   /s/ David H. Weis
                                   David H. Weis
                                   Chairman and Chief Executive
                                   Officer

                        THERMAL INDUSTRIES, INC.
                          301 Brushton Avenue
                     Pittsburgh, Pennsylvania  15221
                         Telephone (412) 244-6400

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

   A special meeting (the "Special Meeting") of the shareholders of Thermal Industries, Inc., a Pennsylvania corporation ("Thermal"), will be held at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania at 9:00 a.m., Eastern Standard Time, on May 13, 1997, for the following purposes:

      (i) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 6, 1997, and the transactions contemplated thereby, pursuant to which, among other things, Thermal would merge (the "Merger") with and into Heat Acquisition, Inc., a Delaware corporation ("Heat Acquisition"). Upon consummation of the Merger, Thermal would become a wholly-owned subsidiary of Heat, Inc., a Delaware corporation ("Heat"). The record holders of Thermal common stock, $.01 par value per share (the "Thermal Common Stock"), issued and outstanding immediately prior to the effective time of the Merger would be entitled to receive, in exchange for each share of the Thermal Common Stock held, a cash payment of $15.00 per share;

      (ii) To transact such other business as may properly come before the Special Meeting.

The Merger Agreement is attached as Appendix A to the enclosed
Proxy Statement.

   All shareholders of record at the close of business on April 18, 1997 (the "Record Date") are entitled to notice of the meeting. Only holders of record of Thermal Common Stock at the close of business on the record date are entitled to vote at the meeting. Each share of Thermal Common Stock will entitle the holder thereof to one vote at the meeting.

   All shareholders who are entitled to vote, even if they plan to attend the meeting, are requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice to Thermal. If you attend the meeting and vote in person, your vote will supersede your proxy.
                                   By Order of the Board of
                                   Directors,

                                   /s/ Eric Rascoe
                                   Eric Rascoe, Secretary
Pittsburgh, Pennsylvania
April 19, 1997

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN
THE ENCLOSED POSTAGE-PAID ENVELOPE.  NO POSTAGE IS REQUIRED IF
MAILED IN THE UNITED STATES.

                        THERMAL INDUSTRIES, INC.
                          301 Brushton Avenue
                     Pittsburgh, Pennsylvania 15221
                            (412) 244-6400
                             ____________
                            PROXY STATEMENT
                             ____________
                     SPECIAL MEETING OF SHAREHOLDERS
                      To Be Held on May 13, 1997
                             ____________
                             INTRODUCTION
                             ____________

   This Proxy Statement is being furnished to the shareholders of Thermal Industries, Inc. ("Thermal" or the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermal to be voted at a special meeting of the shareholders of Thermal to be held at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania at 9:00 a.m. Eastern Standard Time, on May 13, 1997 (the "Special
Meeting"). Only the shareholders of record (the "Shareholders") at the close of business on March April 18, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were issued and outstanding __________ shares of Thermal common stock, $.01 par value per share (the "Thermal Common Stock"). This Proxy Statement and the accompanying proxy card ("Proxy") are first being mailed to the Shareholders on or about April 19, 1997.

   At the Special Meeting, Shareholders will be asked (i) to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 6, 1997 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which, among other things, Thermal would merge (the "Merger") with and into Heat Acquisition, Inc., a Delaware corporation ("Heat Acquisition"). Upon consummation of the Merger, Thermal would become a wholly-owned subsidiary of Heat, Inc., a Delaware corporation ("Heat"). The record holders of Thermal Common Stock issued and outstanding immediately prior to the effective time of the Merger would be entitled to receive, in exchange for each share of the Thermal Common Stock, a cash payment of $15.00 per share; and (ii) to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   Consummation of the Merger is subject to a number of conditions, including approval and adoption of the Merger Agreement by the holders of the majority of the outstanding shares of Thermal Common Stock. The Merger would be consummated shortly after such shareholder approval is obtained and the other conditions to the Merger are satisfied or waived.

   David H. Weis, Chairman and Chief Executive Officer of Thermal, and Eric Rascoe, Secretary and Treasurer of Thermal, have informed the Company that they, as individuals and owners of 57.9% and 6.6% of the issued and outstanding Thermal Common Stock, respectively, intend to vote in favor of the Merger whose favorable vote will assure approval of the Merger.

   All information in this Proxy Statement concerning Heat Acquisition and Heat has been supplied by Heat Acquisition and Heat. Except as otherwise indicated, all other information in this Proxy Statement has been supplied by Thermal. Similarly, statements contained in this Proxy Statement as to the contents of the Merger Agreement are qualified in their entirety by reference to the copy of the Agreement and Plan of Merger attached hereto as Appendix A.

INTRODUCTION                                                    1
SUMMARY                                                         1
    THE SPECIAL MEETING                                         1
    RECORD DATE, VOTE REQUIRED AND VOTING RIGHTS                1
    THE MERGER CONSIDERATION TO BE RECEIVED BY THE
       SHAREHOLDERS                                             1
    PAYMENT OF THE MERGER CONSIDERATION                         2
    RECOMMENDATION OF THE BOARD                                 2
    INTERESTS OF CERTAIN PERSONS IN THE MERGER                  2
    CONDITIONS TO THE MERGER                                    2
    PAYMENT FOR SHARES                                          2
    SOURCE OF FUNDS                                             3
    ACCOUNTING TREATMENT OF THE MERGER                          3
    CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS     3
    RIGHTS OF DISSENTING SHAREHOLDERS                           3
THE SPECIAL MEETING                                             4
    GENERAL                                                     4
    RECORD DATE, VOTE REQUIRED AND VOTING RIGHTS                4
THE MERGER                                                      6
    BACKGROUND OF THE MERGER                                    6
    REGULATORY APPROVAL OF THE MERGER                           8
    RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER      8
    FAIRNESS OPINION                                            9
    SOURCE OF FUNDS                                            10
    ACCOUNTING TREATMENT OF THE MERGER                         11
    INTERESTS OF CERTAIN PERSONS IN THE MERGER                 11
AGREEMENT AND PLAN OF MERGER                                   11
    THE MERGER AGREEMENT                                       11
    PAYMENT FOR SHARES OF THE THERMAL COMMON STOCK             15
CERTAIN TRANSACTIONS WITH MANAGEMENT                           17
    PRINCIPAL SHAREHOLDERS INDEMNITY AGREEMENT                 18
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER          18
RIGHTS OF DISSENTING SHAREHOLDERS                              19
    GENERAL                                                    19
    FILING OF NOTICE OF INTENTION TO DEMAND FAIR VALUE         19
    RECORD AND BENEFICIAL OWNERS                               20
    NOTICE TO DEMAND PAYMENT                                   20
    RESTRICTIONS                                               21
    PAYMENT OF FAIR VALUE                                      21
    FAILURE TO MAKE PAYMENT                                    21
    ESTIMATE BY DISSENTER OF FAIR VALUE                        21
    VALUATION PROCEEDINGS                                      21
    COSTS AND EXPENSES OF VALUATION PROCEEDINGS                22
    WITHDRAWAL OR LOSS OF DISSENTERS' RIGHTS                   22
THERMAL COMMON STOCK                                           22
    DESCRIPTION                                                22
    MARKET PRICES                                              23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT                                                  24
CERTAIN INFORMATION CONCERNING THERMAL                         25
    BUSINESS                                                   25
SELECTED HISTORICAL FINANCIAL DATA OF THERMAL                  27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS OF THERMAL                        27
    SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED WITH SIX
       MONTHS ENDED DECEMBER 31, 1995                          28
    YEAR ENDED JUNE 30, 1996 COMPARED WITH YEAR ENDED JUNE
       30, 1995                                                28
    YEAR ENDED JUNE 30, 1995 COMPARED WITH YEAR ENDED JUNE
       30, 1994                                                30
CERTAIN INFORMATION CONCERNING HEAT AND HEAT ACQUISITION       31
INDEPENDENT PUBLIC ACCOUNTANTS                                 31
SECURITY HOLDER PROPOSALS                                      32
INDEX TO FINANCIAL STATEMENTS                                 F-1

APPENDIX A_Merger Agreement
APPENDIX B_Subchapter D of Chapter 15 of the BCL
APPENDIX C_Opinion of Parker/Hunter Incorporated

                                SUMMARY

   The following summary is intended only to highlight certain matters more fully discussed elsewhere in this Proxy Statement. The summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement and the appendices hereto. Shareholders are urged to read carefully this Proxy Statement and the appendices hereto in their entirety.

     The Special Meeting

   The Special Meeting will be held at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania at 9:00 a.m. Eastern Standard Time, on May 13, 1997, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 6, 1997 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which, among other things, Heat Acquisition, Inc., a Delaware corporation ("Heat Acquisition") and wholly-owned subsidiary of Heat, Inc., a Delaware corporation ("Heat") would merge (the "Merger") with and into Thermal. As a result of the Merger, Thermal would continue as the surviving corporation and as a wholly-owned subsidiary of Heat. See "THE SPECIAL MEETING."

     Record Date, Vote Required and Voting Rights

   Record Date. Each record holder of Thermal Common Stock at the close of business on April 18, 1997 (the "Record Date") shall be entitled to notice of and to vote at the Special Meeting.

   Votes Required. The affirmative vote of a majority of the votes cast by all of the Shareholders entitled to vote thereon is required for the approval and adoption of the Merger Agreement at the Special Meeting. David H. Weis, Chairman and Chief Executive Officer of Thermal, and Eric Rascoe, Secretary and Treasurer of Thermal, have informed the Company that they, as individuals and owners of 57.9% and 6.6% of the issued and outstanding Thermal Common Stock, respectively, intend to vote in favor of the Merger whose vote will assure approval of the Merger.

   Voting Rights. Each holder of shares of the Thermal Common Stock on the Record Date is entitled to cast one vote per share, in person or by properly executed proxy, with respect to approving and adopting the Merger Agreement at the Special Meeting. As of the Record Date, there were issued and outstanding __________ shares of Thermal Common Stock held by 212 shareholders of record. See "SPECIAL MEETING_Record Date, Vote Required and Voting Rights."

     The Merger Consideration to Be Received by the Shareholders

   If the Merger is consummated, each share of Thermal Common Stock (excluding Treasury Shares and Dissenting Shares, each as defined herein) will be converted into the right to receive a cash payment of $15.00 per share (the "Merger Consideration").

     Payment of the Merger Consideration

   The Merger Consideration will be distributed to the Shareholders in exchange for each share of Thermal Common Stock outstanding immediately prior to the effective time (the
"Effective Time") of the Merger (excluding Treasury Shares and
Dissenting Shares, each as defined herein).  See "MERGER
AGREEMENT_Conversion of Common Shares" and "Payment of Shares."

     Recommendation of the Board

   THE BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. See "THE MERGER_Background of the Merger,"
"THE MERGER_Recommendation of the Board and Reasons for the Merger" and "THE MERGER_Interests of Certain Persons in the Merger."

     Interests of Certain Persons in the Merger

   In considering the recommendation of the Board with respect to the Merger Agreement, Shareholders should be aware that certain members of Thermal's management and the Board have interests which may present them with actual or potential conflicts of interest in connection with the Merger. See "THE MERGER_Recommendations of the Board and Reasons for the Merger."

     Conditions to the Merger

   The obligations of Heat, Heat Acquisition and Thermal to consummate the Merger are subject to a number of conditions, including (i) the approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by all of the Shareholders entitled to vote thereon; (ii) compliance with certain covenants and conditions contained in the Merger Agreement; and (iii) governmental and regulatory approvals. See "PLAN OF MERGER AND MERGER AGREEMENT_The Merger Agreement; Conditions to Consummation of the Merger." It is also a condition to Heat's and Heat Acquisition's obligation to consummate the Merger that the holders of no more than 10 percent of Thermal Common Stock have perfected any dissenters' rights they may have under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"); this condition is waivable by Heat and Heat Acquisition in their sole discretion. See "RIGHTS OF DISSENTING SHAREHOLDER."

     Payment for Shares

   As promptly as practicable after the Effective Time, notice of the consummation of the Merger, together with instructions regarding procedures for the surrender of certificates representing shares of Thermal Common Stock (except Dissenting Shares and Treasury Shares, as defined herein), will be mailed to the Shareholders. See "AGREEMENT AND PLAN OF MERGER_Payment for Shares of the Thermal Common Stock."

     Source of Funds

   As a condition to closing the Merger, Heat and Heat Acquisition must deposit cash in an amount equal to the Merger Consideration with NationsCredit, the paying agent for the Merger (the "Paying Agent"). Heat 's source of funds for the Merger will be debt financing to be provided by a commercial bank and equity financing to be provided by its affiliate, H.I.G. Investment Group, L.P. ("HIG"). See "THE MERGER_Source of Funds."

     Accounting Treatment of the Merger

   The Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. See "THE MERGER_Accounting Treatment of the Merger."

     Certain Federal Income Tax Consequences to Shareholders

   The Merger will be a taxable transaction for federal income tax purposes for the Shareholders. See "CERTAIN FEDERAL INCOME
TAX CONSEQUENCES OF THE MERGER."

     Rights of Dissenting Shareholders

   Shareholders who comply with the requirements of Subchapter D of Chapter 15 of the BCL will be entitled, upon consummation of the Merger, to dissent from the Merger and to have the "fair value" of his, her or its shares paid to him, her or it by the Surviving Corporation. Any Shareholder who desires to exercise dissenters' rights should carefully review the requirements of Subchapter D of Chapter 15 of the BCL attached hereto as Appendix B and is urged to consult his, her or its legal advisor before exercising or attempting to exercise such rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

THE SPECIAL MEETING

     General

   This Proxy Statement is furnished to the Shareholders in connection with the solicitation of proxies by the Board for use at the Special Meeting to be held at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania at 9:00 a.m., Eastern Standard Time, on May 13, 1997, and at any and all adjournments thereof.

   At the Special Meeting, Thermal's shareholders will be asked:

      (i) To consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other things, Thermal would merge with and into Heat Acquisition. Upon consummation of the Merger, Thermal would become a wholly-owned subsidiary of Heat. The record holders of Thermal Common Stock, issued and outstanding immediately prior to the effective time of the Merger, would be entitled to receive, in exchange for each share of the Thermal Common Stock held, a cash payment of $15.00 per share; and

      (ii) To transact such other business as may properly come before the Special Meeting.

A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

   For a discussion of the reasons for the Merger, see "THE MERGER_Recommendation of the Board and Reasons for the Merger." For a discussion of certain potential conflicts of interest with regard to the Merger, see "THE MERGER_Interests of Certain Persons in the Merger." Shares of Thermal Common Stock with respect to which a demand for dissenters' rights has been perfected pursuant to Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") are sometimes referred to in this Proxy Statement as "Dissenting Shares." See "RIGHTS OF DISSENTING SHAREHOLDERS."

     Record Date, Vote Required and Voting Rights

   Record Date. Each record holder of Thermal Common Stock at the close of business on April 18, 1997 shall be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were issued and outstanding __________ shares of Thermal Common Stock held by 212 shareholders of record.

   Vote Required. Under the BCL, the affirmative vote of a majority of the votes cast by all of the shareholders of Thermal entitled to vote thereon, at a shareholder meeting at which a quorum is present, is required for the approval and adoption of the Merger Agreement. The BCL requires the presence, in person or by properly executed proxy, of the Shareholders entitled to cast at least a majority of the votes that all the Shareholders are entitled to cast in the vote on the approval and adoption of the Merger Agreement in order to establish a quorum at the Special Meeting.

   David H. Weis, Chairman and Chief Executive Officer of Thermal, and Eric Rascoe, Secretary and Treasurer of Thermal (collectively the "Principal Shareholders"), have informed the Company that they, as individuals and owners of 57.9% and 6.6% of the outstanding Thermal Common Stock, respectively, intend to vote in favor of the Merger whose vote will assure approval of the Merger.

   Because there are no matters on the agenda for the Special Meeting as to which brokers would have discretionary vote, there will be no brokers' shares present at the Special Meeting voting with discretionary authority, and thus there will be no broker non-votes with regard to non-discretionary matters. However, even if such brokers were present with discretionary voting authority, broker non-votes, as well as abstentions, would and will have no effect on the approval and adoption of the Merger Agreement because Pennsylvania law accounts only for votes cast in determining whether shareholders have taken action. Thus, because Thermal's Articles of Incorporation (the "Articles") and By-Laws (the "By-Laws") do not modify such Pennsylvania law in this regard and because broker non-votes and abstentions would and will not in fact be cast for such purposes, broker non-votes and abstentions would and will not be counted either for or against approval and adoption by the Shareholders of the Merger Agreement. On the other hand, because shares recorded as a broker non-vote or an abstention have the ability to be cast as a vote under Pennsylvania law (versus rules restricting the broker's authority to cast a vote or a shareholder's decision to abstain versus casting a vote), shares with respect to broker non-votes and abstentions would or will be deemed to be present at the Special Meeting and thus would or will be counted for purposes of establishing a quorum.

   Voting Rights. Each holder of shares of Thermal Common Stock on the Record Date is entitled to cast one vote per share, in person or by properly executed proxy, with respect to each matter to be considered at the Special Meeting. All shares of the Thermal Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions specified in such proxies. If no instructions are indicated, properly executed proxies will be voted FOR the approval and adoption of the Merger Agreement.

   Thermal does not know of any matters, other than as described in the accompanying Notice of Special Meeting of Shareholders, that may come before the Special Meeting. If any other matters are properly presented for action at the Special Meeting, including matters relative to the conduct of the meeting, the persons named in and acting under the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

   A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) written notice of revocation bearing a date later than the proxy delivered before the Special Meeting to Eric Rascoe, Secretary, Thermal Industries, Inc., 301 Brushton Avenue, Pittsburgh, Pennsylvania 15221 (the "Secretary"), (ii) duly executing a subsequent proxy bearing a later date relating to the same shares, and delivering it to the Secretary at or before the Special Meeting, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a previously executed proxy.

   Thermal will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain officers and regular employees of Thermal may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, and Thermal will reimburse such persons and entities for their reasonable out-of-pocket expenses.

THE MERGER

     Background of the Merger

   From time to time the Company has received inquiries from persons expressing an interest in acquiring the Company and the Company, upon execution of a confidentiality agreement has permitted certain of these persons to receive nonpublic information about the Company. In the summer of 1996, Anthony Tamer, a representative of H.I.G. Capital Management ("H.I.G. Capital"), contacted the Company's Chairman and indicated an interest in making a proposal to acquire the Company. The Company's Chairman informed the other directors that he had been contacted by H.I.G. Capital. On September 9, 1996, H.I.G. Capital made an acquisition proposal to the Company which, among other matters, would have resulted in the shareholders of the Company receiving $12.50 per share in cash, but was subject to a variety of conditions including the execution of employment contracts with members of key management of the Company and David H. Weis, Chairman and Chief Executive Officer of Thermal, and Eric Rascoe, Secretary and Treasurer of Thermal (the "Principal Shareholders"), agreeing to indemnify the buyer.

   The other directors were informed of the receipt of H.I.G.
Capital's proposal and that the Chairman, as the majority shareholder of the Company believed the offered price was inadequate, although he intended to continue discussions with H.I.G. Capital. The Board of Directors determined to retain Parker/Hunter Incorporated to provide investment banking advice to the Board. The Chairman in mid-September met to discuss the H.I.G. Capital proposal with counsel for the Company, Carl A.
Cohen who is also a director. Mr. Cohen called Mr. Tamer of H.I.G. Capital to inform Mr. Tamer that the Chairman had rejected the H.I.G. Capital proposal as inadequate but was willing to consider a sale of the Company if acceptable terms were negotiated including a price of $15 per share in cash, no post closing liability for any Thermal shareholders except for the Chairman and Eric Rascoe placing $1 million in escrow to ensure accuracy of representations and warranties to be negotiated, H.I.G. Capital would have an exclusivity period of approximately one month to perform due diligence, negotiate the acquisition and demonstrate to the Company its ability to finance such an acquisition, the Company's shareholders would not be responsible for any expenses of an acquisition and three year employment agreements for David Rascoe and Todd Rascoe would be provided.
Mr. Cohen also informed Mr. Tamer that any proposal should be in definitive form for the Board's consideration. Mr. Tamer responded to Mr. Cohen that he desired to continue negotiations for an acquisition which would include the terms Mr. Cohen outlined, but objected to not having a limit on the shareholders' nonresponsibility for investment banking and legal fees. Following additional discussions between Mr. Cohen and Mr. Tamer on this subject, $250,000 was arrived at as a limit on the shareholders' nonresponsiblity for investment banking and legal fees. On September 24, 1996 the Chairman of the Company sent to Mr. Tamer a letter confirming the matters discussed between Mr.
Tamer and Mr. Cohen, accompanied by a confidentiality agreement which the parties then executed. The Company commenced providing nonpublic information to H.I.G. Capital which commenced its due diligence review of the Company.

   On November 12, 1996, H.I.G. Capital submitted to the Company a draft agreement and plan of merger, a draft stock option, proxy and indemnity agreement with the Principal Shareholders and draft term sheets for employment agreements for the Company's principal operating management. On November 27, 1996, the Board of Directors reviewed the definitive proposal of H.I.G. Capital, but determined to await the receipt of investment banking advice from Parker/Hunter Incorporated before taking any action with respect to the proposal. The draft agreement and plan of merger provided for a merger of the Company with a newly formed subsidiary of H.I.G. Capital, for the shareholders to receive $15 per share in cash less any amount by which transaction expenses exceeded $250,000, for various representations and warranties, for exclusivity and break-up fees to be paid to H.I.G. in the event the merger did not occur, and for the Chairman of the Company and Eric Rascoe to grant irrevocable options to purchase their shares at $15 per share and proxies to H.I.G. Capital and to indemnify for breach of any representation or warranty.

   At a meeting of the Board of Directors held on December 9, 1996, the Board of Directors received advice from Parker/Hunter Incorporated that based on their review of certain matters and subject to certain limitations, a price of $15 per share was fair from a financial point of view to the holders of the Company's stock. See "THE MERGER - Fairness Opinion." The Board determined that several material terms of the definitive H.I.G. Capital proposal were unacceptable and was informed by the Principal Shareholders that they would not agree to the terms set forth in the draft agreement presented to them. The directors were dissatisfied (i) with the proposed party to the agreement being a newly formed company because it had no assets or demonstrable ability to pay the purchase price for the acquisition, (ii) with the magnitude ($10 million) of the requested break-up fee because it was a larger percentage of the total transaction price than the directors believed was customary, (iii) with the deduction from the purchase price of transaction expenses in excess of $250,000 which the directors believed would result in the shareholders receiving less than $15 per share and (iv) with the requirement that if the merger did not occur the Company would reimburse H.I.G. for its transaction expenses because there was no similar reciprocal requirement for H.I.G. to reimburse the Company if the merger did not occur due to a default by H.I.G. Negotiations occurred thereafter among the Company, H.I.G. Capital and the Principal Shareholders. The objections of the directors were resolved by H.I.G. Capital's initial capitalization of its subsidiary with $1,000,000 and producing executed commitment letters to finance the total acquisition, by the break-up fee being reduced to $5 million in the event of a third party acquisition proposal and being $1 million in the event the Principal Shareholders failed to vote for the merger, by the addition of mutual expense reimbursement provisions and by the deduction for expenses from the purchase price being limited to legal and investment banking fees in excess of $275,000. See "Agreement and Plan of Merger."

   On January 3, 1997, the Board of Directors met to review the status of negotiations with H.I.G. Capital. Parker/Hunter Incorporated also confirmed its prior opinion to the Board with respect to the proposed price of $15 per share. See "THE MERGER
- Fairness Opinion." On the evening of January 6, 1997, negotiations concluded with H.I.G. Capital, the Board of Directors met and authorized the Agreement and Plan of Merger, the Company and Heat and its subsidiary executed the Agreement and Plan of Merger and the Principal Shareholders and H.I.G. Capital's subsidiary executed the Indemnity Agreement. See "The Merger - Interest of Certain Persons in the Merger" and "Certain Transactions with Management - Principal Shareholders Indemnity Agreement."

         On March 27, 1997, Thermal received an unsolicited merger proposal from Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") to acquire the Company and, in accordance with the Merger Agreement
(see "AGREEMENT AND PLAN OF MERGER - The Merger Agreement
- Nonsolicitation"), immediately informed Heat of the Hicks Muse proposal. The Principal Shareholders, the independent directors of the Company (Messrs. Cohen and Slevin) and counsel for the Comany had discussions with HIG Capital's representatives (principally Mr. Tamer and its counsel) principally regarding amending the Merger Agreement to increase the consideration which would be paid to shareholders in the Merger in exchange for the Principal Shareholders amending the Indemnity and Fee Agreement to grant to Heat an irrevocable option to purchase the Principal Shareholder's shares of Thermal Common Stock. These discussions did not result in any agrement or amendment to the Merger Agreement or the Indemnity and Fee Agreement and on March 31, 1997, Thermal issued the following press release:

     PITTSBURGH -- March 31, 1997 -- Thermal Industries, Inc. ("Thermal") (NASDAQ: THMP) announced today that its Board of Directors received a letter from Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") dated March 27, 1997 stating that Hicks, Muse, Tate & Furst Equity Fund III, L.P. is prepared to offer $19.00 per share in cash for all outstanding shares of Thermal (the "Hicks Muse Proposal"). The Hicks Muse Proposal is conditioned on satisfactory completion of due diligence which Hicks Muse stated it would complete within 10 days after being permitted access to nonpublic information regarding Thermal, but is not conditioned upon third party financing. Hicks Muse stated its belief that there would be no regulatory uncertainty involved in a transaction between Thermal and Hicks Muse. Hicks Muse also stated that upon completion of confirmatory due diligence and lawful termination of Thermal's agreements with H.I.G. Investment Group, L.P. ("HIG"), Hicks Muse would be prepared to enter into agreements with Thermal containing terms and conditions substantially similar to the agreements which Thermal presently has with affiliates of HIG, except that Thermal's principal shareholders (David H. Weis and Eric Rascoe) would not be required to enter into an Indemnity and Fee Agreement or related Escrow Agreement. Hicks Muse requested a response from Thermal's Board of Directors by April 2, 1997.

     Thermal is a party to an Agreement and Plan of Merger dated January 6, 1997 with affiliates of HIG (the "HIG Merger"), and its principal shareholders are parties to an Indemnity and Fee Agreement with affiliates of HIG. Under the terms of the HIG Merger, Thermal shareholders will receive $15 per share in cash.

     The principal shareholders of Thermal, who own more than 50% of Thermal's common stock, have informed Thermal's Board of Directors that they intend to vote for the HIG Merger and would not intend to vote in favor of any Hicks Muse transaction because they believe that HIG would represent a better strategic fit for Thermal and that the HIG Merger would be better for Thermal's employees and the communities in which Thermal is located. Thermal's Board has determined to take no action with respect to the Hicks Muse Proposal, has called a special shareholders meeting for May 13, 1997 to vote on the HIG Merger (Thermal's Board having previously approved the HIG Merger) and has set April 18, 1997 as the record date for voting on the HIG Merger. The Board made its determination and took these actions because of (i) the position of the principal shareholders regarding the HIG Merger and the Hicks Muse Proposal, (ii) the importance of avoiding exposing the Company to paying a substantial fee to HIG pursuant to the HIG Merger agreement and (iii) uncertainty regarding the effect upon the Hicks Muse Proposal, including whether the $19 per share offered price would be reduced, if Thermal became obligated to pay a significant fee to HIG pursuant to the HIG Merger agreement.

     The HIG Merger agreement contains provisions which obligate Thermal to pay to HIG $5 million and reimburse its expenses up to $500,000 in the event that the HIG Merger is not consummated because (i) Thermal's Board authorizes or recommends or Thermal enters into another acquisition agreement or agreement in principle, or Thermal's Board fails to recommend, withdraws or adversely modifies its recommendation of the HIG Merger or terminates the HIG Merger agreement due to a third party acquisition proposal, (ii) Thermal's Board or its principal shareholders fail to call a special shareholders meeting to vote on the HIG Merger or (iii) Thermal's shareholders approve a third party acquisition transaction, or in the event that on or before May 30, 1997 a third party acquires more than 50% of the common stock of Thermal. The HIG Merger agreement also provides that if the HIG Merger is not consummated because the shares held by Thermal's principal shareholders are not voted for the HIG Merger at Thermal's special shareholders meeting and the $5 million break-up fee and expense reimbursement described in the foregoing sentence is not owed by Thermal to HIG, Thermal is obligated to pay $1 million to HIG. Thermal filed with the Securities and Exchange Commission a copy of the HIG Merger agreement as an exhibit to its January 7, 1997 Form 8-K and is filing a Form 8-K with respect to the Hicks Muse Proposal which will have as an exhibit the Hicks Muse letter received by Thermal's Board of Directors.


     Regulatory Approval of the Merger

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain affiliation transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Thermal Common Stock by Heat in connection with the Merger is subject to such requirements. Thermal, Heat and Heat Acquisition filed Pre-Merger Notification Reports with the Antitrust Division and the FTC. The Company's request for early termination of the waiting period was granted on February 7, 1997. Termination of the waiting period became effective on that date.

   At any time before or after Heat acquisition of Thermal Common Stock, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin Heat Acquisition's merger with and into Thermal and the related purchase of Thermal Common Stock or otherwise seeking divestiture of Thermal Common Stock acquired by Heat or divestiture of substantial assets of Thermal or its subsidiaries. Private parties and state attorney generals may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger or the acquisition of Thermal Common Stock by Heat on antitrust grounds will not be made, or, if such a challenge is made, of the result.

     Recommendation of the Board and Reasons for the Merger

   THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL
AND ADOPTION OF THE MERGER AGREEMENT.

   The Board believes that the sale of the Company is the best way to maximize the value of Thermal's stock for its shareholders. The trading market for Thermal Common Stock is thin, and the volume of trading has been light throughout its history as a public company. See "THERMAL COMMON STOCK_Market Prices." As a result, the Board believes that the trading market for Thermal shares has not adequately reflected the fair value of Thermal Common Stock

   In evaluating on or before January 6, 1997 whether or not to authorize and approve the Company's entering into the agreement proposed by H.I.G. Capital and to recommend to the shareholders that they vote for such a merger, the Board Considered a number of factors. These factors, all of which were important but with the relatively more important ones listed first, included, among other things, (i) the absence of any firm offers or indications of interest to purchase Thermal from third parties at a price equal to or exceeding the Merger Consideration; (ii) Parker/Hunter Incorporated's opinion as to the fairness from a financial point of view with respect to the Merger Consideration;
(iii) the fact that the Merger Agreement is not conditioned upon obtaining third-party financing, Heat has obtained commitments for financing and has been initially capitalized with $1,000,000 and Heat is liable to reimburse Thermal for up to $500,000 of expenses in the event it breaches the Merger Agreement; (iv) the willingness of Heat to proceed with a definitive Merger Agreement following extensive due diligence on the Company; (v) the fact that the Merger Consideration and terms of the Merger were arrived at in arm's-length negotiations with Heat (vi) the factors discussed in the preceding paragraph; (vii) the recent and historical trading range of Thermal Common Stock and the trading volume for Thermal Common Stock and (viii) the Board's knowledge of the business, operations, properties, assets and future prospects of the Company

   On the basis of this analysis, the Board determined that the terms of the Merger are fair to and in the best interests of the Company and its shareholders as well as its employees, communities in which the Company's offices are located, suppliers, customers and creditors, and, as a result, the Board unanimously authorized and approved the terms of the Merger Agreement and recommends that the shareholders vote FOR the approval and adoption of the Merger Agreement.


Fairness Opinion

   Parker/Hunter Incorporated ("Parker/Hunter") has delivered to the Board its written opinion dated January 3, 1997 (attached hereto as Appendix C) to the effect that a price of $15.00 per share is fair from a financial point of view to the shareholders of Thermal (the "Fairness Opinion"). The amount of such consideration was determined pursuant to negotiations between the Company and HIG and not pursuant to recommendations of Parker/Hunter. Parker/Hunter is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, the purchase and sale of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   The full text of Parker/Hunter's written opinion to the Board of the Company is attached as Appendix C and is incorporated herein by reference. The following summary of Parker/Hunter's opinion is qualified in its entirety by reference to the full text of the opinion. Parker/Hunter's opinion is directed to the Board of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or whether such shareholder should dissent with respect to the Merger.

   In connection with the Fairness Opinion, Parker/Hunter reviewed the Merger Agreement and certain financial and other information that was publicly available or furnished to Parker/ Hunter by the Company, including certain financial analyses, financial forecasts, reports and other information prepared by management of the Company. In addition, Parker/Hunter: (i) reviewed the Company's business and operations and the industry in which the Company operates to increase its understanding of the Company's business and its position within the industry in which it operates; (ii) reviewed the price and trading history of the Common Stock and compared such price and trading history with selected market indices and with similar publicly traded companies, Parker/Hunter deemed relevant for its opinion; (iii) reviewed the high, low and current market prices of the Common Stock over a twelve month period; (iv) compared the financial position and operating results of the Company with similar publicly traded companies deemed relevant for its opinion; (v) compared certain financial terms of the Merger to certain financial terms of selected business combinations Parker/ Hunter deemed relevant for its opinion; and (vi) conducted a discounted cash flow analysis for the Company based on the financial forecasts for 1997 through 2002 prepared by management of the Company. Using the information set forth in the Company forecasts, Parker/Hunter calculated the estimated "free cash flow" based on forecasted unlevered net income (earnings before interest and after taxes) adjusted for: (a) certain forecasted non-cash items (i.e., depreciation and amortization); (b) forecasted capital expenditures; (c) forecasted non-cash working capital investments; and (d) conducted such other financial studies, analyses and investigations and reviewed such other factors as Parker/Hunter deemed appropriate for the purpose of rendering its opinion. Parker/Hunter also had meetings with certain senior officers and directors of the Company, but was not requested to and did not solicit third-party indications of interest in acquiring all or part of the Company.

   Set forth below is a brief summary of the report presented by Parker/Hunter to the Company's Board on January
3, 1997 in connection with the Fairness Opinion.

   Analysis of Thermal Valuation Premiums. Parker/Hunter calculated the premium to shareholders of Thermal of the Merger Consideration of $15.00, to the closing stock prices for a Thermal share on the most recent trade date of January 2, 1997 and on the dates four weeks, three months and six months prior thereto, as well as to the daily average closing stock price for Thermal shares during the latest twelve months and to each of the 52-week high and low closing prices for Thermal shares. Based upon the Merger Consideration, Parker/Hunter calculated premiums to holders of Thermal shares equal to 18.8% of the closing stock price for a Thermal share of $12.63 on January 2, 1997; 34.8% of the closing stock price for a Thermal share of $11.13 four weeks earlier or the next closest trading day (December 4, 1996); 62.2% of the closing stock price for a Thermal share of $9.25 three months earlier or the next closest trading day (October 3, 1996); and 57.9% of the closing stock price for a Thermal share of $9.50 six months earlier or the next closest trading day (June 25, 1996); 59.2% of the latest twelve months average closing price for a Thermal share of $9.42; and 84.6% and 18.8% of the 52-week low and high closing prices, respectively, for a Thermal share of $8.13 and $12.63.

   Analysis of Selected Publicly Traded Thermal Comparable
Companies. Parker/Hunter reviewed certain publicly available information as of the most recently reported period and stock market information as of January 2, 1997 for certain selected publicly traded companies (building products companies with sales of less than $500 million annually) which it believed were comparable in certain respects to Thermal. Such comparable companies consisted of: ABT Building Products Corporation; American Woodmark
Corporation; Continental Materials Corporation; Drew
Industries, Inc.; EASCO, Inc.; Genlyte Group, Inc.;
International Aluminum Corporation; Mestek, Inc.; Patrick
Industries, Inc.; and Thomas Industries, Inc. Although the comparable companies were considered similar to Thermal in some respects, none of the comparable companies possessed the same make-up, combination of businesses or other characteristics identical to those of the Company.

   The analysis indicated, among other things, that (i) latest twelve months ("LTM") revenues ranged from $88.5 million to $497.9 million for the comparable companies (median $295.3 million), as compared to $44.3 million for Thermal; (ii) LTM earnings before interest and taxes ("EBIT") margin ranged from 4.7% to 13.8% for the comparable companies (median 6.6%), as compared to 8.7% for Thermal;
(iii) LTM earnings, before interest, taxes, depreciation and amortization ("EBITDA") margin ranged from 5.8% to 17.8% for the comparable companies (median 9.6%), as compared to 12.6 % for Thermal; (iv) 1993-1995 revenues compounded annual growth rate ranged from 1.9% to 26.7% for the comparable companies (median 10.5%), as compared to 12.0% for Thermal; and (v) 1993-1995 EBIT compounded annual growth rate ranged from -0.2% to 30.8% for the comparable companies (median 18.7%), as compared to 2.6% for Thermal. Parker/Hunter noted that Thermal (a) was the smallest company in terms of revenues; (b) had EBIT and EBITDA margins which were within the range and above the median of comparable companies; (c) had a 1993-1995 revenue growth rate above the median; and
(d) had a 1993-1995 EBIT growth rate below the median of the comparable companies.

   For each comparable company, Parker/Hunter calculated multiples as of January 2, 1997 of Adjusted Market Capitalization (defined as the market value of the common equity plus the book value of debt, less cash and cash equivalents) to LTM revenues, LTM EBITDA and LTM EBIT. Parker/Hunter then compared these multiples to the relevant Thermal multiples based on the Merger Consideration. The valuation multiples of Adjusted Market Capitalization for Thermal based on the Merger Consideration of $15.00 per share compares with the range (and median) of the comparable companies of: for LTM revenues, 0.54x for Thermal versus 0.28x to 1.17x for the comparable companies (0.51x median); for LTM EBITDA, 4.3x for Thermal versus 3.2x to 6.6x for the comparable companies (5.4x median); and for LTM EBIT, 6.1x for Thermal versus 4.6x to 9.3x for the comparable companies (7.3x median). For Thermal and each comparable company, Parker/Hunter also calculated the LTM net income multiple and market-to-book ratios as of January 2, 1997, based on market stock prices as of such date, income and book value. The implied valuation multiples of Thermal from the Merger compare with the range (and median) of the comparable companies of: for LTM net income, 11.5x for Thermal versus 8.1x to 15.9x for the comparable companies (12.0x median); and for book value, 1.5x for Thermal versus 0.8x to 3.8x for the comparable companies (1.4x median).

   Analysis of Selected Comparable Acquisition Transactions. Parker/Hunter analyzed certain information relating to selected proposed or completed transactions of building products companies since 1987 (the "Selected Transactions"). Such Selected Transactions consisted of (acquirer/acquired company): Champion Enterprises Inc./Redman Industries Inc.; EASCO, Inc./Dolton Aluminum Company, Inc.; Jeld-Wen, Inc./Thermal Industries, Inc.; DCO Holdings Corp./Dallas Corp.; Quanex Corp./Nichols-Homeshield Inc.; Cie de Saint-Gobain SA/Wolverine Technologies Inc.; and Weyerhaeuser Co./Timberland Industries Inc. Such analysis indicated that, for the Selected Transactions: (i) the aggregate acquisition price for the stock of the Selected Transactions ranged from $12.6 million to $335.2 million (median $84.1 million), as compared to $29.7 million for the proposed Thermal transaction; (ii) the Adjusted Market Capitalization as a multiple of LTM revenues ranged from 0.33x to 0.71x (median 0.51x), as compared with 0.54x for the proposed Thermal transaction; (iii) the Adjusted Market Capitalization as a multiple of LTM EBITDA ranged from 2.9x to 8.1x (median 6.7x), as compared with 4.3x for the proposed Thermal transaction; (iv) the Adjusted Market Capitalization as a multiple of LTM EBIT ranged from 3.6x to 10.6x (median 7.5x), as compared with 6.1x for the proposed Thermal transaction; and the implied consideration as a multiple of LTM net income ranged from 8.4 to 19.1x (median 11.7x), as compared with 11.5x for the proposed Thermal acquisition. An analysis of the Merger Consideration to the market value of Thermal shares as of January 2, 1997 (last trading price available), one week and four weeks prior thereto, compared to the offering price for the stock in the Selected Transactions relative to the companies' stock prices one day, one week and four weeks prior to the announcement date of the Selected Transactions, yielded premiums of 18.8%, 22.4% and 34.8%, respectively, for Thermal, compared to median premiums of 23.6%, 19.0% and 29.9%, respectively, for the Selected Transactions.

   Further, Parker/Hunter's analysis indicated that: (i) the 1993-1995 revenue compounded average growth rate for Thermal was 12.0%, as compared to the range of Selected Transactions of -1.0% to 18.9% (12.0% median); and (ii) the 1993-1995
EBIT compounded average growth rate for Thermal was 2.6%, as compared to the range of Selected Transactions of -22.7% to 90.8% (40.5% median).

   No other company, transaction or business used in the comparable company analysis and selected merger and acquisition transaction analysis as a comparison is identical to Thermal. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading value of the comparable companies to which they are being compared.

   Discounted Cash Flow Analysis. Parker/Hunter performed a discounted cash flow analysis of the Company on a stand alone basis using the Company's projections of financial performance for fiscal years 1997 through 2002 under two different scenarios: (i) a base case incorporating management's best estimate of future performance (the "Base Forecast); and (ii) an optimistic case (the "Optimistic Forecast"). Parker/Hunter discounted both the unlevered free cash flow generated by the Company under both scenarios through fiscal year 2002 and the assumed terminal value of the Company based on multiples of 5.0x to 7.0x fiscal year 2002 EBIT using discount rates of 12.0% to 16.0%. Under the Base Forecast, the analysis produced implied per share implied values of $8.91 to $12.32, with a median value of $10.48. Under the Optimistic Forecast, the analysis produced per share implied values of $9.57 to $13.64, with a median of $11.44.

   While the foregoing describes all analysis and examinations that Parker/Hunter deems material to its opinion, it is not a comprehensive description of all analysis and examinations actually conducted by Parker/Hunter. The preparation of a fairness opinion necessarily is not susceptible to partial analysis and summary description. Parker/Hunter believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analysis set forth in its presentation to the Board of the Company. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Parker/Hunter's view of the actual value of the Company.

   As described above, Parker/Hunter's opinion and presentation to the Board of the Company were among the many factors taken into consideration by the Board of the Company in making its determination to approve and recommend that its stockholders approve the Transaction.

   In rendering this Fairness Opinion, Parker/Hunter relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to it by the Company. Parker/Hunter did not independently evaluate or appraise the value of any of the Company's assets or liabilities (contingent or otherwise) and was not furnished with any such evaluations or appraisals. Parker/Hunter relied on the Company's financial projections and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management, and Parker/Hunter expressed no opinion with respect to such projections or the assumptions on which they are based.
Such projections were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Parker/Hunter has assumed no liability for such forecasts. Finally, Parker/Hunter's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Parker/Hunter as of January 3, 1997. Although subsequent developments may affect that opinion, Parker/Hunter did not assume any obligation to update, revise or reaffirm the opinion.

   In connection with Parker/Hunter's services as financial advisor to the Company, the Company has paid a fee of $150,000 to Parker/Hunter. Such fee was not contingent upon consummation of the Merger. The Company also agreed to reimburse Parker/Hunter for its out-of-pocket expenses, including, but not limited to, the fees of counsel, and to indemnify Parker/Hunter and certain related parties against certain liabilities, including liabilities ensuing under the federal securities laws.

   Timothy M. Slevin, a Senior Vice President of
Parker/Hunter, is a member of the Board of Directors of the Company, but did not participate in Parker/Hunter's determination of fairness.


     Source of Funds

   As a condition to Thermal's obligation to effect the Merger, Heat or Heat Acquisition is required to deposit the aggregate Merger Price in cash with the Paying Agent in order to consummate the Merger. Heat is wholly-owned by HIG, a private equity fund which currently has under management in excess of $150 million in equity including sufficient funds to cause Heat to satisfy its payment obligations in respect of the Merger Consideration in accordance with the terms of the Merger Agreement. In connection with the transactions contemplated in the Merger Agreement, Heat has received commitment letters from HIG for equity financing and NationsCredit for debt financing to provide funds sufficient to pay the Merger Consideration. HIG has contributed $1,000,000 in immediately available funds to Heat, which funds Heat is obligated to hold and to have available to satisfy amounts which may be owed to Thermal by Heat or Heat Acquisition. See "CERTAIN INFORMATION CONCERNING HEAT AND HEAT ACQUISITION."

     Accounting Treatment of the Merger

   The Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method, Heat will record at its cost the acquired assets less liabilities assumed. Any difference between the cost of acquiring Thermal and the fair values of Thermal's tangible and intangible assets less liabilities will be recorded as goodwill.

     Interests of Certain Persons in the Merger

   In connection with the Merger, certain officers and a director of Thermal will enter into certain relationships with Heat
Acquisition and Heat.

   Effective upon the consummation of the Merger, the Surviving Corporation will enter into employment agreements with David Rascoe, the current President and a director of the Company, and Todd Rascoe, a current Executive Vice President of the Company. Under his employment agreement, David Rascoe will be paid his current salary of $112,476 for fiscal year 1997, $150,000 for 1998, $160,000 for 1999, and $175,000 for the year 2000. Under his employment agreement, Todd Rascoe will be paid his current salary of $91,000 for fiscal year 1997, $112,500 for 1998,
$120,000 for 1999, and $131,250 for the year 2000.  Both
employment agreements will also provide for the payment of incentive compensation in the form of cash bonuses and the issuance of stock options. At a minimum, David and Todd Rascoe's first-year bonuses will be $74,500 and $71,500, respectively. In addition, the employment agreements provide that, at closing, David Rascoe and Todd Rascoe will purchase 25,000 and 12,500 shares, respectively, of the 1,000,000 shares of common stock authorized for issuance of Heat. David Rascoe and Todd Rascoe are both sons of Eric Rascoe, the Secretary and Treasurer of Thermal.

AGREEMENT AND PLAN OF MERGER

   All references to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A.

     The Merger Agreement

   General. The Merger Agreement provides that, subject to satisfaction of certain conditions described below, Heat Acquisition will be merged with and into Thermal. Thermal will be the Surviving Corporation in the Merger, and the Surviving Corporation will continue under the name "Thermal Industries, Inc." Following the Merger, the separate existence of Heat Acquisition will cease, and control of the Surviving Corporation will shift from the current owners of the Thermal Common Stock to Heat, which is the current owner of all of the outstanding Heat Acquisition common stock.

   The Merger Agreement provides that the Merger will become effective at the date and time of the filing of the articles of merger (the "Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania in the manner required by the BCL and at the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State in the manner required by the Delaware General Corporation Law ("DGCL") (the "Effective Time"). At the Effective Time, (i) each share of Thermal Common Stock issued and outstanding immediately prior to the Merger (except as described in (ii) below) shall be canceled and converted into the right to receive an amount equal to a cash payment of the Merger Consideration, without interest; (ii) each share of Thermal Common Stock the holders of which have dissented from the proposed Merger pursuant to Subchapter D of Chapter 15 of the BCL and as discussed below in this Proxy Statement shall be canceled and converted into the right to receive payment from the Surviving Corporation in accordance with such subchapter of the BCL; (iii) each share of Thermal Common Stock held in the treasury of Thermal shall be canceled; and (iv) each share of the Heat Acquisition Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   Determination of the Merger Consideration. The Merger Agreement provides that at the Effective Time, each share of the Thermal Common Stock as to which no effective notice of intention to dissent was filed (See "RIGHTS OF DISSENTING SHAREHOLDERS") will be converted into, and deemed for all corporate purposes to evidence, the right to receive an amount equal to the Merger Consideration in cash, without interest, upon surrender of the certificate formerly representing such Thermal Common Stock. The Merger Consideration is equal to an amount per share of Thermal Common Stock equal to: (i) $15.00, minus (ii) the quotient determined by dividing the amount by which the Closing Invoice Amount (as defined below) exceeds $275,000 by the number of Shares of Thermal Common Stock outstanding on a fully diluted basis as of the Effective Time. The Merger Agreement defines "Closing Invoice Amount" to mean the aggregate face amount of all invoices payable by the Company in connection with fees of legal counsel or investment bankers incurred in connection with the Merger Agreement and the Indemnity and Fee Agreement. The Principal Shareholders have agreed to pay the amount, if any, by which the Closing Invoice Amount exceeds $275,000 so that the Shareholders will receive a cash payment of $15.00 per share.

   Payment of Expenses. Thermal is responsible for the payment of certain costs (the "Transaction Costs") relating to the transaction, including the following: proxy solicitation fees, merger filing fees, investment banking fees, paying agent fees, attorneys fees, accounting fees, break-up fees due or paid to third parties and other fees resulting from the Merger and the winding up of the business of Thermal and its subsidiaries to be identified prior to the closing of the Merger. Thermal estimates that the aggregate amount of the Transaction Costs will be
approximately $325,000.   See "AGREEMENT AND PLAN OF MERGER - The
Merger Agreement; Determination of the Merger Consideration."

   Heat and Heat Acquisition will pay their own expenses in connection with the Merger.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of each of the parties thereto, including representations by Thermal as to the following: the organization; good standing; authority to carry on its business as it is now being conducted and authority to effect the Merger; the absence of certain material changes in Thermal's business; the compliance with and the absence of governmental action concerning environmental laws; the absence of certain litigation; no employee benefit plans require Thermal to pay benefits as a result of the Merger; the compliance with certain SEC filing requirements; good title to all personal property material to the operation of its business; the absence of labor disputes and unfair labor practices; and good and marketable title in fee simple to its real properties set forth on the disclosure statement attached to the Merger Agreement.

   Restrictions Prior to the Merger. The Merger Agreement provides that until the Effective Time, Thermal and its subsidiaries will not, without the prior written consent of Heat, or as otherwise provided in the Merger Agreement, engage in any practice, take any action, commit or enter into any transaction outside the ordinary course of business. The Merger Agreement also provides that prior to the Effective Time, Thermal will not, among other things, take any of the following actions: (i) authorize or effect any change in its articles of incorporation or bylaws; (ii) except for issuances of capital stock of the subsidiaries of Thermal to Thermal or a wholly-owned subsidiary or the exercise of existing options, grant, issue, redeem, sell or otherwise dispose of any security relating to the Thermal Common Stock or the Thermal Common Stock itself; (iii) declare, set aside or pay a dividend, other than between any of the Company and its wholly-owned subsidiaries; (iv) purchase or otherwise acquire any shares of its capital stock; (v) incur any indebtedness except in the ordinary course of business; (vi) cancel or forgive any indebtedness owed to Thermal; (vii) settle or compromise any suit or claim; (viii) change the existing employment terms of any of its directors, officers or employees;
(iv) purchase, sell, lease or otherwise acquire or dispose of any material asset; (x) settle or compromise any tax liability that is material to the Company; or (xi) solicit, initiate or encourage a proposal or offer concerning the acquisition of Thermal by another person.

   Effect of Termination. The Merger Agreement provides that in the event (i) on or before May 30, 1997, a third party becomes a beneficial owner of 50% or more of the outstanding voting securities of Thermal, including a transaction involving the Principal Shareholders, or (ii) the Merger is not consummated as a result of any of the following reasons: (A) Thermal's Board authorizes or recommends, or the Company enters into an agreement, agreement in principal or closes an Acquisition Transaction (defined below) with a third party (other than the Merger Agreement), (B) Thermal's Board fails to recommend or adversely changes its recommendation to Thermal's shareholders to approve the adoption of the Merger Agreement, (C) the Company or a Principal Shareholder fails to call the Special Shareholder's Meeting to consider the Merger Agreement, or (D) the Company's shareholders approve an Acquisition Transaction with a third party (other than the Merger), then Thermal will be obligated to pay to Heat a break-up fee in the amount of $5,000,000 plus an amount not to exceed $500,000 for reasonable out-of-pocket transaction expenses incurred by Heat and Heat Acquisition in connection with its efforts to negotiate and document the Merger Agreement and consummate the Merger. An Acquisition Transaction is any merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries.

   The Merger Agreement also provides that a $1,000,000 break-up fee will be paid by Thermal to Heat in the event the shares held or hereafter acquired by the Principal Shareholders are not voted in favor of the Merger at the Special Meeting and the break-up fee and expense reimbursement described immediately above is not owed by the Company to Heat.

   The Merger Agreement also provides that if Heat or Heat Acquisition breaches the Merger Agreement and Thermal is not in breach, Heat or Heat Acquisition shall reimburse Thermal for all Transaction Expenses incurred by Thermal up to an amount not to exceed $500,000. See "CERTAIN TRANSACTIONS WITH MANAGEMENT - Principal Shareholders Indemnity Agreement."

   Conditions to Consummation of the Merger. The obligations of Heat, Heat Acquisition and Thermal to effect the Merger are conditioned on the Merger Agreement receiving, at a shareholder meeting at which a quorum is present, the approval of a majority of the votes cast by all of the Shareholders entitled to vote thereon at the Special Meeting. See "THE SPECIAL MEETING - Record Date, Vote Required and Voting Rights."

   Heat's and Heat Acquisition's obligation to consummate the Merger is also conditioned on, among other things: (i) any waiting period applicable to the Merger under the HSR Act;
(ii) no governmental order shall be in effect or proceeding pending that would prevent consummation of the Merger; (iii) the accuracy in all material respects of the representations and warranties of Thermal at and as of the Merger closing date and Thermal's performance and compliance in all material respects of its covenants through the closing of the Merger; (iv) receiving from Thermal a certificate dated as of the Effective Time to which Thermal certifies that it has no reason to believe that the conditions referenced in (iii) have not been fulfilled; and (v) the holders of not more than ten percent (10%) of the outstanding Thermal Common Stock electing to assert dissenters' rights.

   Thermal's obligations to consummate the Merger are also conditioned on, among other things, (i) the accuracy in all material respects of the representations and warranties of Heat and Heat Acquisition at and as of the Merger closing date; (ii) Heat's and Heat Acquisition's performance and compliance in all material respects of their covenants through the Closing of the Merger; and (iii) entering into employment agreements with David and Todd Rascoe. See "THE MERGER - Interests of Certain Persons in the Merger."

   All of the conditions to closing contained in the Merger Agreement may be waived by the party to whose benefit they accrue, except the condition that the Merger Agreement receive, at a shareholder meeting at which a quorum is present, the approval of the majority of the votes cast by all of the Shareholders entitled to vote thereon at the Special Meeting.

   At the present time, none of Heat Acquisition, Heat or Thermal is aware of any state of facts or conditions that would prevent the consummation of the Merger.

   Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders of the Company, by: (i) the mutual written consent of the boards of directors (or duly authorized committees thereof) of Heat, Heat Acquisition, and the Company; (ii) any party if (a) the Company's Shareholders fail to approve the Merger Agreement at the Shareholders' Meeting, or (b) the Merger shall not have been consummated on or before May 30, 1997 (the "Deadline Date"), provided that if any condition to the Merger Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the Deadline Date shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed; (iii) the Company, in the event of a material breach by Heat or Heat Acquisition of any representation, warranty or agreement of Heat or Heat Acquisition contained in the Merger Agreement, in each case which has not been timely cured; (iv) the Company, if the Company receives a firm proposal with respect to an acquisition transaction by a third party which the Company's Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger; (v) Heat, in the event of a material breach by the Company of any representation, warranty or agreement of the Company contained in the Merger Agreement which has not been timely cured; or (vi) Heat, upon the occurrence of any event that would require the Company to pay the Termination Fee. See "AGREEMENT AND PLAN OF MERGER-The Merger Agreement; Effect of Termination."

   Nonsolicitation. The Merger Agreement provides that Thermal and its respective subsidiaries will not, directly or indirectly, authorize or permit any of its officers, directors, employees, representatives and agents to solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal, except to the extent Thermal's Board may provide such information as may be required by its fiduciary duties and Thermal is not prohibited from making public disclosures as required by law. The Merger Agreement provides that Thermal must promptly advise Heat in writing of any such inquiry or proposal.

   Dissenting Shares. Pursuant to the Merger Agreement, Dissenting Shares will not be converted at the Effective Time into the right to receive payment of the Merger Consideration from the Surviving Corporation with respect thereto, but will be entitled to payment of the "fair value" of their shares only in accordance with the provisions of Subchapter D of Chapter 15 of the BCL. A holder of Dissenting Shares will have only such rights and remedies with respect to such shares as are provided in the Merger Agreement and under Subchapter D of Chapter 15 of the BCL unless and until the holder of such shares withdraws his or her demand for or otherwise loses his or her right to the payment of fair value. If such holder properly withdraws his or her demand for or otherwise loses his or her right to the payment of fair value, then as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and each will be converted into and represent the right to receive the Merger Consideration. Thermal has agreed to give Heat notice of any written demands for or withdrawals of demands for the payment of fair value which it receives. It is a condition to Heat's and Heat Acquisition's obligation to consummate the Merger that holders of not more than 10% of the Thermal Common Stock exercise their statutory dissenters' rights; this condition may be waived by Heat and Heat Acquisition in Heat's and Heat Acquisition's sole discretion. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     Payment for Shares of the Thermal Common Stock

   Amount of Consideration. In connection with the closing of the Merger, Heat or Heat Acquisition is required to pay to the Paying Agent, in cash, an aggregate amount equal to $15.00 per share of Thermal Common Stock multiplied by the number of shares outstanding immediately prior to the Effective Time.

   Letter of Transmittal. After the Effective Time, each certificate formerly representing the Thermal Common Stock as to which an effective notice of intention to dissent was not filed (see "Rights of Dissenting Shareholders") will be deemed for all corporate purposes to evidence the right to receive the Merger Consideration in cash, without interest, but the holder thereof will not be entitled to receive such consideration until such certificate has been surrendered to the Paying Agent in accordance with the procedure specified in a letter of transmittal (the "Letter of Transmittal"). As promptly as practicable after the Effective Time, a Letter of Transmittal will be mailed or made available to each Shareholder who has not dissented to the Merger pursuant to Subchapter D of Chapter 15 of the BCL. The Letter of Transmittal will specify the procedure for surrendering the Thermal Common Stock certificates to the Paying Agent.

   Surrender of Certificate. Upon a shareholder's surrender to the Paying Agent of a Thermal Common Stock certificate (in accordance with the terms of delivery specified in the Letter of Transmittal), the Paying Agent will promptly deliver in exchange therefor checks representing cash payments in the amount per share equal to the Merger Consideration, without interest, multiplied by the number of shares of Thermal Common Stock represented by the properly surrendered certificate. If such payment is to be made to a person other than the person in whose name Thermal Common Stock is registered, then such Thermal Common Stock certificate must be endorsed appropriately.

   In the event a Shareholder of Thermal Common Stock does not surrender a certificate representing ownership of Thermal Common Stock within 180 days after the Effective Time, the Paying Agent shall return to the Surviving Corporation the Merger Consideration previously paid by Heat or Heat Acquisition with respect to such shares, and such Shareholder thereafter must look exclusively to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) for payment of the Merger Consideration, without interest or dividend, in exchange for the surrender of such certificates.

   Following the Merger, the Paying Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented Thermal Common Stock ("Certificates") a form of Letter of Transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Until so surrendered, each such Certificate shall represent solely the right to receive the aggregate Merger Consideration relating thereto. If the Merger Consideration is to be delivered to any person other than the person in whose name the Certificate formerly representing Thermal Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Thermal Common Stock shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

   Beneficial owners of Thermal Common Stock held of record by others should contact the record owners to provide appropriate instructions for completion of the Letter of Transmittal.

   Treatment of Stock Options. In connection with the Merger, holders of options for Thermal Common Stock (the "Optionees") will be given the opportunity to automatically receive an Option Price (defined below) for their outstanding vested and nonvested options in the event that the Merger is consummated. As a result of this opportunity, upon consummation of the Merger, the Optionees would automatically be entitled to an amount determined by multiplying the excess, if any, of the Merger Price over the applicable exercise price of such Option by the number of shares of Thermal Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to such time ("Option Price").

CERTAIN TRANSACTIONS WITH MANAGEMENT

   The Company is a party to a lease for 30,000 square feet of factory and warehouse space with Mr. David Weis and Mr. Eric Rascoe for the Company's main extrusion facility. The lease provides for an 18-year term beginning on September 1, 1984, at a base annual rental of $44,400, plus increases based upon the cost-of-living index. During the last fiscal year, the Company paid $54,600 pursuant to the terms of the lease. The terms of the lease provide for additional rental payments due to increased real estate taxes and insurance. The Company is also a party to a lease with Messrs. Weis and Rascoe for 38,000 square feet of warehouse and factory facilities. The lease provides for a 14-year term commencing on December 31, 1986, at a base annual rental of $60,000 for the first two years, with periodic increases to $78,000 annually for the last four years of the lease term. During the last fiscal year, $72,000 was paid by the Company pursuant to the terms of the lease. These amounts are exclusive of payments for taxes, insurance and other escalation clauses required under the lease agreement. In the opinion of management, the leases are on arm's-length terms that are as favorable to the Company as would be the case had Mr. Weis and Mr. Rascoe been unaffiliated third parties.

   During the past fiscal year, the Company has continued to retain Buchanan Ingersoll Professional Corporation to provide legal services to the Company. Mr. Carl A. Cohen, a director of Thermal, is a shareholder of Buchanan Ingersoll Professional Corporation. In the past Parker/Hunter has performed investment banking services for the Company. Parker/Hunter has not received investment banking fees from Thermal during the previous or current fiscal years. Mr. Timothy M. Slevin, a director of Thermal, is a Senior Vice President of Parker/Hunter Incorporated.

   Pursuant to the terms of the Merger Agreement, and upon consummation of the Merger, Thermal's existing indemnification obligation to each current and former director and officer of Thermal with respect to acts or omissions occurring prior to the consummation of the Merger will continue in full force and effect for a period of up to six years following the effective date of the Merger. Further, the Surviving Corporation shall cause to be maintained in effect for not less than three years from the effective date of the Merger the current policies of the directors' and officers' liability insurance maintained by the Company.

     Principal Shareholders Indemnity Agreement

     Each of David H. Weis, Chairman and CEO of Thermal, and Eric Rascoe, Secretary and Treasurer of Thermal, as a condition to closing, have executed an Indemnity and Fee Agreement (the
"Indemnity Agreement") in favor of Heat. Under the Indemnity Agreement, Messrs. Weis and Rascoe are to deposit a total of $1 million into an escrow account to be used to satisfy certain of the Company's obligations to Heat for certain breaches of representations and warranties contained in the Merger Agreement, and for certain potential Thermal liability under certain pending litigation. Presently, Thermal believes that the pending litigation is without merit and is de minimus. The Indemnity Agreement also contains certain non-competition and confidentiality provisions which will bind Messrs. Rascoe and Weis.

   If during the nine-month period following a termination of the Merger Agreement, the result of which is that the Company is obligated to pay to Heat the Break-Up Fee described in "AGREEMENT AND PLAN OF MERGER - The Merger Agreement; Effect of Termination," the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement to consummate or closes, an Acquisition Transaction (other than the Merger), then the Principal Shareholders shall pay to Heat a fee equal to
(i) the difference between the price per Share paid in connection with the closing of such Acquisition Transaction and $15.00, multiplied by (ii) the number of Shares owned by the Principal Shareholders immediately prior to such closing (the "Special Indemnity Fee").

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   Set forth below is a description of certain federal income tax aspects of the Merger to the holders of shares of the Thermal Common Stock surrendered in the Merger under current law and regulations. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"). Thermal will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transaction contemplated hereby.

   The receipt of cash for shares of Thermal Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a Shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for his, her or their shares of Thermal Common Stock and his, her or their adjusted tax basis in such shares. Assuming that the shares of Thermal Common Stock constitute a capital asset in the hands of the Shareholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares were held for more than one year. Under present law, long-term capital gains recognized by an individual Shareholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate Shareholder will be taxed at a minimum Federal marginal tax rate of 35%.

   Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Paying Agent will be required to withhold, and will withhold, 31 percent of the gross Merger Consideration otherwise payable to a Shareholder (or his designee) pursuant to the Merger unless the Shareholder provides his taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each Shareholder will be requested to complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Heat and the Paying Agent.

   The foregoing discussion may not be applicable to certain types of Shareholders, including Shareholders who acquired shares of Thermal Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, or foreign corporations.

   The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

RIGHTS OF DISSENTING SHAREHOLDERS

   All references in Subchapter D of Chapter 15 of the BCL and in this summary to a shareholder are to the record holder of shares of Thermal Common Stock as to which dissenters' rights are asserted. The following is a summary of the provisions of Subchapter D of Chapter 15 of the BCL, but it is not intended to be a complete statement of such and is qualified in its entirety by reference thereto, the full text of which is attached hereto on Appendix B.

     General

   Under Pennsylvania Law, the Shareholders may object to the Merger and elect to exercise dissenters' rights pursuant to Subchapter D of Chapter 15 of the BCL, and in such case the Shareholders of Thermal who follow the procedures in Subchapter D of Chapter 15 of the BCL will be entitled to receive payment of the "fair value" of their shares of Thermal Common Stock, as defined in Subchapter D of Chapter 15 of the BCL. Pursuant to the BCL, the "fair value" of Thermal Common Stock is the value thereof immediately before the consummation of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

     Filing of Notice of Intention to Demand Fair Value

   Prior to the Shareholder vote on the Merger Agreement, any Shareholder who wishes to dissent and obtain payment of the fair value of his shares must file with Thermal a written notice of his intention to demand that he be paid the fair value of his shares of Thermal Common Stock if the proposed Merger is consummated. Such written notice should be sent to the Secretary of Thermal at the address of Thermal set forth on the first page of this Proxy Statement. In addition, any Shareholder who wishes to dissent must effect no change in the beneficial ownership of his shares of Thermal Common Stock from the date of the filing of his written notice continuously through the Effective Date of the Merger, and he must refrain from voting his shares of Thermal Common Stock in approval of the Merger Agreement. A dissenter who fails to comply with any of the foregoing requirements shall not acquire any right to payment of the fair value of his shares of Thermal Common Stock.

   Please note that a written notice of an intention to dissent must be filed in addition to and separate from any proxy or vote against or abstaining from voting for the Merger Agreement. Stated another way, neither a vote against the Merger Agreement (or a proxy directing such) nor an abstention from the vote concerning the Merger Agreement (or a proxy directing such) will satisfy the requirement that a written notice of intention to dissent be delivered to Thermal before the vote upon the Agreement and Merger Agreement. Please also note that because a proxy left blank will, unless revoked, be voted "FOR" adoption of the Merger Agreement, a Shareholder electing to exercise dissenters' rights who votes by proxy must not leave the proxy blank, but must: (i) vote "AGAINST" adoption of the Merger Agreement, or (ii) "ABSTAIN" from voting for or against adoption of the Merger Agreement.

     Record and Beneficial Owners

   A record holder of Thermal Common Stock may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same Class or Series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders. A beneficial owner of shares of Thermal Common Stock who is not the record holder may assert dissenters' rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder if he submits to Thermal the written consent of the record holder not later than the time of assertion of dissenters' rights. A beneficial owner may not dissent with respect to some, but less than all, shares of Thermal Common Stock of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

     Notice to Demand Payment

   If the Merger Agreement is approved by the majority of the votes cast at the Special Meeting, the Surviving Corporation shall mail a further notice to all dissenters who gave due notice of their intention to demand payment of the fair value of their shares of Thermal Common Stock and who refrained from voting in favor of the Agreement and Merger Agreement. The notice will state where and when a demand for payment must be sent and certificates for shares must be deposited in order to obtain payment. Accompanying this notice will be a form for demanding payment that will include a request for certification of the date on which the Shareholder, or the person on whose behalf the Shareholder dissents, acquired beneficial ownership of the shares and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand and deposit of certificates shall not be less than thirty days from the mailing of the notice. A Shareholder who fails to timely demand payment, or fails to timely deposit certificates, as required by the notice to demand payment sent by the Surviving Corporation to such Shareholders, shall not have any right to receive payment of the fair value of his shares of Thermal Common Stock.

     Restrictions

   The dissenter shall retain all other rights of a Shareholder until those rights are modified by the proposed Merger. Within sixty days after the date set for demanding payment and depositing certificates, if the Merger has not been effectuated, Thermal shall return any certificates that have been deposited. However, Thermal may at any later time send a new notice regarding demand for payment and deposit of certificates with like effect.

     Payment of Fair Value

   Promptly after the Effective Time or upon timely receipt of demand for payment, if the Merger has been effectuated, the Surviving Corporation shall either remit to dissenters who have made demand and have deposited their certificates the amount that the Surviving Corporation estimates to be the fair value of the shares, or give written notice that no remittance will be made.

     Failure to Make Payment

   If the Surviving Corporation does not remit the amount of its estimate of the fair value of the shares, it shall return any certificates that have been deposited. The Surviving Corporation may make a notation on any such certificate that such demand has been made.

     Estimate by Dissenter of Fair Value

   If the Surviving Corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the Surviving Corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency. In the event that the Surviving Corporation has remitted payment of its estimated value of a dissenter's shares, and the dissenter does not file his own estimate within thirty days after the mailing by the Surviving Corporation of its remittance, the dissenter shall be entitled to no more than the amount remitted to him by the Surviving Corporation.

     Valuation Proceedings

   Within sixty days after the latest of: (i) the Effective Time;
(ii) timely receipt of any demands for payment; or (iii) timely receipt of any Shareholder estimates of fair value, if any demand for payment remains unsettled, the Surviving Corporation may file in court an application for relief requesting that the fair value of the shares be determined by the Court of Common Pleas of Allegheny County. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceedings as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a non-resident, the copy must be served on him in the manner provided or prescribed or pursuant to 42 Pa. C.S. Ch.
53. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest. Interest shall be payable from the Effective Date until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the Surviving Corporation on its principal bank loans. If the Surviving Corporation fails to file an application within the applicable sixty-day period, any dissenter who made a demand and who has not already settled his claim against the Surviving Corporation may do so in the name of the Surviving Corporation at any time within thirty days after the expiration of the sixty-day period. If a dissenter does not file an application within the thirty-day period, each dissenter entitled to file an application shall be paid the estimate by the Surviving Corporation of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     Costs and Expenses of Valuation Proceedings

   The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of the appraiser (if appointed by the court), shall be determined by the court and assessed against the Surviving Corporation, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court funds to be dilatory, obdurate, arbitrary, vexations or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the Surviving Corporation and in favor of any or all dissenters if the Surviving Corporation failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the BCL and may be assessed against either the Surviving Corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D of Chapter 15 of the BCL. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the Surviving Corporation, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     Withdrawal or Loss of Dissenters' Rights

   If any Shareholder who demands payment for the Thermal Common Stock under Subchapter D of Chapter 15 of the BCL effectively withdraws or loses his or her right to dissent at any time, all of such holder's Thermal Common Stock will be converted into the right to receive the Merger Consideration. Failure to follow all of the steps required by Subchapter D of Chapter 15 of the BCL for perfecting dissenters' rights may result is the loss of such rights. Thermal's approval or consent is not necessary for any Shareholder, who previously demanded payment for the Thermal Common Stock under Subchapter D of Chapter 15 of the BCL, to withdraw such dissent.

THERMAL COMMON STOCK

     Description

   The holders of the Thermal Common Stock are entitled to one vote per share on all matters voted on by the Shareholders, including the election of directors. Holders of Thermal Common Stock do not have pre-emptive or preferential rights to receive, purchase or subscribe for any securities of Thermal. Each share of Thermal Common Stock is entitled to participate equally in dividends as declared by the Board.

     Market Prices

   Thermal Common Stock is traded on the over-the-counter market under the symbol "THMP." On the Record Date, Thermal had 212 shareholders of record. The market for the Thermal Common Stock is relatively thin. For example, during each of the calendar quarters ended December 31, 1996, September 30, 1996, June 30, 1996 and March 31, 1996, the total volume of shares of the Thermal Common Stock traded was 137,727, 76,482, 40,759 and 146,789, respectively.

   High and low stock bid quotations, as reported by the National Association of Securities Dealers (the "NASD") through the NASD Over-the-Counter Bulletin Board for each calendar quarter of the fiscal years ended June 30, 1995 and June 30, 1996 and the first and second calendar quarters of fiscal year 1997 are presented below. The high and low stock bid quotations set forth below reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                            Fiscal 1995
          Quarter          Low           High
          9/30/94           $7 1/4       $7 3/4
          12/31/94           8 3/4         9 1/4
          3/31/95            9             9 3/4
          6/30/95            9 1/2         9 1/2

                            Fiscal 1996
          Quarter             Low           High
          9/30/95            $9 1/2       $ 9 1/2
          12/31/95            9             9 1/2
          3/31/96             8             9 1/2
          6/30/96             8 1/4         9 1/2


                            Fiscal 1997
          Quarter          Low           High
          9/30/96          $8 3/8         $ 9 7/8
          12/31/96          8 7/8          12 1/2


   Dividends paid per share during the current fiscal year ending
June 30, 1997 and the fiscal year ended June 30, 1996 were as follows:


                         Dividend    Total
          Date Paid      Per Share   Amount Paid Frequency
          January 1996   $0.10       $194,720    Special
                                                 Dividend
          Fiscal Year    $0.06       $115,727    Dividend
          Ended June 30,
          1995

Thermal is not in arrears as to the payment of any dividends and is not in default as to the payment of principal or interest as to any of its securities.

   On January 6, 1997, the last trading day prior to public announcement of Thermal's execution of the Merger Agreement with Heat and Heat Acquisition, the closing bid price of Thermal Common Stock was $______. See "THE MERGER_Background of the Merger." On _________________, the date of the latest bid price available prior to the mailing of this Proxy Statement, the closing bid price was $_______.

               SECURITY OWNERSHIP OF CERTAIN
              BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of June 30, 1996 (unless otherwise indicated) regarding the stock ownership of (i) each person known to the Company to beneficially own more than five percent of its Common Stock, (ii) each of the Company's directors (and nominees), (iii) by the named executive officers, and (iv) the Company's executive officers and directors as a group. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.

       Name of Beneficial Owner    Beneficial    Percentage
                                   Ownership(1)
       David H. Weis               1,133,500(2)     57.9
       301 Brushton Avenue
       Pittsburgh, PA 15221

       Quest Advisory Corporation    144,686(3)      7.3
       1414 Avenue of the Americas
       New York, NY  10019

       Eric Rascoe                   129,000(2)      6.6
       301 Brushton Avenue
       Pittsburgh, PA 15221

       Thomas Andres                  38,000         1.9

       Carl A. Cohen                  12,000         (4)

       Arthur Poland                  47,000(5)      2.4

       David Rascoe                   38,000         1.9

       Timothy M. Slevin              10,000         (4)


       Directors and Executive     1,407,500        65.1
       Officers as a Group (7
       persons)
_________________________
1.The amounts shown include shares covered by options granted by the Company in the following amounts: (Andres - 1,000 shares; Poland - 1,000 shares; David Rascoe -1,000 shares; Cohen - 10,000 shares; Slevin - 10,000 shares). Mr. Weis' shares include 120,000 shares with respect to which he has granted options to purchase to Arthur Poland (35,000 shares), Thomas Andres (35,000 shares), David Rascoe (35,000 shares) and one other employee (15,000 shares). The amounts shown for Messrs. Poland, Andres and David Rascoe include the shares covered by the options granted by Mr. Weis.

2.These parties may be deemed to have beneficial ownership of more than 5% of the outstanding class or series of voting stock of the Company based upon information furnished to the Company and based upon the 1,958,512 shares of Common Stock that were outstanding on October 9, 1996. The business address of Messrs. Weis and E. Rascoe is 301 Brushton Avenue, Pittsburgh, PA 15221.

3.Quest Advisory Corp. ("Quest") and Charles M. Royce have elected to file as a group pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934. Charles M. Royce may be deemed to be a controlling person of Quest and as such may be deemed to beneficially own the shares of Common Stock of the Company. Mr. Royce does not own any shares outside of Quest, and disclaims beneficial ownership of the shares held by Quest. This information is solely based on the Schedule 13G dated as of February 10, 1997, filed with the Securities and Exchange Commission by Quest.

4.The named individual's share ownership represents less than 1.0% of all outstanding Company shares.

5.All shares owned jointly with wife.


CERTAIN INFORMATION CONCERNING THERMAL

     Business

   General. Thermal was incorporated in Pennsylvania in 1964 as Modern White Manufacturing Co. In February 1968, Modern White Manufacturing Co. changed its name to Thermal Industries, Inc. and has since that time been primarily been engaged in the manufacture and distribution of vinyl-framed, made-to-order windows. These windows include double and triple-paned replacement windows in a variety of styles, bow or bay window units, and garden units. Thermal has also developed and currently markets a line of replacement sliding doors and patio enclosure systems. Vinylium Corporation, a wholly-owned subsidiary of Thermal, develops rigid and dual-durometer PVC profile extrusions which are used solely in Thermal's manufacturing operations. Thermal is also marketing a line of vinyl planking and railing extrusions for use in porch decks and boat docks.

   The complete mailing address of the principal executive office of Thermal is 301 Brushton Avenue, Pittsburgh, Pennsylvania
15221, and its telephone number at such address is (412) 244-
6400.

   Distribution. Thermal's windows are primarily sold to remodeling or home-improvement contractors for use in residential retrofit remodeling. These contractors are contacted by 51 sales employees working out of Thermal's headquarters in Pittsburgh, Pennsylvania and 19 warehouse-sales offices located primarily within the northeast quarter of the United States. Deck and dock products are sold across the continental United States by existing Thermal sales people and by three manufacturers' representatives. Thermal also has several distributors in the north-central states and a commercial sales department for direct sales to rental or commercial property owners. All manufacturing is done at the Murrysville, Pennsylvania factory and finished windows are shipped to Thermal warehouses and to distributors in Company-owned or leased trucks and by commercial carrier. There are no sales outside the United States.

   Competition. Competition in the window industry is intense, and Thermal has numerous competitors who make vinyl and/or aluminum replacement windows. Some competitors are substantially larger than Thermal and some offer broad building-product lines, besides windows. Thermal generally does not compete with prime window manufacturers, who sell primarily to the new construction market. Thermal has a large customer base and no single customer or group of related customers accounts for as much as five per cent of sales. Price, quality, service and delivery are the chief competitive factors involved in this industry. Thermal believes that it competes effectively in all four areas.

   The raw materials and fabricated parts required for its manufacturing operations are purchased by Thermal under contract or in the open market. Generally, such materials are available from a number of sources and supplies have been adequate. Electricity is used in all manufacturing operations and it also is in adequate supply.

   Properties. Thermal's operations are performed at the locations indicated below.
                                                       Lease
Location            Use               Space            Expires
301 Brushton Avenue Warehouse and     30,000 sq. ft.   8/31/2002
Pittsburgh, PA         Factory           leased
300 N. Braddock     Warehouse,        38,000 sq. ft.   8/31/2002
Avenue                Offices and        leased
Pittsburgh, PA        Factory
3700 Haney Drive    Warehouse and     165,000 sq. ft.
Murrysville, PA       Factory           purchased
                                        9/13/89
400 N. Lexington    Warehouse and     33,788 sq. ft.   12/31/2000
Avenue                Factory           leased
Pittsburgh, PA

   Thermal also owns or leases space in 19 cities for sales and warehouse facilities.

   Directors and Executive Officers. The information below sets forth the name, age and positions and offices with Thermal of each of its directors and executive officers. Each individual listed below is a United States citizen.

Name                     Age Positions

David H. Weis            65  Chairman of the Board and Chief
                             Executive Officer

David Rascoe             36  President and Director

Eric Rascoe              65  Secretary-Treasurer and Director

Arthur Poland            52  Vice President

Todd Rascoe              35  Executive Vice President

Carl A. Cohen            43  Director

Timothy Slevin           36  Director

Thomas Andres            58  Vice President of Manufacturing

SELECTED HISTORICAL FINANCIAL DATA OF THERMAL

   The following table summarizes certain financial information relating to Thermal and should be read in conjunction with Thermal's financial statements included elsewhere herein. See
"INDEX TO FINANCIAL STATEMENTS."

                          Six Months
                       Ended December 31,                             Year ended June 30,
                       1996         1995         1996         1995         1994         1993         1992

Consolidated
Statement
of Income
Data:
Sales               $26,248,760  $22,146,797  $41,357,061  $38,071,578  $32,941,750  $29,512,440  $28,560,473
Income before Taxes $ 4,101,160  $ 3,037,021  $ 3,187,568  $ 3,342,152  $ 2,873,014  $ 2,139,076  $ 2,657,642

Net Income          $ 2,475,960  $ 1,838,921  $ 1,980,281  $ 2,050,393  $ 1,755,728  $ 1,240,104  $ 1,575,326
Per Share of
Common Stock:             $1.26        $0.94        $1.01        $1.05        $0.90        $0.64        $0.81

Book Value
per share:                $9.64        $8.81        $7.85        $6.99        $6.39       $10.96        $9.70

Dividends per                $0           $0        $0.06        $0.04        $0.04        $0.04        $0.10
share:


                         At December 31,                                 At June 30,
                         1996          1995         1996         1995        1994         1993         1992
Consolidated
Balance
Sheet Data:
Total Assets          $26,559,319  $23,226,679  $23,963,867  $21,671,631  $20,099,862  $17,923,199  $16,976,486
Total Liabilities     $ 5,066,364  $ 4,363,745  $ 4,958,372  $ 4,470,847  $ 4,856,519  $ 4,361,181  $ 4,580,697
Shareholders' Equity  $21,492,955  $18,862,934  $19,005,495  $17,200,784  $15,243,343  $13,562,018  $12,395,786


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THERMAL

   The following discussion relates to the historical financial condition and result of operations of Thermal for the six months ended December 31, 1996 compared with the six months ended
December 31, 1995, fiscal year ended June, 1996 (the "Fiscal
Year" or "Fiscal 1996"), compared with the fiscal year ended June
30, 1995, ("Fiscal 1995") and Fiscal 1995 compared with the fiscal year ended June 30, 1994, ("Fiscal 1994").

     Six Months Ended December 31, 1996 Compared With Six Months
Ended December 31, 1995

    Sales for the current year's first six months were $26.2
million, an 18.5% increase over last year's volume of $22.1 million for the same period. Unit sales rose 13.8% over last year's similar six month period.

   Manufacturing costs decreased from 58.4% to 57.1% of sales for the corresponding six month periods. Material costs decreased from 28.3% to 27.9% of sales. Manufacturing labor also decreased from 18.2% to 17.3% of sales, while overhead costs as a percentage of sales remained the same.

   Selling and administrative expenses rose approximately $1 million, but as a percentage of sales decreased from 28.9% to 28.2%. Payroll and related costs (payroll taxes and insurance) increased approximately $480,000 but decreased as a percentage of sales from 16.8% to 16.0%. Dealer promotion costs increased approximately $330,000 and as a percentage of sales increased from 1% to 2.1%.

   Investment income increased approximately 8% over last year's corresponding period.

   Net income after taxes for the first six months of fiscal 1997 was $2.5 million or 9.4% of sales compared to $1.8 million or 8.3% of sales for the previous year's six month period.

   Thermal normally operates at a lost in the third quarter of its fiscal year due to the seasonal nature of the business. The
Company does not expect a departure from this cyclical loss.

   Liquidity and Capital Resources. Net cash flow showed approximately a $3 million increase for the first six months of fiscal 1997. Cash provided by operating activities was due primarily to a positive cash flow generated from earnings, decreases in current accounts receivable and inventories and increases in accounts payable, all of which were partially offset by increases in prepaid expenses and miscellaneous receivables.

   Investing activities used cash in the amount of $848,746 primarily from capital expenditures and an increase in long term trade accounts receivable of $239,920. Capital expenditures for the current six months were $374,673 compared to $622,509 for the last year's six month period. Total expenditures for equipment are expected to be approximately $2 million for fiscal 1997.

   The Company believes that the cash flows provided from operating and investing activities will be sufficient to meet all of its anticipated fiscal 1997 needs for capital expenditures, debt retirement and operating activities.

     Year Ended June 30, 1996 Compared With Year Ended June 30,
1995

   Net sales for fiscal 1996 were $41.4 million, up approximately
8.6% over 1995 sales of $38 million. The primary sources for the increase were a $2 million increase in sales of windows and doors and $1 million in sales of vinyl porch deck and boat dock materials.

   Sales in the final quarter of the current year were $12.3 million, compared to $10.2 million for last year's fourth quarter. The Company anticipates a substantial increase in sales for the first quarter of fiscal 1997 over last year's first-quarter volume of $10.5 million. Incoming orders for July and August of fiscal 1997 are 16% higher than those of last year.

   Manufacturing costs as a percentage of sales, 58.2%, were identical for both fiscal years. Material costs decreased from 28% of sales in fiscal 1995 to 26.8% of sales for fiscal 1996.
Manufacturing labor as a percentage of sales rose slightly from 18.1% to 18.5% for the current year.

   Overhead costs increased from 12.1% of sales in fiscal 1995 to 12.9% of sales in fiscal 1996. Production-line costs decreased slightly from 5.1% of sales to 4.8% and factory depreciation rose from 2.2% to 3.3% of sales for the comparative years.

   Selling and administrative expenses increased $1.5 million to $14.4 million from $12.9 million and increased as a percentage of sales to 34.9% from 34% a year ago. Payroll and payroll taxes increased from $6.3 million to $6.7 million, but as a percentage of sales, decreased from 16.4% to 16.2%. Sales and marketing payroll increased approximately $360,000 due to introduction of new products, mainly vinyl decks and docks, on a nationwide basis.

   Profit-sharing expenses increased approximately $175,000 as the result of an increase in qualified participants as well as the Company's matching contributions to the newly implemented
401(k) plan.

   Insurance costs rose from $1.2 million to $1.4 million primarily due to increased sales and payroll. Rent and utilities increase approximately $205,000 due to additional space for warehousing, fabrication and distribution.

   Investment income, comprised of interest, dividends and gains or losses from the sales of marketable securities, was $414,233 and $451,751, respectively, for the comparative fiscal years.

   The Company's effective tax rate for fiscal 1996 was 37.9% compared to 38.7% for the prior fiscal year, due primarily to reductions in state income taxes resulting from favorable rates and allocations in various states. Temporary differences which require a deferred tax calculation are immaterial.

   Net earnings for fiscal 1996 were $1.98 million or $1.01 per share, compared to $2.05 million or $1.05 per share for fiscal
1995.

   The Company has introduced new products into the market during the last five years, such as patio enclosures, solid vinyl windows with natural wood interior facing, vinyl porch decks and boat docks. This has resulted in an increase in volume, as well as increased selling and administrative expenses and capital expenditures. The Company's operating results and capital spending may be subject to considerable fluctuations due to volume, product mix and general economic conditions.

     Year Ended June 30, 1995 Compared With Year Ended June 30,
1994

   Net sales for fiscal 1995 were $38 million, up approximately
$15.6% over 1994 sales of $32.9 million. Unit sales increased approximately 6.2% over the previous year, and there was a 4% price increase in October 1994.

   Sales in the final quarter of 1995 were $10.2 million, compared to $9.3 million for fourth quarter sales. The Company anticipated a minimal increase in sales for the first quarter of fiscal 1995 over 1994's first-quarter volume of $10.5 million.
Incoming orders for July and August 1995 were approximately equal to those of 1994.

   Manufacturing costs as a percentage of sales were 58.2% for fiscal 1995, compared to 55.2% for fiscal 1994. Material costs increased slightly from 27.4% of sales in fiscal 1994 to 28.0% of sales in fiscal 1995. Manufacturing labor as a percentage of sales rose from 17.8% to 18.1% for 1995.

   Overhead costs increased from 10% of sales in fiscal 1994 to 12.1% of sales in fiscal 1995. Production-line costs rose from 4.1% of sales to 5.1% of sales, and factory depreciation increased from 1.3% of sales to 2.2% of sales for the comparative years.

   Selling and administrative expenses increased $895,000 to $12.9 million from $12 million, but decreased as a percentage of sales to 34% from 36.6% in 1994. Payroll and payroll taxes increased from $5.8 million to $6.3 million, but as a percentage of sales, decreased from 17.6% to 16.4%. Primarily as the result of a self-insured workmen's compensation plan, total insurance costs decreased approximately $97,000.

   Advertising and dealer promotion costs increased approximately
$151,000, which helped fuel sales volume and profit growth.

   Bad debt expense of $108,343 increased approximately $176,000 as the result of a negative bad debt amount of $67,334 in the previous year stemming from an adjustment in charge-offs in fiscal 1993. Without this adjustment, bad debt expense for fiscal 1994 would have been $83,000.

   Investment income, comprised of interest, dividends and gains or losses from the sale of marketable securities, was $451,751 and $297,266, respectively, for the comparative fiscal years.
Interest from municipal bonds increased approximately $122,000 over 1994.

   The Company's effective tax rate for fiscal 1995 was 38.7%, compared to 38.9% for the prior fiscal year, due primarily to non-taxable municipal bond interest. Temporary differences which require a deferred tax calculation are immaterial.

   Net earnings for fiscal 1995 were $2.1 million, or $1.05 per share compared to $1.8 million or $.90 per share for fiscal 1994.

   Liquidity and Capital Resources. This discussion and analysis of the Company's liquidity and capital resources should be read together with the consolidated balance sheets and statements of cash flows.

   During 1995, cash and cash equivalents increased from $1.9 million to $2.1 million. Net cash from operating activities increased from $2.2 million to $2.3 million. The primary factors contributing to this increase were increases in depreciation and accounts payable offset by increases to accounts receivable and inventories.

   During fiscal 1996, the Company used $1.7 million for investing activities. Investments in property, plant and equipment approximated $2 million, compared to $2.6 million in the previous year.

   The Company continues its modernization and upgrading of production equipment. New computerized manufacturing systems have been installed to improve the manufacturing process. With the introduction of new products into the market, new extrusion equipment in the vinyl production department for porch decks and boat decks will be needed.

   The company expects to continue its equipment modernization program and is currently planning expansion of its Murrysville plant for anticipated increase in volume.

   Investing activities also include a net increase from the sale of temporary investments over the purchase of securities netting
$350,902. Temporary investments consist mostly of short-term municipal bonds, some of which were used to collaterlize self-funding of workmen's compensation insurance as required by the Pennsylvania insurance department.

   Financing activities produced a net decrease in cash of $346,000. This resulted from reduction in notes payable of $170,000 plus cash dividends paid out in the amount of $195,000 offset by proceeds of $19,000 from the sale of treasury stock for stock options exercised by employees.

   The Company's current ratio (comparison of current assets with current liabilities) was 5.9 at June 30, 1996, compared to 6.8 at June 30, 1995. Shareholders' equity totaled $19 million or $9.70 per share at June 30, 1996, compared to $17.2 million or $8.81 per share at June 30, 1995.

   The Company's financial position continues to remain strong, enabling it to meet cash requirements for operations, capital expansion programs and dividends to shareholders.

CERTAIN INFORMATION CONCERNING HEAT AND HEAT ACQUISITION

   Heat Acquisition is a wholly-owned subsidiary of Heat, which is wholly-owned by HIG. Heat was formed for the purpose of consummating the Merger and is not engaged in any other business activities. Heat is a wholly-owned subsidiary of HIG. Heat's address is 1001 S. Bayshore Drive, Suite 2708, Miami, Florida
33131.

INDEPENDENT PUBLIC ACCOUNTANTS

   Thermal's independent public accountant, Arthur Andersen LLP, or their representative (the "Accountant"), is not expected to be present at the Special Meeting. The Accountant has been Thermal's independent accountant since January 1997.

SECURITY HOLDER PROPOSALS

   Security holders who intend to submit a proposal for presentation and consideration at the next annual meeting of the Shareholders of Thermal and who would like to have such proposal included in Thermal's proxy statement and form of proxy relating to that meeting must ensure the receipt of such at the principal executive offices of Thermal no later than June 18, 1997.
However, if the Merger Agreement is approved by the Shareholders and the Merger is consummated, then the Shareholders will no longer be the owners of Thermal and will not be entitled to submit such a proposal for presentation and consideration at the next annual shareholders meeting.

   March 17, 1997

                        INDEX TO FINANCIAL STATEMENTS

   THERMAL INDUSTRIES, INC.

   Report of Independent Accountant.....................................   F-2

   Balance Sheets as of June 30, 1996 and 1995..........................   F-3

   Statements of Income for the years ended June 30, 1996,
      1995 and 1994.....................................................   F-5

   Statements of Changes in Shareholders' Equity for the years
     ended June 30, 1996, 1995 and 1994.................................   F-6

   Statements of Cash Flows for the years ended June 30, 1996,
     1995 and 1994......................................................   F-7

   Notes to Financial Statements........................................   F-8

   Unaudited Condensed Consolidated Balance Sheets -
     December 31, 1996 and June 30, 1996................................   F-14

   Unaudited Condensed Consolidated Statements of Income -
     Three Months Ended December 31, 1996 and 1995......................   F-16

   Unaudited Condensed Consolidated Statements of Cash Flows -
     Three Months Ended December 31, 1996 and 1995......................   F-17

   Notes to Unaudited Condensed Consolidated Financial Statements.......   F-18


   REPORT OF INDEPENDENT ACCOUNTANT

   Board of Directors and Shareholders
   Thermal Industries, Inc.
   301 Brushton Avenue
   Pittsburgh, PA  15221

   I have audited the accompanying consolidated balance sheets of Thermal
   Industries, Inc., and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended June
   30, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

   I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financialstatements are free of material misstatement. An audit includes examining, on atest basis, evidence supporting the amounts and disclosures in the financial statements.

   An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

   In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermal Industries, Inc., and subsidiaries at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996,in conformity with generally accepted accounting principles.

                                                   /s/ Sydney Heisler
                                                   Sydney Heisler
                                                   Certified Public Accountant
   Pittsburgh, Pennsylvania
   August 30, 1996



                                      F-2




   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS
   JUNE 30, 1996 AND 1995


                         ASSETS


                                                        1996         1995

   CURRENT ASSETS
       Cash and cash equivalents                     $2,083,260  $ 1,873,405
       Temporary investments (Note 2) - cost
         approximates market value                    5,153,783    5,489,920
       Accounts receivable - trade (net of
          allowances for doubtful accounts at
          June 30, 1996 - $172,631; 1995 - $117,202)  4,252,434     3,167,191
       Inventories (Notes 2 and 6)                    5,083,556     4,451,615
       Prepaid expenses                                 333,791       132,481
       Prepaid taxes                                     64,955
       Other receivables - Officers and employees        59,357        55,787
     TOTAL CURRENT ASSETS                            17,031,136    15,170,399


   PROPERTY AND EQUIPMENT (Note 2)
       Land                                             334,403       334,403
       Buildings                                      2,488,276     2,484,440
       Machinery, equipment and autos                10,596,471     8,731,205
       Leasehold improvements                           459,594       416,045
                                                     13,878,744    11,966,093
       Less accumulated depreciation                  7,891,308     6,319,405
     NET PROPERTY AND EQUIPMENT                       5,987,436     5,646,688



   OTHER ASSETS
       Accounts receivable - long term (Note 4)         862,931       762,297
       Loan acquisition fees, net of amortization
     at June 30, 1996 - $65,356; 1995 - $55,472          82,364        92,247
     TOTAL OTHER ASSETS                                 945,295       854,544

          TOTAL ASSETS                              $23,963,867   $21,671,631

   See notes to consolidated financial statements.

                                        F-3


   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS
   JUNE 30, 1996 AND 1995


   LIABILITIES AND SHAREHOLDERS' EQUITY                  1996          1995
   CURRENT LIABILITIES
       Current portion of long term debt (Note 3)      $172,452      $170,313
       Accounts payable - trade                         993,344       365,603
       Accrued payroll and commissions                  567,236       659,366
       Accrued profit sharing contributions (Note 5)    614,800       443,060
       Accrued and withheld payroll and sales taxes     260,844       275,505
       Customer's deposits (Note 2)                     285,222       275,364
       Corporate taxes payable                                         40,579
       Other current liabilities                          4,757         8,888
     TOTAL CURRENT LIABILITIES                        2,898,655     2,238,678


   LONG TERM DEBT (Note 3)                            2,059,717     2,232,169

   CONTINGENT LIABILITIES (Note 12)

   SHAREHOLDERS' EQUITY
       Common stock - authorized 5,000,000 shares
         at $.01 par value; issued 2,011,088 shares      41,205        41,205
       Capital paid in excess of par value              420,509       403,691
       Retained earnings                             18,566,747    16,781,186
       Treasury stock - (at cost) 1996 - 52,576 shares;
                1995 - 57,876 shares                    (22,966)      (25,298)
     TOTAL SHAREHOLDERS' EQUITY                      19,005,495    17,200,784

     TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY                      $23,963,867   $21,671,631

   See notes to consolidated financial statements.

                                      F-4

   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF INCOME
   FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994


                                        1996            1995            1994

   Sales                             $41,357,061     $38,071,578   $32,941,750

   Operating costs and expenses
       Manufacturing costs of
        products sold                 24,065,752      22,141,792    18,193,860
       Selling and administrative
        expenses                      14,440,799      12,933,640    12,041,091
                                      38,506,551      35,075,432    30,234,951

        Income from operations         2,850,510       2,996,146     2,706,799

   Interest expense                      (89,853)       (112,261)      (97,554)
   Investment income                     414,233         451,751       297,266
   Gain (loss) on sale of tangible
        property                          12,678           6,516       (33,497)

   Income before income taxes          3,187,568       3,342,152     2,873,014

   Provision for income taxes
        Federal                          979,808         961,000       843,153
        State                            227,479         330,759       274,133
                                       1,207,287       1,291,759     1,117,286

   Net income                        $ 1,980,281     $ 2,050,393    $1,755,728

   Average number of shares
        outstanding                    1,956,920       1,946,012     1,940,312

   Earnings per share based on average
        number of shares outstanding
        (Note 9)                     $      1.01     $      1.05    $      .90

   See notes to consolidated financial statements.



                                         F-5


   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
   FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994


                                Common       Capital
                                 Stock       Paid In                                    Total
                               $.01 Par       Excess     Retained       Treasury     Shareholders'
                                 Value        of Par     Earnings         Stock         Equity

     Balance, June 30, 1993     $41,205      $384,256   $13,167,795     $(31,238)    $13,562,018
         Net income                                       1,755,728                    1,755,728
         Cash dividends
        ($.04 per share)                                    (77,003)                     (77,003)
        Stock options exercised                 2,072                        528           2,600


     Balance, June 30, 1994      41,205       386,328    14,846,520      (30,710)     15,243,343
         Net income                                       2,050,393                    2,050,393
         Cash dividends
        ($.06 per share)                                   (115,727)                    (115,727)
        Stock options exercised                17,363                      5,412          22,775


     Balance, June 30, 1995      41,205       403,691    16,781,186      (25,298)     17,200,784
        Net income                                        1,980,281                    1,980,281
        Cash dividends
       ($.10 per share)                                    (194,720)                    (194,720)
       Stock options exercised                 16,818                      2,332          19,150


     Balance, June 30, 1996     $41,205      $420,509   $18,566,747     $(22,966)    $19,005,495



   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED JUNE 30, 1996, 1995, AND 1994


                                                  1996            1995            1994

   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                $1,980,281      $2,050,393      $1,755,728
     Depreciation and amortization              1,637,781       1,106,217         657,155
     Loss (Gain) on disposal of assets            (27,443)         (7,039)         30,285

   CHANGES IN OPERATING ASSETS AND
     LIABILITIES - (INCREASE) DECREASE IN:
     Accounts receivable                       (1,085,243)        384,964        (807,860)
     Inventory                                   (631,941)     (1,114,348)        (28,055)
     Prepaid and other                           (269,835)        (52,486)        279,627
     Increase (Decrease) in accounts
       payable and accrued expenses               657,838        (217,433)        470,433

   NET CASH PROVIDED BY OPERATING
       ACTIVITIES                               2,261,438       2,150,268       2,357,313

   CASH FLOWS FROM INVESTING ACTIVITIES:
     Increase in accounts receivable -
         long term                               (100,634)       (762,297)
     Proceeds from sale of temporary
         investments                              982,679         555,000          35,047
     Proceeds from disposal of tangible
         property                                  12,678           8,050          10,911
     Additions to property, plant and
         equipment                             (1,968,646)     (2,640,834)       (720,428)
     Additions to temporary investments          (631,777)       (960,302)     (4,195,053)

   NET CASH USED IN INVESTING ACTIVITIES       (1,705,700)     (3,800,383)     (4,869,523)

   CASH FLOWS FROM FINANCING ACTIVITIES:
     Reduction of notes payable                  (170,313)       (168,238)       (169,829)
     Proceeds from sale of treasury
         stock                                     19,150          22,775           2,600
     Dividends paid                              (194,720)       (115,727)        (77,003)
     Proceeds from long term financing                                            194,734

   NET CASH USED IN FINANCING ACTIVITIES         (345,883)       (261,190)        (49,498)

   Net increase (decrease) in cash and
      cash equivalents                            209,855      (1,911,305)     (2,561,708)

   Cash and cash equivalents at the
      beginning of the year                     1,873,405       3,784,710       6,346,418

   Cash and cash equivalents at the
      end of the year                          $2,083,260      $1,873,405      $3,784,710


   Supplemental disclosure of cash flow information:
       Cash paid during the year for:
     Interest                                   $  89,853      $  112,261      $   97,554
     Income taxes                               $1,312,821     $1,345,162      $  726,955

   See notes to consolidated financial statements.

   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Note 1 - Organization and Nature of Operations

   Thermal Industries, Inc. (the Company) is a Pennsylvania corporation. The Company is engaged in the manufacture ofvinyl-framed, made-to-order windows,replacement sliding doors, patio enclosures, vinyl porch decks and boat docks.

   The Company's offices as well as its manufacturing facilities are located in the Pittsburgh area. The products are primarily sold to remodeling or home improvement contractors for use in residential remodeling.

   The Company markets and distributes its products through 20 warehouse-sales offices located primarily within the northeast quarter of the United States. Deck and dock products are sold across the continental United States.

   Note 2 - Summary of Significant Accounting Policies

      Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Thermal Industries, Inc. and subsidiaries, all of which are wholly owned. All material intercompany accounts and transactions have been eliminated.

      Estimates

   Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the use of management's estimates primarily related to collectibility of receivables and depreciable lives of property and equipment. Accordingly, actual results could differ from those estimates.

     Cash and cash equivalents

   The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash and cash equivalents. Cash equivalents consist primarily of money market accounts issued by large commercial banks and are readily convertible to cash. They are stated at cost which approximates market value.

     Temporary investments

   Temporary investments, consisting principally of municipal bonds with maturities of less than one year and variable rate municipals with seven-day put options which are guaranteed by bank letters of credit, preferred stock and Government bond funds are stated at cost, which approximates market value. Investments approximating $1,000,000 were used to collateralize self-funding of workmen's compensation insurance.

   Effective July l, 1994, the Company adopted FAS #115, "Accounting for Certain Investments in Debt and Equity Securities". The Company's investments are considered to be "available for sale" securities with maturities generally less than one year. The adoption of FAS #115 had no effect on the Company's financial position or results of operations.

     Concentrations of Credit Risk

   Two unsecured trade accounts (see Note 4) representing 21.9% of the outstanding accounts receivables as of June 30, 1996 are considered by the Company to be of minimum credit risk. Concentrations of credit risk with respect to other accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers' financial condition and manages its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

     Inventories

   Inventories are stated at cost which is lower than market; cost is determined substantially by the first-in, first-out method of inventory valuation.

     Property and depreciation

   Property and equipment are recorded at cost. Depreciation is provided using the modified accelerated cost recovery method or straight-line where required, over the estimated useful lives of the assets.

   Depreciation on buildings and leasehold improvements is computed on a straight line method using lives from 10 to 31 1/2 years. Depreciation on machinery and equipment is computed under accelerated methods using lives ranging from 3 to 7 years. Total depreciation expense for the fiscal years ended June 30, 1996, 1995 and 1994, were $1,637,781, $1,106,217, and
   $657,155, respectively.

   Major additions and betterments are capitalized while expenditure for maintenance, repairs and minor renewals are expensed when incurred.

     Research and Development

   Research and development costs are expensed when incurred. Such costs for the fiscal years ended June 30, 1996, 1995 and 1994, were $564,150, $291,410, and $363,283, respectively.

     Customers' Deposits

   The Company manufactures and provides installation of windows for its customers under sales contracts which require cash deposits. Recognition of income on these advances is deferred until the jobs are completed, which usually ccurs within four to eight weeks.

   Note 3 -        Long Term Debt

     Long term debt consisted of:

                                                      June 30, 1996       June 30, 1995


     1989 Pennsylvania Economic Development Financing
     Authority (PEDFA) bonds, variable interest rate
     (recent interest rates ranging from 3.45 to 3.95
     percent), principal payable $100,000 per year plus
     interest for fifteen years beginning in November
     1990 and a balloon payment of $500,000 at the end
     of the fifteen year term                            $1,400,000         $1,500,000

     Pennsylvania Industrial Development Authority (PIDA)
     mortgage note, payable in monthly installments of
     $8,035.50, including interest at 3% through July       832,169            902,482
     2006
                                                          2,232,169          2,402,482
    Less current portion                                    172,452            170,313

                                                         $2,059,717         $2,232,169

    Approximate maturities of long term debt following June 30, 1996 are as follows:

            Fiscal year ending June 30, 1997         $  172,452
            Fiscal year ending June 30, 1998            174,655
            Fiscal year ending June 30, 1999            176,926
            Fiscal year ending June 30, 2000            179,266
            Fiscal year ending June 30, 2001            181,677
            Thereafter                                1,347,193

                               TOTAL                 $2,232,169

   Note 3 - The Company's manufacturing and office facilities collateralize the various debt agreements. The Company is required to meet certain financial covenants in connection with the above obligations, including those related to current ratio, ratio of total liabilities to tangible net worth, minimum tangible net worth and net income. At June 30, 1996, the Company was in compliance with all such covenants.

   Note 4 - Accounts receivable - long term
   Accounts receivable - long term consists of two unsecured trade accounts, receivable in monthly installments of $15,000 and $20,000 respectively, which includes interest at 8%, commencing January 1995 and July 1996 respectively. Total account balance as of June 30, 1996 is $1,148,019, of which $862,931 is long term.

   Note 5 - Profit Sharing and 401(k) Plans
   The Company has a qualified noncontributory profit sharing plan for eligible employees of the Company and participating subsidiaries. The Company's contribution to the plan, as determined by the Board of Directors, is discretionary, but may not exceed 15% of the annual aggregate ompensation paid to all participating employees. For the current and each of the two preceding years, the Company made provisions for contributions of 5% of the qualifying wages of its participating employees. On July 1, 1995, the Company adopted an IRC 401(k) plan covering substantially all eligible employees. Under the provisions of the plan, eligible employees may defer up to 15% of their compensation. The plan provides for matching Company contributions of not more than 25% of the first 8% of employee contributions. Employees must complete 12 months of service and attain age 21 before they are eligible to participate. Participants may enter the plan on January 1 or July 1 immediately following the completion of the age and service requirements.

   Total Company contributions to all plans were $618,506, $443,060, and $433,760, respectively, for the fiscal years ended June 30, 1996, 1995 and 1994.

   Note 6 -        Inventories
   Inventories at June 30, 1996 and 1995, were as follows:
                                                         1996            1995

     Finished Goods                                   $2,398,771      $1,093,739
     Work in Process                                      51,976          22,544
     Raw Materials and Supplies                        2,632,809       3,335,332

                                                      $5,083,556      $4,451,615

   Note 7 - Income Taxes

   Following is a reconciliation between the statutory federal income tax expense and the accounting income tax expense for the years ended June 30, 1996, 1995 and 1994. The Company has no deferred tax expense or liability since timing differences which require a deferred tax calculation are immaterial.

   Years ended June 30                      1996           1995          1994

     Federal statutory income
          tax expense                     $1,083,977    $1,136,332     $976,825
     Increase (decrease)
       State income taxes                    (77,548)     (112,150)     (95,605)
       Dividends received deduction          (12,984)      (14,470)     (14,428)
       Municipal bond interest               (61,057)      (64,169)     (22,752)
       Other - includes non-deductible
        officers' life insurance, meals
        and entertainment, capital loss
            deductions, miscellaneous         47,420        15,457         (887)

     Accounting income tax expense        $  979,808      $961,000     $843,153

   Note 8 -        Stock Option Plans

   In October 1984, the Company adopted an incentive stock option plan for its key employees. The option plan provides for the sale of 50,000 shares of common stock (adjusted to 100,000 shares after 2 for 1 stock split May 1, 1986). The option price was the fair market value on the date of the grant with certain modifications for persons owning more than 10% of the voting power of the Corporation's stock. In the case of options granted to any person owning more than 10% of the voting power of the Corporation's stock, the purchase price per share of the stock subject to option was not less than 110% of the fair market value of the stock on the date of grant of the option, and in no event was any option exercisable after the expiration of ten years from the date of the grant.

   Ten years from the date the Plan was adopted, it terminated and no options were granted thereafter. However, all rights created under options issued and outstanding on June 30, 1996 shall continue until they are exercised or, by their terms, expire. In no case shall the options extend beyond ten years from their issue date.

   A summary of activity of the Incentive Stock Option Plan is as follows:


                                          SHARES                     PRICE PER
                                         RESERVED     OUTSTANDING      SHARE

   Balance, June 30, 1993              81,600            35,300
         Exercised                       (400)             (400)        $3.00
         Exercised                       (800)             (800)        $1.75
         Canceled                        NONE              NONE

   Balance, June 30, 1994              80,400            34,100
         Exercised                     (1,000)           (1,000)        $3.00
         Exercised                    (11,300)          (11,300)        $1.75
         Cancelled                       NONE              NONE

     Balance, June 30, 1995            68,100            21,800
         Exercised                       (800)             (800)        $6.125
         Exercised                     (2,000)           (2,000)        $3.00
         Exercised                     (2,500)           (2,500)        $3.30
         Cancelled                     (1,800)           (1,800)

     Balance, June 30, 1996            61,000            14,700


   On January 31, 1996 the Board of Directors authorized a grant of nonstatutory stock options for 10,000 shares to each of the two non-employee directors who were elected in October 1995. The exercise price is $8.75 per share, which corresponds to the market price on January 31, 1996. Vesting is one third of the grant on the date of election to the Board and one third on each of the next two anniversary dates of such election. Therefore, as of June 30, 1996, a total of 6,666 of these optioned shares are vested and 13,334 are not vested. None of these shares have been purchased by the option grantees.

   Note 9 - Earnings Per Share

   Computations of earnings per common share are based on the weighted average number of such shares outstanding during the year.

   Note 10 - Segments

   The Company operates principally in one industry, the manufacture of vinyl windows and other vinyl building products and has no other segments.

   Note 11 - Lease Arrangements and Related Party Transactions

   In addition to the owned property in Murrysville, Pennsylvania, the Company leases facilities in Pittsburgh, Pennsylvania for extrusion and administrative offices from two of the principal stockholders of the
   company.  No amounts    were owed to related parties as of June 30, 1996.

   Other sales and warehouse facilities are leased from unrelated parties in various locations. All of the leases are operating leases.

   The following is a schedule of minimum lease commitments outstanding at June 30, 1996 that have initial or remaining lese terms in excess of one year.

        Fiscal Year
        Ended June 30

          1997                        $  793,913
          1998                           632,017
          1999                           454,578
          2000                           417,622
          2001                           296,126
   After  2001                           197,190

   Total minimum lease payments       $2,791,446

     Rental expenses for all operating leases totalled $812,385, $694,836, and $603,291 for fiscal years ended June 30, 1996, 1995, and 1994, respectively, of which $132,150, $126,600, and $125,400, respectively, were paid to principal stockholders.

   Note 12 - Contingent Liabilities

     Legal matters, various claims, and complaints arising in the ordinary course of business are, in the opinion of management, adequately covered by insurance, or if not so covered, are without merit or are of such kind, or involve such amounts that unfavorable disposition would not have a material effect on the financial position of the Company.


   Note 13 - Allowance for Doubtful Accounts

          The allowance for doubtful accounts and related bad debt expense were as follows for the years ended June 30, 1996, 1995, and 1994:


   Additions or    Deductions
                                          Balance     (Subtractions)      From
                                             at        Charged or       Reserves     Balance
                                         Beginning    (Credited) to  (Uncollectible     at
                                             of        Cost and       Accounts      End of
                                           Period     Expenses___    Written Off)   Period

     Year ended June 30, 1996:
        Allowance for doubtful accounts    $117,202     $112,192      ($ 56,763)   $172,631

     Year ended June 30, 1995:
        Allowance for doubtful accounts    $112,432     $122,827      ($118,057)   $117,202

     Year ended June 30, 1994:
        Allowance for doubtful accounts    $240,569     $(54,203)     ($ 73,934)   $112,432


   Note 14 - Quarterly Financial Information

   THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   The table below summarizes the Company's results of operations by quarter for fiscal 1996, 1995 and 1994.

                        FIRST           SECOND           THIRD          FOURTH
                       QUARTER          QUARTER         QUARTER        QUARTER            TOTAL
   1996
   Sales              $10,509,632     $11,637,165     $6,945,518     $12,264,746      41,357,061
   Gross Margin         4,368,510       4,897,125      2,985,965       5,039,709      17,291,309
   Income (Loss)
   from operations      1,025,916       1,783,455       (890,095)        931,234       2,850,510

   Net income (loss)      690,028       1,148,893       (452,489)        593,849       1,980,281

   Cash dividends                         194,720                        194,720
   Market Price:
      High Bid            9 1/2         9 1/2           9 1/2            9 1/2
      Low Bid             9 1/2         9               8                8 1/4


   1995

   Sales              $10,497,298     $10,479,773     $6,883,146     $10,211,361     $38,071,578
   Gross Margin         4,865,774       4,705,223      2,452,525       3,906,624      15,929,786
   Income (Loss)
   from operations      1,748,120       1,497,838       (883,531)        633,719       2,996,146

   Net income (loss)    1,102,803         957,673       (426,488)        416,405       2,050,393

   Cash dividends                         115,727                                        115,727

   Market Price
      High Bid            7 3/4          9 1/4          9 3/4            9 1/2
      Low Bid             7 1/4          8 3/4          9                9 1/2


   1994

   Sales              $ 8,872,136     $ 9,553,168     $5,227,751     $ 9,288,695     $32,941,750
   Gross Margin         4,353,593       4,752,624      1,975,296       3,666,377      14,747,890
   Income (Loss)
   from operations      1,327,023       1,442,827     (1,074,484)      1,011,433       2,706,799

   Net income (loss)      831,533         863,385       (609,081)        669,891       1,755,728

   Cash dividends                                         77,003                          77,003

   Market Price
       High Bid           6 1/2          6 3/4           8 1/4            7 3/4
       Low Bid            6              6               6 1/8            7 1/4


PART I - FINANCIAL INFORMATION

THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS


                                           DECEMBER 31     JUNE 30,
                                               1996          1996
                                           (UNAUDITED)    (AUDITED)
CURRENT ASSETS
   Cash and cash equivalents               $ 5,070,241  $ 2,083,260
   Temporary investments                     5,393,256    5,153,783
   Accounts receivable - net                 3,859,117    4,252,434
   Inventories                               4,848,654    5,083,556
   Prepaid expenses                            516,673      333,791
   Prepaid taxes                                             64,955
   Other receivables                           103,183       59,357
      TOTAL CURRENT ASSETS                  19,791,124   17,031,136

PROPERTY AND EQUIPMENT - NET                 5,587,922    5,987,436

OTHER ASSETS
   Trade accounts receivable - long term     1,102,851      862,931
   Miscellaneous                                77,422       82,364
      TOTAL OTHER ASSETS                     1,180,273      945,295

         TOTAL ASSETS                      $26,559,319  $23,963,867




LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long term debt       $   173,545  $   172,452
   Accounts payable                            913,948      993,344
   Accrued wages                               508,878      567,236
   Accrued profit sharing contribution         309,152      614,800
   Accrued payroll and sales taxes             188,477      260,844
   Customers'deposits                          137,942      285,222
   Accrued income taxes                        903,900
   Other payables                                7,853        4,757
      TOTAL CURRENT LIABILITIES              3,143,695    2,898,655

LONG TERM DEBT                               1,922,669    2,059,717

SHAREHOLDERS' EQUITY
   Common stock - par value $.01 per share      41,205       41,205
   Paid in capital                             430,601      420,509
   Retained earnings                        21,021,149   18,543,781
TOTAL SHAREHOLDERS' EQUITY                  21,492,955   19,005,495

          TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY             $26,559,319  $23,963,867



See notes to condensed consolidated financial statements.


THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                       THREE MONTHS ENDED        SIX MONTHS ENDED
                          DECEMBER 31,             DECEMBER 31,

                     1996          1995          1996         1995

SALES              $12,771,831  $11,637,165   $26,248,760   $22,146,797

COSTS AND EXPENSES
 Manufacturing costs
   of product sold   6,709,241    6,521,251    14,321,951    12,428,293
 Administrative and
   selling expenses  3,838,859    2,989,884     7,252,500     6,247,445
 Depreciation and
   amortization        395,607      319,738       778,737       614,378
 Interest expense       19,524       22,837        41,172        47,310
   TOTAL COSTS
     AND EXPENSES   10,963,231    9,853,710    22,394,360    19,337,426

                     1,808,600    1,783,455     3,854,400     2,809,371


OTHER INCOME
  Investment income    130,425      111,938       241,832       223,615
  Gain on disposal
   of assets             4,051          100         4,928         4,035
                       134,476      112,038       246,760       227,650

Income before income
   taxes             1,943,076    1,895,493     4,101,160     3,037,021

Provision for income
   taxes               765,500      746,600     1,625,200     1,198,100

   NET INCOME      $ 1,177,576  $ 1,148,893   $ 2,475,960   $ 1,838,921


Average number of
  shares outstanding 1,959,579    1,957,112     1,959,579     1,955,812


Earnings per share
  of common stock    $     .60    $     .59   $      1.26          $.94


See notes to condensed consolidated financial statements.


THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                       SIX MONTHS ENDED DECEMBER 31,

                                              1996        1995

NET CASH PROVIDED
      BY OPERATING ACTIVITIES              $3,960,182   $2,111,232


CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant
      and equipment                          (374,673)    (622,509)
  Proceeds from sale or redemption
      of temporary investments                735,389      880,705
  Additions to temporary investments         (974,730)    (518,396)
  (Increase) Decrease in accounts
      receivable - long term                 (239,920)      60,509
  Other                                         5,198        3,935

  NET CASH USED IN INVESTING ACTIVITIES      (848,746)    (195,756)


CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in notes payable              (135,955)    (134,893)
  Proceeds from sale of treasury stock         11,500       17,950

  NET CASH USED IN FINANCING ACTIVITIES      (124,455)    (116,943)

Net increase in cash and cash equivalents   2,986,981    1,798,533

Cash and cash equivalents at beginning
    of period                               2,083,260    1,873,405

Cash and cash equivalents at end of period $5,070,241   $3,671,938



Supplemental disclosures of cash flow information:
   Cash paid during the period for:
          Interest                          $   41,172   $   47,310
          Income taxes                      $  682,746   $  740,865


   Non cash financing activities:
          Dividends paid and accrued
               None - 1996
                $.10 per share - 1995                    $  194,720

See notes to condensed consolidated financial statements.




THERMAL INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of (a) the condensed consolidated results of operations for the three months ended December 31, 1996 and 1995, (b) the condensed consolidated financial position at Decmber 31, 1996 and June 30, 1996, and
          (c) the condensed consolidated statements of cash flows for the six months ended December 31, 1996 and 1995, have been made. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report and its report on Form 10-K for the year ended June 30, 1996. The results for the six months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ended June 30, 1997.


Note 2 -  Inventories consisted of the following:

                                      December 31,     June 30,
                                          1996___      __1996_

        Finished Goods                 $1,889,749      $2,398,771
        Work in Process                    28,737          51,976
        Raw Materials and Supplies     _2,930,168      _2,632,809

                                       $4,848,654      $5,083,556


          Inventories are stated at actual cost which is lower than market. Cost is determined substantially by the first-in, first-out method of inventory valuation.


Note 3 -  Accounts receivable - long term

          Trade accounts receivable - long term consists of two unsecured trade accounts, receivable in monthly installments of $15,000 and $20,000 respectively, which includes interest at 8%, commencing January 1995 and July 1996 respectively. Total account balance as of December 31, 1996 is $1,398,677 of which $1,102,851 is long term.



Note 4 -  Long Term Debt

          Long term debt consists of:

          1989 Pennsylvania Economic Development Financing
          Authority (PEDFA) bonds, variable interest rate
          (recent interest rates ranging from 3.60 to 4.262
          percent), principal payable $100,000 per year
          plus interest for fifteen years beginning in
          November 1990 and a balloon payment of $500,000
          at the end of the fifteen year term            $1,300,000

          Pennsylvania Industrial Development Authority
          (PIDA) mortgage note, payable in monthly
          installments of $8,035.50, including interest
          at 3% through July 2006                           796,214
                                                          2,096,214

          Less current portion                              173,545

                                                         $1,922,669


Note 5 - The calculation of earnings per share is based upon the average number of shares outstanding during the period.


Note 6 -  On January 6, l997 Thermal's board of directors
unanimously approved a definitive merger agreement which provides that H.I.G. Investment Group acquire all Thermal outstanding stock for $15 per
share in cash.  Appropriate   documents have been filed with the Federal
Trade Commission and the Securities and Exchange Commission. Upon approval of these documents, a stockholders' meeting will be called to vote on the merger. Earliest anticipated date for completion of this transaction is March 31, 1997.


                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations


                           Results of Operations

                Three months ended December 31, 1996 versus
                Three months ended December 31, 1995

   Sales for the second quarter of fiscal 1997 were $12.8 million, a 9.8% increase over the $11.6 million reported in the second quarter of fiscal 1996. Unit sales increased approximately 16% for the same comparative time periods. Incoming order units for January 1997 are about 13% higher than those of the previous year. Projected unit orders for the quarter ended March 31, 1997 are approximately 9% higher than those of the previous year's comparative period.

   Manufacturing costs, which include depreciation and interest, were approximately 55.2% of sales compared to 58.1% of sales for the corresponding prior year period. Product mix resulted in a decrease in material costs from 28.8% of sales in 1995 to 26% of sales in 1996. Manufacturing labor as a percentage of sales decreased from 17.9% to 17.l%.

   Overhead costs increased from 11.4% to 12.1% of sales for the comparative second quarters.

   Selling and administrative expenses as a percentage of sales increased from 26.6% to 30.3%. Contributing primarily to this increase were payroll and related costs (payroll taxes and insurance) which increased from 14.4% to 16.2% of sales and dealer promotion costs which increased from 1.3% to 3.8% of sales for the respective second quarters.

   Investment income, comprised of interest, dividends and gains from sales of marketable securities increased approximately 17% over last year's second quarter.

   Net income after taxes for the current year's second quarter was $1.2 million or 9.2% of sales compared to $1.1 million or 9.9% of sales for the previous year's second quarter.


                   Six months ended December 31, 1996 versus
                       Six months ended December 31, 1995


   Sales for the current year's first six months were $26.2
million, an 18.5% increase over last year's volume of $22.1 million for the same period. Unit sales rose 13.8% over last year's similar six month period.

   Manufacturing costs decreased from 58.4% to 57.1% of sales for the corresponding six month periods. Material costs decreased from 28.3% to 27.9% of sales. Manufacturing labor also decreased from 18.2% to 17.3% of sales, while overhead costs as a percentage of sales remained the same.


   Selling and administrative expenses rose approximately $1 million, but as a percentage of sales decreased from 28.9% to 28.2%. Payroll and related costs (payroll taxes and insurance) increased approximately $480,000 but decreased as a percentage of sales from 16.8% to 16.0%. Dealer promotion costs increased approximately $330,000 and as a percentage of sales increased from 1% to 2.1%.

   Investment income increased approximately 8% over last year's corresponding period.

   Net income after taxes for the first six months of fiscal 1997 was $2.5 million or $9.4% of sales compared to $1.8 million or 8.3% of sales for the previous year's six month period.

   Thermal normally operates at a loss in the third quarter of its fiscal year due to the seasonal nature of the business. The
Company does not expect a departure from this cyclical loss.


Liquidity and Capital Resources


   Net cash flow showed approximately a $3 million increase for the first six months of fiscal 1997. Cash provided by operating activities was due primarily to a positive cash flow generated from earnings, decreases in current accounts receivable and inventories and increases in accounts payable, all of which were partially offset by increases in prepaid expenses and miscellaneous receivables.

   Investing activities used cash in the amount of $848,746 primarily from capital expenditures and an increase in long term trade accounts receivable of $239,920. Capital expenditures for the current six months were $374,673 compared to $622,509 for last year's six month period.
Total expenditures for equipment are expected to be approximately
$2 million for fiscal 1997.

   The Company believes that the cash flows provided from operating and investing activities will be sufficient to meet all of its anticipated fiscal 1997 needs for capital expenditures, debt retirement and operating activities.



                            APPENDIX A


                   AGREEMENT AND PLAN OF MERGER

                              AMONG

                           HEAT, INC.,

                      HEAT ACQUISITION, INC.

                              AND

                    THERMAL INDUSTRIES, INC.




                        January 6, 1997


                       TABLE OF CONTENTS

                                                             Page

ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . .1
     SECTION 1.01   The Merger . . . . . . . . . . . . . . . . .1
     SECTION 1.02   Effective Time; Closing. . . . . . . . . . .2
     SECTION 1.03   Effects of the Merger. . . . . . . . . . . .2
     SECTION 1.04   Articles of Incorporation and By-Laws of the
                    Surviving Corporation. . . . . . . . . . . .2
     SECTION 1.05   Directors. . . . . . . . . . . . . . . . . .2
     SECTION 1.06   Officers . . . . . . . . . . . . . . . . . .2
     SECTION 1.07   Conversion of Common Shares. . . . . . . . .2
     SECTION 1.08   Conversion of the Merger Sub Common Stock. .3
     SECTION 1.09   Company Option Plans . . . . . . . . . . . .3
     SECTION 1.10   Stockholders' Meeting; Proxy Statement . . .3

ARTICLE II  DISSENTING SHARES; PAYMENT FOR SHARES. . . . . . . .4
     SECTION 2.01   Dissenting Shares. . . . . . . . . . . . . .4
     SECTION 2.02   Payment for Common Shares. . . . . . . . . .4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . .6
     SECTION 3.01   Organization and Qualification; Subsidiaries6
     SECTION 3.02   Charter and By-Laws. . . . . . . . . . . . .6
     SECTION 3.03   Capitalization . . . . . . . . . . . . . . .6
     SECTION 3.04   Authority Relative to this Agreement . . . .7
     SECTION 3.05   No Conflict; Required Filings and Consents .7
     SECTION 3.06   SEC Reports and Financial Statements . . . .8
     SECTION 3.07   Information. . . . . . . . . . . . . . . . .8
     SECTION 3.08   [Intentionally Omitted]. . . . . . . . . . .9
     SECTION 3.09   Brokers. . . . . . . . . . . . . . . . . . .9
     SECTION 3.10   Material Adverse Effect. . . . . . . . . . .9
     SECTION 3.11   Litigation . . . . . . . . . . . . . . . . .9
     SECTION 3.12   Absence of Certain Changes or Events . . . .9
     SECTION 3.13   Employee Benefit Plans . . . . . . . . . . 10
     SECTION 3.14   Material Contracts and Other Agreements. . 12
     SECTION 3.15   Real Estate Leases . . . . . . . . . . . . 13
     SECTION 3.16   Real Property. . . . . . . . . . . . . . . 13
     SECTION 3.17   Compliance with Laws . . . . . . . . . . . 14
     SECTION 3.18   Proprietary Rights . . . . . . . . . . . . 14
     SECTION 3.19   No Undisclosed Liabilities . . . . . . . . 14
     SECTION 3.20   Title to Personal Property . . . . . . . . 15
     SECTION 3.21   Labor Relations. . . . . . . . . . . . . . 15
     SECTION 3.22   Taxes and Tax Returns. . . . . . . . . . . 15
     SECTION 3.23   Environmental Matters. . . . . . . . . . . 16
          (a)  Compliance Generally. . . . . . . . . . . . . . 16
          (b)  Permits . . . . . . . . . . . . . . . . . . . . 16
          (c)  Claims. . . . . . . . . . . . . . . . . . . . . 16
          (d)  Storage Tanks, Asbestos, PCBs . . . . . . . . . 16
          (e)  Certain Environmental Liabilities . . . . . . . 16
          (f)  Operations. . . . . . . . . . . . . . . . . . . 17
          (g)  Transaction-Triggered Requirements. . . . . . . 17
          (h)  Liability for Others. . . . . . . . . . . . . . 17
          (i)  Environmental Liens . . . . . . . . . . . . . . 17
     SECTION 3.24   Accounts Receivable. . . . . . . . . . . . 17
     SECTION 3.25   Inventory. . . . . . . . . . . . . . . . . 18
     SECTION 3.26   Product and Service Warranty . . . . . . . 18
     SECTION 3.27   Effective Time . . . . . . . . . . . . . . 18

ARTICLE IV  REPRESENTATIONS AND WARRANTIESOF PARENT AND THE MERGER SUB18
     SECTION 4.01   Organization and Qualification . . . . . . 18
     SECTION 4.02   Authority Relative to this Agreement . . . 19
     SECTION 4.03   No Conflict; Required Filings and Consents 19
     SECTION 4.04   Information. . . . . . . . . . . . . . . . 20
     SECTION 4.05   Financing. . . . . . . . . . . . . . . . . 20

ARTICLE V  COVENANTS . . . . . . . . . . . . . . . . . . . . . 20
     SECTION 5.01   Conduct of Business of the Company . . . . 20
     SECTION 5.02   Access to Information. . . . . . . . . . . 22
     SECTION 5.03   Reasonable Best Efforts. . . . . . . . . . 22
     SECTION 5.04   Consents . . . . . . . . . . . . . . . . . 23
     SECTION 5.05   Public Announcements . . . . . . . . . . . 24
     SECTION 5.06   Indemnification. . . . . . . . . . . . . . 24
     SECTION 5.07   Notification of Certain Matters. . . . . . 25
     SECTION 5.09   No Solicitation. . . . . . . . . . . . . . 25
     SECTION 5.10   Break-Up Fee; Expense Reimbursement. . . . 26

ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . 27
     SECTION 6.01   Conditions to Parties' Obligations . . . . 27
     SECTION 6.02   Conditions to Parent's and the Merger Sub's
                    Obligation to Effect the Merger. . . . . . 27
     SECTION 6.03   Conditions to the Company's Obligation to
                    Effect the
                    Merger28 . . . . . . . . . . . . . . . . . .
     SECTION 6.04   Satisfaction or Waiver of Conditions . . . 29

ARTICLE VII  TERMINATION; AMENDMENTS; WAIVER . . . . . . . . . 29
     SECTION 7.01   Termination. . . . . . . . . . . . . . . . 29
     SECTION 7.02   Effect of Termination. . . . . . . . . . . 30
     SECTION 7.03   Amendment. . . . . . . . . . . . . . . . . 30
     SECTION 7.04   Extension; Waiver. . . . . . . . . . . . . 30

ARTICLE VIII  DEFINITIONS. . . . . . . . . . . . . . . . . . . 31

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 34
     SECTION 9.01   Non-Survival of Representations and Warranties34
     SECTION 9.02   Entire Agreement; Assignment . . . . . . . 34
     SECTION 9.03   Validity . . . . . . . . . . . . . . . . . 34
     SECTION 9.04   Notices. . . . . . . . . . . . . . . . . . 34
     SECTION 9.05   Governing Law. . . . . . . . . . . . . . . 35
     SECTION 9.06   Descriptive Headings . . . . . . . . . . . 35
     SECTION 9.07   Counterparts . . . . . . . . . . . . . . . 35
     SECTION 9.08   Parties in Interest. . . . . . . . . . . . 35
     SECTION 9.09   Certain Definitions. . . . . . . . . . . . 36



                   AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 6, 1997, by and among Heat, Inc., a Delaware corporation ("Parent"), Heat Acquisition, Inc., a Delaware corporation and a subsidiary of Parent (the "Merger Sub"), and Thermal Industries, Inc. (the "Company"). Cross-references to the defined terms used in this Agreement are set forth in Article VIII.

          WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of the Commonwealth of Delaware having authorized capital shares consisting of 100 shares of common stock, $.01 par value per share ("Merger Sub Shares"), all of which are of one class and all of which are entitled to vote, and all of which are issued and outstanding and owned by Parent.

          WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and having authorized capital shares consisting of 5,000,000 shares of common stock, $.01 par value per share ("Common Shares"), all of which are of one class and all of which are entitled to vote, and of which 1,961,312 shares are issued and outstanding.

          WHEREAS, Parent desires to purchase all outstanding Common Shares through the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger and the Merger Sub ceasing to exist (the Company and the Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"), all upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Merger Sub and the Company agree as follows:


                            ARTICLE I

                            THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Pennsylvania Business Corporation Law (the "BCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.02) the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall con-tinue as the Surviving Corporation.

     SECTION 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company and the Merger Sub shall execute in the manner required by the BCL and deliver to the Department of State of the Commonwealth of Pennsylvania a duly executed and verified articles of merger and shall execute in the manner required by the DGCL and deliver to the Delaware Secretary of State duly executed and verified Certificate of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 1929 of the BCL and Section 252 of the DGCL.

     SECTION 1.04   Articles of Incorporation and By-Laws of the
Surviving Corporation.

          (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

          (b) Subject to the provisions of Section 5.06 of this Agreement, the By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

     SECTION 1.05 Directors. Subject to applicable law, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.06 Officers. To the extent permitted under applicable law, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.07   Conversion of Common Shares.  At the Effective
Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common
Shares held by Parent, the Merger Sub, any wholly-owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.01)) shall be converted into the right to receive in cash an amount equal to the Merger Price (as defined below), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share. The "Merger Price" shall be an amount per Common Share equal to the result of (i) $15.00 minus (ii) the quotient determined by dividing (A) the amount by which the Closing Invoice Amount (as defined below) exceeds
$275,000 by (B) the number of Common Shares outstanding on a fully-diluted basis as of Effective Time.

The term "Closing Invoice Amount" means the aggregate face amount of all invoices payable in connection with fees of legal counsel or investment bankers (including any representatives of legal counsel or investment bankers) incurred in connection with this Agreement, the Indemnity and Fee Agreement dated as of the date hereof between Parent and the Controlling Stockholders
(as defined in Section 5.10) (the "Indemnity and Fee Agreement") and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses") incurred by (or on behalf of) the selling stockholders (including the Controlling Stockholders) and the Company; provided, that such invoices are marked final and delivered to Parent no later than two days prior to the Effective
Time; provided, further, than the face amount of each such invoice shall be deemed to be conclusive evidence of the amounts owing thereunder.

     SECTION 1.08 Conversion of the Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 1.09 Company Option Plans. The Company shall cause each outstanding option to purchase Common Shares (an "Option") to be cancelled, as of the Effective Time, at which time the Company will pay each holder of an Option (whether or not such Option is then vested or exercisable) an amount determined by multiplying (i) the excess, if any, of the Merger Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such Common Shares arising from the Merger and assuming any unvested Options have vested). Prior to the Effective Time, the Company shall obtain all consents necessary to give effect to the transaction described in the foregoing sentence.

     SECTION 1.10   Stockholders' Meeting; Proxy Statement.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                         (i) duly call, give notice of, convene and hold a special meeting of its stockholders (a "Stockholders'
     Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement;

                        (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                       (iii) include in the Proxy Statement the recommenda-tion of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Merger Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

                            ARTICLE II

              DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with Section 1930 of the BCL, if such Section 1930 provides for dissenters' rights for such Common Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the BCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to dissent, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.02   Payment for Common Shares.

          (a) From and after the Effective Time, NationsCredit or such other bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 1.07. At the Effective Time, Parent or the Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 1.07.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent or the Merger Sub, any wholly-owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger
Price multiplied by the number of Common Shares formerly rep-resented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing
Dissenting Shares and Certificates representing Common Shares held by Parent or the Merger Sub, any wholly owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price.
If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying
Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applica-ble.

          (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.


                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Merger Sub that except as set forth in the Company Disclosure Statement which it has delivered to Parent and the Merger Sub simultaneous with its execution of this Agreement (the "Company Disclosure Statement"):

     SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

     SECTION 3.02 Charter and By-Laws. The Company has hereto-fore made available to Parent and the Merger Sub a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Subsidiaries.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 5,000,000 Common Shares. As of the close of business on September 8, 1996, the Company had issued and outstanding 1,958,512 Common Shares and 34,700 options to purchase Common Shares. Since September 8, 1996, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, and neither the Company nor any of its Subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Thermal Industries, Inc. Stock Option and Incentive Plan of 1996 (the "Option Plan"), there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or any of its Subsidiaries are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien").

     SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Common Shares then outstanding, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Merger Sub, constitutes a valid and binding obligation of the Company en-forceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 3.05   No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the properties or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supra-national or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) com-pliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the BCL and the DGCL, (iii) certain state takeover and environmental statutes, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined).

     SECTION 3.06   SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since June 30, 1996 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets as of June 30, 1996, 1995 and 1994 and the related consolidated statements of income, common stockholder's equity and cash flows for each of the five years in the period ended June 30, 1996 (including the related notes and schedules thereto) of the Company contained in the Form 10-Ks for the years ended June 30, 1996 (the "1996 Form 10-K"), 1995 and 1994 included in the SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

          (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the period ended September 30, 1996 included in the SEC Reports (collectively, the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for all periods presented.

     SECTION 3.07 Information. None of the information set forth in the Company Disclosure Statement or supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Proxy Statement or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Merger Sub in writing specifically for inclusion in the Proxy Statement.

     SECTION 3.08   [Intentionally Omitted].

     SECTION 3.09 Brokers. None of the Company, any of the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 3.10 Material Adverse Effect. There have been no events, conditions, developments or states of fact which singly or in the aggregate since June 30, 1996 have had or threaten to have a Material Adverse Effect on the Company that were not disclosed in the Company Disclosure Statement or in any of the reports filed with the SEC as described in Section 3.06. Since June 30, 1996, the Company has not taken any action or agreed to take any action that the Company is prohibited from taking after the date hereof by
Section 5.01. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition or results of operations of the Company or any of the Subsidiaries that is materially adverse to the Company and the Subsidiaries taken as a whole.

     SECTION 3.11 Litigation. Except as may be disclosed in the SEC Reports (as defined in Section 3.06(a) hereof), there are no actions, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body. Neither the Company nor the Subsidiaries nor any of their assets is subject to any order, judgment, injunction or decree.

     SECTION 3.12 Absence of Certain Changes or Events. Since June 30, 1996 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect on the Company; (b) neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed; (c) neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any other individual, firm or corporation, other than any obligation relating to existing co-insurance programs and the endorsement of checks for collection in the ordinary and usual course of business; (d) there has been no creation or assumption by the Company or any Subsidiary of any Lien on any asset; (e) there has been no loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary; (f) neither the Company nor any Subsidiary has entered into any contract, lease, commitment or transaction with any officer, director or any affiliate (as defined in Rule 405 of the SEC promulgated under the Securities Act) of the Company or any Subsidiary (other than pursuant to consulting or employment agreements or other employee benefit arrangements disclosed on the Company Disclosure Statement); (g) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, which in either case is material to the Company and the Subsidiaries taken as a whole (other than transactions, commitments and relinquishments contemplated by this Agreement and other than sales of inventory in the ordinary and usual course of business and other than investments of a capital nature in the ordinary and usual course of business); (h) neither the Company nor any Subsidiary has purchased or leased any real property; (i) neither the Company nor any Subsidiary has leased any equipment or property other than in the ordinary and usual course of business;
(j) there has been no change in any method of accounting or accounting practice by the Company or the Subsidiaries; (k) there has been no grant (whether or not in writing and whether formal or informal) of any severance or termination pay to any current or former officer or employee of the Company or any Subsidiary, any employment, bonus, profit sharing, pension, retirement, deferred compensation, fringe benefit, or other similar agreement with or plan or program for (or, except as required by law, any amendment, formal or informal, to any such existing agreement with or plan or program for) any current or former officer, director, employee or consultant of the Company or any Subsidiary, any increase in benefits payable under any existing severance or termination pay policies, employment agreements, or deferred compensation or fringe benefit plan or program or any increase in compensation, bonus or other benefits payable, or to become payable, to officers, directors, employees or consultants of the Company or any Subsidiary other than increases in benefits to non-officer employees of the Company in the ordinary course of business in accordance with past practices; (l) there has been no repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other ownership interest of the Company or any Subsidiary; (m) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of the Company or any Subsidiary; and (n) neither the Company nor any Subsidiary has entered into any other transaction other than in the ordinary course of business.

     SECTION 3.13   Employee Benefit Plans.

          (a) The Company Disclosure Statement sets forth a true and complete list of all Plans (as defined below) maintained or sponsored by the Company or any Subsidiary, contributed to by the Company or any Subsidiary, to which the Company or any Subsidiary is obligated to contribute or with respect to which the Company or any Subsidiary has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by any member of the controlled group of companies, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company and/or any Subsidiary is or ever was a member (the "Company Controlled Group") (to the extent that the Company or any Subsidiary has any liability or potential liability with respect to such Plans). For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated,
(ii) employment agreements, and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, whether or not terminated, and whether or not covering employees residing in the United States, including without limitation, stock bonus, stock option, stock appreciation right, stock purchase, "phantom stock," deferred compensation, pension, profit sharing, savings, severance, bonus, vacation, incentive, travel, and health, disability and welfare plans. Neither the Company nor any Subsidiary has any commitment, whether formal or informal, to create any additional employee benefit plans, or to modify any existing Plan except as may be required to conform to changes in applicable law.

          (b) Neither the Company nor any Subsidiary has within the last five years participated in, contributed to or been obligated to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), nor does the Company or any Subsidiary have any other liability or potential liability with respect to any Multiemployer Plan or with respect to any employee benefit plan of the type described in
Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

          (c) Neither the Company nor any Subsidiary maintains, contributes to, has any obligation to contribute to or has any other liability or potential liability with respect to any Plan that is a defined benefit pension plan or that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, whether or not such Plan has been terminated. There has been no complete or partial termination of any Plan which could result in any liability to the Company or any Subsidiary.

          (d) Neither the Company nor any Subsidiary maintains or has any obligation to contribute to (or has any other liability or potential liability with respect to) any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees, current or future former employees, current or future former independent contractors, or the spouses, dependents or beneficiaries thereof, other than in accordance with
Section 4980B of the Code, Sections 601 et seq. of ERISA, and/or other applicable continuation coverage law.

          (e) None of the Plans obligates the Company or the Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Code.

          (f) With respect to each Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued. No Plan has any unfunded liabilities.

          (g) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor any Subsidiary has incurred, or expects to incur, any liability to the Internal Revenue Service ("IRS"), the Department of Labor, any other governmental (whether of the United States or otherwise) agency, or any person with respect to any Plan currently or previously maintained by members of the Company Controlled Group that has not been satisfied in full, and no condition exists that presents a risk to the Company and/or the Subsidiaries or any other member of the Company Controlled Group of incurring such a liability (other than liability for routine benefit claims). None of the Company, any Subsidiary, any trustee or administrator of any Plan, or other person has engaged in any transaction with respect to the Plans which could subject the Company, any Subsidiary, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. No actions, investigations, suits or claims with respect to the Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Plans are pending or threatened and the Company has no knowledge of any facts which could give rise to or be expected to give rise to any such actions, investigations, suits or claims.

          (h)  No prohibited transaction within the meaning of
Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan.

          (i)  No Plan is intended to be qualified under Section
401(a) of the Code.

          (j) No underfunded defined benefit plan has been, during the five years preceding the Effective Time, transferred out of the Company Controlled Group.

          (k) With respect to each Plan, the Company has provided Parent with true, complete and correct copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered.

     SECTION 3.14 Material Contracts and Other Agreements. The Company Disclosure Statement sets forth a complete and accurate list of the following contracts and commitments to which the Company or any Subsidiary is a party or by which any of their respective properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving personal property with annual rental payments in excess of $25,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments (other than letters of credit issued in the ordinary course of business pursuant to existing credit agreements in respect of inventory purchases) in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from the Company or its Subsidiaries of more than $50,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual, (i) contracts that are terminable, or under which payments by the Company or any Subsidiary may be accelerated, upon a change in control of the Company, (j) written contracts with distributors of the Company's or any of the Subsidiaries' products, and (k) any other agreements material to the Company and its Subsidiaries taken as a whole. The Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Parent. The termination of any oral agreement or understanding to which the Company or a Subsidiary is a party of the type described in Sections 3.14(f) and 3.14(j) above would not, to the Company's knowledge, have a Material Adverse Effect on the Company. Each such oral agreement or understanding is terminable by the Company or a Subsidiary, as the case may be, without premium or penalty.
As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary or, to the best knowledge of the Company, on the part of any third party and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the Transactions. This
Section 3.14 does not relate to real property, such items being the subject of Section 3.15.

     SECTION 3.15 Real Estate Leases. The Company Disclosure Statement sets forth a list of (a) all leases and subleases under which the Company or the Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto;
(b) all options held by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsid-iaries to purchase or acquire any interest in real property; and
(c) all options granted by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsid-iaries to sell or dispose of any interest in real property. Except as set forth in the Company Disclosure Statement, as to such leases, subleases and other agreements referred to above, (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary, or on the part of any other party thereto, and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Merger. To the Company's knowledge, there are no Liens on any of the leasehold interests set forth on the Company Disclosure Statement hereof except for (i) Liens reflected in the balance sheet included in the 1996 Form 10-K, (ii) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or materially impair the use of, such property by the Company or the Subsidiaries in the operation of their respective businesses, (iii) Liens for current Taxes (as defined in Section 3.22(a)), assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (which contested levies are described on the Company Disclosure Statement), and
(iv) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice. (collectively, "Permitted Liens").

     SECTION 3.16 Real Property. The Company Disclosure Statement lists all real property owned by the Company and the Subsidiaries. Each of the Company and the Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on the Company Disclosure Statement, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

     SECTION 3.17 Compliance with Laws. The Company and the Subsidiaries have complied and, to the Company's knowledge, are in compliance with applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, health, sanitation, safety, labor relations or other law, ordinance or regulation. Neither the Company nor any Subsidiary has (a) failed to obtain any license, permit, franchise or other governmental authorization which is necessary to the operations of the business of the Company and the Subsidiaries, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization.

     SECTION 3.18   Proprietary Rights.  The Company Disclosure
Statement contains a complete and accurate list of all patents and patent applications; all trademarks, service marks, trade dress, trade names, internet domain names and corporate names; all registered copyrights and all material unregistered copyrights; all registrations, applications and renewals for any of the foregoing;
owned by the Company or the Subsidiaries or in which any of them has any rights and all contracts, agreements and licenses relating to any of the foregoing. All right, title and interest in and to each of the foregoing is owned by the party identified on the Company Disclosure Schedule, free and clear of any Liens or royalty obligations. The Company and each Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), trademarks, trade names, service marks, internet domain names, copyrights, mask works, and registrations, applications and renewals for any of the foregoing, trade secrets and confidential information (including, but not limited to know-how and formulas), computer software and other intellectual property rights necessary for the conduct of their respective businesses as now being conducted (collectively, the "Proprietary Rights"). To the
Company's knowledge, neither the Company nor any Subsidiary has infringed or is infringing on any Proprietary Rights belonging to any other person, firm or corporation. Neither the Company nor any of the Subsidiaries has granted any licenses with respect to any of their respective Proprietary Rights. Neither the Company nor any of the Subsidiaries has received any notice, nor does the Company or any of the Subsidiaries have any knowledge of any infringement or misappropriation by or misuse or conflict with respect to the use of its corporate name or any of its Proprietary Rights or of any facts which indicate a likelihood of any of the foregoing. The validity of the Proprietary Rights and the Company's or any Subsidiary's title thereto is not being questioned in any suit, action, investigation, legal, administrative or other proceeding to which the Company or any Subsidiary is a party or, to the Company's knowledge, to which any other person is a party nor, to the Company's knowledge, is any such suit, action, investigation, legal, administrative or other proceeding threatened. The consummation of the Merger will not adversely affect the Company's or any Subsidiary's title and interest in and to the Proprietary
Rights.

     SECTION 3.19 No Undisclosed Liabilities. There is no liability or obligation of the Company or any Subsidiary of any nature, whether absolute, accrued, contingent or otherwise other than: (a) the liabilities and obligations reflected on the June 30, 1996 consolidated balance sheet contained in the Quarterly Financial Statements (the "June Balance Sheet"); (b) all liabilities and obligations of the Company and the Subsidiaries incurred since June 30, 1996 in the ordinary and usual course of business; and (c) any liabilities and obligations relating to contracts not yet required to be performed.

     SECTION 3.20   Title to Personal Property.  Each of the
Company and the Subsidiaries has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Permitted Liens.

     SECTION 3.21 Labor Relations. There is (a) no unfair labor practice complaint, grievance or arbitration pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary and (c) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or the Subsidiaries or no intention of any labor organization to initiate any such campaign.


     SECTION 3.22   Taxes and Tax Returns.

          (a) All United States federal and state income and other Tax returns and reports required to be filed by the Company and the Subsidiaries on or before the Effective Time (including extensions to the due date for such returns) with respect to the business or assets of the Company and the Subsidiaries have been or will be duly filed and all federal, state, local and foreign taxes of any kind ("Taxes") shown to be due on such returns and all other returns filed by the Company and the Subsidiaries have been paid or will be paid when due, except such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (b) neither the Company nor the Subsidiaries has been notified in writing by any taxing authority, or otherwise has any knowledge, of any pending actions, suits, claims or assessments for any tax deficiency for which the Company or the Subsidiaries might have any liability for Taxes in excess of $25,000;

          (c) all U.S. federal and state income tax returns referred to in (a) above filed through the year ended June 30, 1993 have been examined and closed, or the periods during which any tax due with respect to such returns may be assessed have expired without extension or waiver;

          (d) no consent has been or will be filed with respect to the Company or the Subsidiaries relating to Section 341(f) of the Internal Revenue Code;

          (e) neither the Company nor the Subsidiaries is a party to any Tax indemnity or Tax sharing agreement;

          (f) there are no liens for Taxes (other than for Taxes not yet due) on any assets of the Company or the Subsidiaries;

          (g) neither the Company nor any of the Subsidiaries will be required (i) as a result of a change in method of accounting or a taxable period ending on or prior to the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision of federal, state, local or foreign income Tax law) in taxable income for any taxable period ending after the Effective Time or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in or exclude any item of deduction from any taxable period ending after the Effective Time;

          (h) neither the Company nor any of the Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company; and

          (i) neither the Company nor any of the Subsidiaries has made any payments, or is or will become obligated (under any contract entered into on or before the Effective Time) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

     SECTION 3.23   Environmental Matters.

          (a)  Compliance Generally.  The Company and the
Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements (as defined in Section
3.23(j)).

          (b) Permits. The Company and the Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of their business, and such permits, licenses and other authorizations may be relied upon for continued lawful conduct of the business and operations of the Company and its Subsidiaries immediately after the Effective Time without transfer, reissuance, or other approval or action by any governmental entity or other person.

          (c) Claims. The Company and the Subsidiaries have not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

          (d) Storage Tanks, Asbestos, PCBs. No above-ground or underground storage tank, asbestos in any form or condition, or polychlorinated biphenyls(PCBs) exists at any property owned, used, leased or occupied or formerly owned, used, leased or occupied in connection with the business or operation of the Company and its Subsidiaries.

          (e) Certain Environmental Liabilities. The Company and the Subsidiaries have not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, pollutant, contaminant or waste, or owned or operated any facility or property, so as to give rise to liabilities of the Company and its Subsidiaries pursuant to the Environmental and Safety Requirements, including without limitation any liability for response costs, corrective action, natural resources damages, personal injury, property damage or attorneys fees.

          (f) Operations. No facts, events or conditions relating to the past or present facilities, properties or operations of the Company and the Subsidiaries will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) Transaction-Triggered Requirements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein imposes any obligations for site investigation or cleanup, or notification to or consent of governmental entity or any other person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

          (h)  Liability for Others.  The Company and the
Subsidiaries have not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements.

          (i) Environmental Liens. No Environmental Lien (as defined below) has attached to any property owned, leased or operated by the Company and the Subsidiaries arising out of any action or omission of the Company and the Subsidiaries or, to the Company's knowledge, any other person.

          (j) "Environmental and Safety Requirements" means all legal requirements, and all obligations under any contract, concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          (k) "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any governmental entity and relating to any liability arising under Environmental and Safety Requirements.

     SECTION 3.24   Accounts Receivable.     All of the notes and
accounts receivable of the Company and the Subsidiaries reflected on the face of the June Balance Sheet are, and all notes and accounts receivable of the Company and the Subsidiaries as of the Effective Time will be, good and valid receivables and, to the best knowledge of the Company, collectible after the Effective Time at the aggregate amount recorded therefor on the books and records of the Company as of the Effective Time (net of allowance for doubtful accounts in an amount not to exceed $100,000).

     SECTION 3.25 Inventory. All inventory of the Company and the Subsidiaries reflected on the face of the June Balance Sheet is, and all inventory of the Company and the Subsidiaries as of the Effective Time will be, in accordance with the Company's past custom and practice, merchantable and fit for the purpose for which it was procured or manufactured and is and as of the Effective Time will be, to the best knowledge of the Company, useable for the purpose for which such inventory was acquired or produced by the Company.

     SECTION 3.26 Product and Service Warranty. Each product sold or delivered and each service rendered by the Company and the Subsidiaries with respect to any such product has been in conformity with all applicable contractual commitments and all express and implied warranties of the Company and the Subsidiaries. No product sold or delivered or service rendered by the Company or the Subsidiaries with respect to any such product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, the Company and the Subsidiaries have delivered to Parent copies of the standard terms and conditions of sale for products delivered and services rendered by the Company and the Subsidiaries with respect thereto (containing all applicable guaranty, warranty and indemnity provisions).

     SECTION 3.27   Effective Time.     The representations and
warranties of the Company and the Subsidiaries contained in this
Article 3 and elsewhere in this Agreement and all information contained in any exhibit, schedule, or attachment hereto or in any certificate or other writing delivered by, or on behalf of the Company to Parent shall be true and correct on the date of the Closing as though then made, except as affected by the transactions expressly disclosed in writing to Parent by the Company prior to the Closing.



                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES
                   OF PARENT AND THE MERGER SUB

     Parent and the Merger Sub represent and warrant to the Company as follows:

     SECTION 4.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its subsidiaries (including the Merger Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition or results of operations of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

     SECTION 4.02 Authority Relative to this Agreement. Each of Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Merger Sub and the consummation by Parent and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Merger Sub and by Parent as stockholder of the Merger Sub and no other corporate proceedings on the part of Parent or the Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally and
(ii) is subject to general principles of equity.

     SECTION 4.03   No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by Parent or the Merger Sub, the consummation by Parent or the Merger Sub of the transactions contemplated hereby or compliance by Parent or the Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses
(ii) and (iii) for any such Violations which would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

          (b) None of the execution and delivery of this Agreement by Parent and the Merger Sub, the consummation by Parent and the Merger Sub of the transactions contemplated hereby or compliance by Parent and the Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) com-pliance with any applicable requirements of the Exchange Act,
(ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the BCL and the DGCL, (iii) notifications required by certain state takeover and environmental statutes and (iv) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

     SECTION 4.04 Information. None of the information supplied or to be supplied by Parent and the Merger Sub in writing specifically for inclusion in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.05 Financing. Parent is wholly-owned by H.I.G. Investment Group, L.P. ("HIG"), a private equity fund which currently has under management in excess of $150 million in equity including sufficient funds to cause Parent to satisfy its payment obligations in respect of the Merger Price in accordance with the terms hereof. In connection with the transactions contemplated in this Agreement, HIG and NationsCredit have issued commitment letters to Parent to provide funds sufficient to pay the Merger Price, true and correct copies of which have been delivered to the Company simultaneous with execution of this Agreement. HIG has contributed not less than $1,000,000 in immediately available funds to Parent, which funds Parent shall hold and shall be available to satisfy amounts (if any) which may be owed to the Company by Parent or the Merger Sub pursuant to Section 7.02; it being understood that, other than the $1,000,000 contribution to Parent made pursuant to this Section 4.05, HIG and its affiliates (other than Parent) shall have no liability in the event of any termination of this Agreement pursuant to Section 7.01 and none of the Company nor any of its affiliates, stockholders, directors or representatives shall assert any claims, proceedings or action against HIG or any of its affiliates (other than Parent) in connection with such termination.

                            ARTICLE V

                            COVENANTS

     SECTION 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of the Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

          (a) adopt any amendment to its charter or By-Laws or comparable organizational documents;

          (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned Subsidiaries;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary and wages granted to officers and hourly employees of the Company or the Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plan or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies described in the Company Disclosure Statement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

          (f) except as set forth in the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and the Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

          (g) except as set forth in the Company Disclosure Schedule (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned Subsidiary; or

          (h) settle or compromise any suit or claim or threatened suit or claim;

          (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or
(iii) cancel or forgive any indebtedness owed to the Company or any of the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

          (j) make any Tax election not required by law or settle or compromise any Tax liability, in either case that is material to the Company and the Subsidiaries; or

          (k) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

     SECTION 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause the Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and the Subsidiaries and will cause the Company Representatives and the Subsidiaries to furnish Parent, the Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and the Subsidiaries as Parent and the Merger Sub may from time to time - request. In addition, Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

     SECTION 5.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

          In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Merger Sub or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 5.04   Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the foregoing, Parent shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Parent shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, the Subsidiaries or affiliates) as may be required (i) by the applicable government or governmental (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any in-junction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of Parent or its affiliates, the Company or the Subsidiaries or affiliates be divested or held separate by Parent, or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 6.01(c) hereof.

          (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority re-garding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

     SECTION 5.05 Public Announcements. So long as this Agree-ment is in effect, but only until the Effective Time, Parent, the Merger Sub and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     SECTION 5.06   Indemnification.

          (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and the Subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws or, to the extent set forth in the Company Disclosure Statement, as provided in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section
5.06 subject to the limitations of the BCL.

          (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than three years from the Effective Time the current policies of the director's and officer's liability insurance maintained by the Company and during such three-year period shall notify the directors in writing covered thereby of payment by the Surviving Corporation of the premiums associated with such liability insurance 10 business days prior to the date such premium payments are due; provided that the Surviving Corporation may substitute therefor other policies not materially less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 120% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 5.07 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agree-ment to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Prior to the Effective Time, Parent shall promptly notify the Company of (i) any material developments which are likely to result in Parent not having sufficient funds to pay the Merger Price and (ii) any material changes agreed to by Parent to the commitment letters described in Section 4.05.

     SECTION 5.08 State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     SECTION 5.09 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of the Subsidiaries or any of its or the Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate, encourage (including by way of furnishing or disclosing non-public information) or permit (to the extent the Company has such right) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than the Merger Sub, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to a Favorable Third Party Proposal (as defined below) furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, based upon advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

          For purposes of this Agreement a "Favorable Third Party Proposal" shall mean a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is not subject to any material financing or regulatory uncertainty, (ii) is, in the written opinion of a nationally recognized investment bank or Parker/Hunter, Inc., more favorable to the Company or the Company's constituents from a financial point of view than the transactions contemplated hereby and (iii) was not solicited by or on behalf of the Company in violation of this Section 5.09.

          (b) The Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.09(a) and furnish to Parent either a copy of any such proposal or a written summary of any such proposal.

     SECTION 5.10   Break-Up Fee; Expense Reimbursement.

          (a) If (i) on or before May 30, 1997 (the "Termination Date"), a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company (by a tender offer, exchange offer, stock issuance or otherwise), including any such transaction in which either David H. Weis and Eric Rascoe (each, a "Controlling Stockholder") or their affiliates participate, or (ii) the Merger is not consummated for any of the following reasons: (A) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger) or the Company's Board of Directors fails to recommend, or adversely modifies or withdraws its recommendation, to the Company's stockholders that they vote to approve the Merger as a result of
Section 7.01(d), or takes any action to abandon or terminate this Agreement in accordance with Section 7.01(d), (B) a Controlling Stockholder or the Company fails to call a Stockholders' Meeting, or (C) the stockholders of the Company approve an Acquisition Transaction (other than the Merger), then the Company will promptly, but in no event later than three business days after the first of such events to occur, pay $5,000,000 to Parent, plus an amount not to exceed $500,000 for the reasonable out-of-pocket Transaction Expenses incurred by the Merger Sub and Parent.

          (b) If the Merger is not consummated due to the Common Shares presently held or hereafter acquired by the Controlling Stockholders not being voted in favor of the Merger at the Stockholders Meeting and if the break-up fee and expense reimbursement described in Section 5.10(a) is not owed by the Company to the Parent, then the Company will promptly, but in no event later than three business days after the date of the Stockholders Meeting, pay to the Parent $1,000,000.

          (c) The parties agree that the payment of the fees and expenses required pursuant to and in the manner set forth in this
Section 5.10 is a material inducement to Parent and the Merger Sub to enter into this Agreement and is intended to compensate Parent and the Merger Sub for the opportunity costs and risks of entering into this Agreement.


                            ARTICLE VI

             CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.01 Conditions to Parties' Obligations. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Effective
Time of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding Common Shares of the Company entitled to vote thereon.

          (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No (i) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     SECTION 6.02 Conditions to Parent's and the Merger Sub's Obligation to Effect the Merger. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) The Company shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by them hereunder.

          (c) The Company shall not have received appraisal demands pursuant to Section 1930 of the BCL in respect of 10% or more of the outstanding Common Shares.

          (d) The Company shall have furnished to Parent a certificate dated as of the Effective Time in which the Company shall certify that an appropriate inquiry has been made of the principal executive officers of the Company having principal responsibilities for the matters as to which representations and warranties have been made by the Company in this Agreement and for the performance of the covenants of the Company set forth in this Agreement, and after completion of such inquiry, the Company has no reason to believe that the conditions set forth in Section 6.02(a) and Section 6.02(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Company executing the certificate described above on behalf of the Company shall have no personal liability in respect of such certificate.

          (e) Parent shall have received from the Company's counsel, Buchanan Ingersoll Professional Corporation, an opinion, addressed to Parent, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Company or Controlling Stockholders in connection with the Transactions (other than the enforceability of Section 6 of the Indemnity and Fee Agreement) have been duly authorized by the Board of Directors of the Company (in case of the Company) and are valid, binding and enforceable in accordance with their respective terms and (ii) the Articles of Merger have been filed in accordance with applicable law and upon filing of the Articles of Merger in Pennsylvania and the filing of the Certificate of Merger in Delaware, the Merger has been duly consummated and is effective under Pennsylvania law.

     SECTION 6.03   Conditions to the Company's Obligation to
Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) All representations and warranties of Parent and the Merger Sub in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) Each of Parent and the Merger Sub shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it hereunder
(including, without limitation, deposit of the aggregate Merger
Price with the Paying Agent).

          (c) The Company will have received from Parent's counsel, Kirkland & Ellis, an opinion, addressed to the Company, dated as of the Effective Time, in form and substance reasonably satisfactory to the Company.

          (d) Each of Parent and the Merger Sub shall have furnished to the Company a certificate dated as of the Effective Time in which Parent or the Merger Sub, as the case may be, shall certify that an appropriate inquiry has been made of its executive officers having principal responsibilities for the matters as to which representations and warranties have been made by Parent or the Merger Sub, as the case may be, in this Agreement and for the performance of the covenants of Parent or the Merger Sub, as the case may be, set forth in this Agreement, and after completion of such inquiry, Parent or the Merger Sub, as the case may be, has no reason to believe that the conditions set forth in Section 6.03(a) and Section 6.03(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of Parent or the Merger Sub, as the case may be, executing the certificate described above on behalf of Parent or the Merger Sub, as the case may be, shall have no personal liability in respect of such certificate.

          (e) Parent and Merger Sub (on behalf of the Surviving Corporation) shall have entered into arrangements reasonably satisfactory to the Company in the manner contemplated by and on terms consistent with the terms set forth in the outline of the Compensation Package for Todd Rascoe and the outline of the Compensation Package for David Rascoe, in each case dated as of the date hereof and delivered simultaneously to the Company with the execution of this Agreement (together, the "Compensation Term Sheet").

          (f) Parent and HIG shall have entered into a stockholder agreement consistent with the terms set forth in the Compensation
Term Sheet.

     SECTION 6.04 Satisfaction or Waiver of Conditions. The conditions set forth in this Article VI shall be deemed to have been satisfied for purposes of this Agreement if, as and when (a) the conditions in Section 6.01 have been satisfied or waived by Parent, the Merger Sub and the Company in writing; (b) the conditions in Section 6.02 shall have been satisfied or waived by Parent and the Merger Sub in writing; and (c) the conditions in
Section 6.03 shall have been satisfied or waived by the Company in writing.


                           ARTICLE VII

                 TERMINATION; AMENDMENTS; WAIVER

     SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Merger Sub):

          (a) by the mutual written consent of the Boards of Directors (or duly authorized committees thereof) of Parent, the Merger Sub and the Company;

          (b) by any party if (i) the Company's stockholders fail to approve this Agreement at the Stockholders' Meeting or (ii) the Merger shall not have been consummated on or before the Termination Date; provided that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed;

          (c) by the Company, in the event of a material breach by Parent or the Merger Sub of any representation, warranty or agreement of Parent or the Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the thirtieth day after notice of such breach was given to Parent or the Merger Sub (as the case may be);

          (d) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger;

          (e) by Parent, in the event of a material breach by the Company of any representation, warranty or agreement of the Company contained in this Agreement which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the thirtieth day after notice of such breach was given to the Company; or

          (f) by Parent upon the occurrence of any event described in 5.10(a)(i) or 5.10(a)(ii).

     SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.10 (other than clause (i) of Section 5.10(a) in the event of a termination pursuant to Section 7.01(c)) with respect to the payment of the breakup fee and expense reimbursement as described therein, the last sentence of Section 5.02, Section 4 of the Indemnity and Fee Agreement with respect to the special indemnity fee described therein, which in each case shall survive any such termination; provided that, notwithstanding the foregoing, in the event of a termination pursuant to Section 7.01(c) or Section 7.01(e), the party in breach (except Company in the case where Company is in breach and has paid the break-up fee in accordance with Section 5.10(b)) shall reimburse the nonbreaching party for all Transaction Expenses incurred by the nonbreaching party up to an amount not to exceed $500,000. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of the Confidentiality Agreement.

     SECTION 7.03 Amendment. This Agreement may be amended by the Company, Parent and the Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           ARTICLE VIII

                           DEFINITIONS

          "1996 Form 10-K" has the meaning set forth in Section 3.06(b)

          "Acquisition Transaction" has the meaning set forth in Section 5.09.

          "Affiliate" has the meaning set forth in Section 9.09(a).

          "Agreement" has the meaning set forth in the preamble.

          "Antitrust Laws" has the meaning set forth in Section 5.04(b).

          "BCL" has the meaning set forth in Section 1.01.

          "Certificates" has the meaning set forth in Section 2.02(a).

          "Closing Invoice Amount" has the meaning set forth in Section 1.07.

          "Code" has the meaning set forth in Section 3.13(a).

          "Common Shares" has the meaning set forth in the preamble.

          "Company" has the meaning set forth in the preamble.

          "Company Controlled Group" has the meaning set forth in
           Section 3.13(a).

          "Company Disclosure Statement" has the meaning set forth in Article III.

          "Company Representatives" has the meaning set forth in
           Section 5.02.

          "Compensation Term Sheet" has the meaning set forth in
           Section 6.03(e).

          "Confidentiality Agreement" has the meaning set forth in
           Section 9.02(a).

          "Consent" has the meaning set forth in Section 3.05(b).

          "Constituent Corporations" has the meaning set forth in the preamble.

          "Control" has the meaning set forth in Section 9.09(a).

          "Controlling Stockholder" has the meaning set forth in
           Section 5.10(a).

          "DGCL" has the meaning set forth in Section 1.01.

          "Dissenting Shares" has the meaning set forth in Section 2.01.

          "Effective Time" has the meaning set forth in Section 1.02.

          "Employee Benefit Arrangement" has the meaning set forth in Section 5.01(e).

          "Environment and Safety Requirements" has the meaning set forth in Section 3.23(j).

          "Environmental Lien" has the meaning set forth in Section 3.23(k).

          "ERISA" has the meaning set forth in Section 3.13(a).

          "Exchange Act" has the meaning set forth in Section 3.05(b).

          "Favorable Third Party Proposal" has the meaning set forth in Section 5.09(a).

          "GAAP" has the meaning set forth in Section 3.06(b).

          "Governmental Entity" has the meaning set forth in
           Section 3.05(b).

          "HIG" has the meaning set forth on Section 4.05.

          "HSR" has the meaning set forth in Section 3.05(b).

          "Indemnified Parties" has the meaning set forth in
           Section 5.06(a).

          "Indemnity and Fee Agreement" has the meaning set forth in Section 1.07.

          "IRS" has the meaning set forth in Section 3.13(g).

          "June Balance Sheet" has the meaning set forth in Section 3.19.

          "Lien" has the meaning set forth in Section 3.03.

          "Material Adverse Effect on the Company" has the meaning set forth in Section 3.10.

          "Material Adverse Effect on Parent" has the meaning set forth in Section 4.01.

          "Merger" has the meaning set forth in the preamble.

          "Merger Price" has the meaning set forth in Section 1.07.

          "Merger Sub" has the meaning set forth in the preamble.

          "Merger Sub Shares" has the meaning set forth in the preamble.

          "Multiemployer Plan" has the meaning set forth in Section 3.13(b).

          "Option" has the meaning set forth in Section 1.09.

          "Option Plan" has the meaning set forth in Section 3.03.

          "Other Filings" has the meaning set forth in Section 3.07.

          "Parent" has the meaning set forth in the preamble.

          "Parent Representatives" has the meaning set forth in Section 5.02.

          "Paying Agent" has the meaning set forth in Section 2.02(a).

          "Permitted Liens" has the meaning set forth in Section 3.15.

          "Person" has the meaning set forth in Section 9.09(b).

          "Plans" has the meaning set forth in Section 3.13(a).

          "Proprietary Rights" has the meaning set forth in Section 3.18.

          "Proxy Statement" has the meaning set forth in Section 1.10(a)(ii).

          "Quarterly Financial Statements" has the meaning set forth in Section 3.06(c).

          "SEC" has the meaning set forth in Section 1.10(a)(ii).

          "SEC Reports" has the meaning set forth in Section 3.06(a).

          "Securities Act" has the meaning set forth in Section 3.06(a).

          "Stockholders' Meeting" has the meaning set forth in
           Section 1.10(a)(i).

          "Subsidiaries" has the meaning set forth in Section 3.01.

          "Surviving Corporation" has the meaning set forth in the preamble.

          "Taxes" has the meaning set forth in Section 3.22(a).

          "Termination Date" has the meaning set forth in Section 5.10(a).

          "Transaction Expenses" has the meaning set forth in Section 1.07.

          "Violation" has the meaning set forth in Section 3.05(a).

          "Voting Debt" has the meaning set forth in Section 3.03.


                            ARTICLE IX

                          MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 2.02, the last sentence of
Section 5.03, Section 5.06 and the last sentence Section 5.02 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 9.02   Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated September 25, 1996 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Merger Sub may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

          If to Parent or the Merger Sub:

          HIG Capital Management, Inc.
          1001 S. Bayshore Drive
          Suite 2708
          Miami, FL  33131
          Attention:  Brian D. Schwartz

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL  60601
          Attention:  James L. Learner

          If to the Company:

          Thermal Industries, Inc.
          301 Brushton Avenue
          Pittsburgh, PA 15221-2168
          Attention:  President

          with a copy to:

          Buchanan Ingersoll Professional Corporation
          301 Grant Street, 20th Floor
          Pittsburgh, PA  15219
          Attention:  Lewis U. Davis, Jr.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.09, 5.06 and 5.07, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09   Certain Definitions.  As used in this
Agreement:

          (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups
(which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

          (c) the term "Subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                          *   *   *   *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

HEAT, INC.


By: /s/ Anthony Tamer
Anthony Tamer
Vice President


HEAT ACQUISITION, INC.


By:  /s/ Anthony Tamer
Anthony Tamer
Vice President


THERMAL INDUSTRIES, INC.


By: /s/ David H. Weis
David H. Weis
Chairman and Chief Executive Officer


By: /s/ Eric Rascoe
Eric Rascoe
Secretary-Treasurer

                   INDEMNITY AND FEE AGREEMENT

                             BETWEEN

                            HEAT, INC.

                               AND

      THE PRINCIPAL SHAREHOLDERS OF THERMAL INDUSTRIES, INC.



January 6, 1997
                        TABLE OF CONTENTS

                                                             Page

Section 1.     Representations and Warranties of Seller. . . . .1

Section 2.     Representations and Warranties of Parent. . . . .1

Section 3.     Indemnity and Escrow. . . . . . . . . . . . . . .2
     (a)  Escrow . . . . . . . . . . . . . . . . . . . . . . . .2
     (b)  Indemnification of Parent by Sellers . . . . . . . . .2
     (c)  Limitations. . . . . . . . . . . . . . . . . . . . . .2
     (d)  Indemnification Procedures . . . . . . . . . . . . . .3
     (e)  Treatment of Indemnification Payments. . . . . . . . .5
     (f)  Other Indemnification Provisions . . . . . . . . . . .5
     (g)  Arbitration Procedure. . . . . . . . . . . . . . . . .6

Section 4.     Special Indemnity Fee.. . . . . . . . . . . . . .7

Section 5.     Remedies. . . . . . . . . . . . . . . . . . . . .7

Section 6.     Non-Competition; Non-Solicitation.. . . . . . . .8

Section 7.     Definitions . . . . . . . . . . . . . . . . . . .9

Section 8.     Miscellaneous . . . . . . . . . . . . . . . . . 10

                   INDEMNITY AND FEE AGREEMENT


          INDEMNITY AND FEE AGREEMENT (this "Agreement"), dated as of January 6, 1997 by and between Heat, Inc., a Delaware corporation ("Parent"), and the undersigned shareholders
("Sellers") of Thermal Industries, Inc., a Pennsylvania corporation (the "Company"). Cross-references to the defined terms used in this Agreement are set forth in Section 7.

          The Company, Parent and Heat Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the "Merger").

          As a condition to its willingness to enter into the Merger Agreement, Parent has requested that each of the Sellers agree, and each has agreed to grant Parent certain fee and indemnification obligations.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          Section 1. Representations and Warranties of Seller. Sellers hereby represent and warrant to Parent as follows:

          (a) This Agreement is the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except to the extent such enforceability is limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally or general principles of equity.

          (b) The execution of this Agreement by Sellers does not, and the performance by Sellers of the obligations of Sellers hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which either Seller is a party or by which either Seller is bound or any judgment, decree or order applicable to either Seller.

          (c) Neither the execution and delivery of this Agreement, nor the performance by Sellers of Sellers' obligations hereunder will (i) assuming satisfaction of the requirements set forth in clause (ii) below, violate any provision of law applicable to either Seller; or (ii) except for the requirements of the Federal and state securities laws, require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to either Seller.

          Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to Sellers that this Agreement is the legal, valid and binding agreement of Parent, enforceable in accordance with its terms, except to the extent such enforceability is limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally or general principles of equity.

          Section 3.     Indemnity and Escrow.

          (a) Escrow. Upon the effective date of the Merger (the "Effective Date") and receipt of the consideration for the shares of the Company's common stock, par value $.01 per share (the "Shares"), owned by Sellers immediately prior to the Effective Date, Sellers agree that they will deposit, and hereby direct the Paying Agent (as defined in the Merger Agreement) to deposit, $1,000,000 in cash into an escrow account (the "Escrow") established pursuant to the terms of that certain Escrow Agreement by and among Parent, Sellers and an escrow agent (the "Escrow Agent") substantially in the form of Exhibit A attached hereto. The Escrow will be available to satisfy any amounts owing to Parent pursuant to Section 3(b), and, other than pursuant to this Section 3, Parent and its affiliates shall not assert, directly or indirectly, any claim, proceeding or action against the Sellers with respect to the Merger Agreement, this Agreement (other than to enforce Sections 3, 4 and 6 hereof) or any action or inaction of the Sellers acting in their capacity as officers, directors, shareholders or employees of the Company occurring prior to the Merger (except claims relating to or arising out of the fraudulent acts or failure to act by any of David Weis, Eric Rascoe or David Rascoe). Except as otherwise permitted under the Escrow Agreement, assuming consummation of the transactions contemplated herein and in the Merger Agreement, after the Effective Date, Sellers shall not assert, directly or indirectly, any claim, proceeding or action against Parent, HIG or their affiliates with respect to this Agreement (other than to enforce Section 3), the Merger Agreement or any action or inaction of Parent, HIG or any of their affiliates relating to or in connection with the Company, the Merger Agreement or this Agreement (except claims relating to or arising out of the fraudulent acts or failure to act by Parent, HIG or its affiliates).

          (b) Indemnification of Parent by Sellers. Subject to the limitations set forth in Section 3(c), after the Effective Date, Sellers, jointly and severally, will indemnify Parent, its subsidiaries and its respective officers and directors (each, a "Parent Indemnitee") and hold each Parent Indemnitee harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgement relating to any matter described below, or in enforcing the indemnity provided by this
Section 3(b)) (any such amount being a "Loss"), which such Parent Indemnitee may suffer, sustain or become subject to, as a result of
(i) any breach by the Company of any representation or warranty set forth in this Agreement or in Article III of the Merger Agreement (it being understood that the representations and warranties of the Company contained in the Merger Agreement shall survive for purposes of this Section 3) and (ii) any claim arising from or related to Geneva National Condominium Master Association v. Thermal Industries, Inc., et al., Case No. 96-CV-81, or any appeals thereof (the "Geneva Litigation").

          (c) Limitations. Sellers' indemnification obligation set forth in Section 3(b) is subject to the following limitations:

          (i) Notice. A Parent Indemnitee must give Sellers written notice of any indemnification claim in respect of such Losses within 18 months after the Closing Date which notice specifies in reasonable detail the basis for such claim.

          (ii)      Dollar Cap.    Sellers shall not be obligated
                    to indemnify the Parent Indemnities for Losses covered by Section 3(b) in excess of $1,000,000 in the aggregate.

          (iii) Per Claim Dollar Basket. Sellers shall not be obligated to indemnify the Parent Indemnities for any single Loss covered by clause (i) of
                    Section 3(b) (consolidating into any single
                    Loss any series of related events, factors or circumstances giving rise to liability on the same or a substantially related basis) unless such Loss exceeds $100,000 in which case Sellers shall be obligated to indemnify the Parent Indemnities for the full amount of such Loss (subject to the other limitations set forth in clauses (i) and (ii) of this Section
                    3).

          (iv) Special Dollar Threshold. Sellers shall not be obligated to indemnify the Parent Indemnitees for Losses covered by clause (ii) of Section 3(b) unless the aggregate amount of such Losses (other than attorney's fees, costs and expenses) exceed $200,000 (without taking into account any such Losses with respect to which the Parent Indemnities receive insurance proceeds or which are paid directly through insurance coverage) in which case Sellers shall be obligated to indemnify the Parent Indemnitees for all of such Losses (other than attorney's fees, costs and expenses and any such Losses with respect to which the Parent Indemnities receive insurance proceeds or which are paid directly through insurance coverage) in excess of $200,000 (subject to the other limitations set forth in clauses (i) and (ii) of this Section 3).

In addition, a Parent Indemnitee's remedy for any indemnification claim pursuant to Section 3(b) shall be limited to and satisfied solely from the Escrow.

          (d)  Indemnification Procedures.

          (i) Notice of Claim. Any Party making a claim for indemnification under Section 3(b) (the "Indemnified Party") will notify the Party from whom indemnification is claimed (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. Subject to the provisions of Section 3(c)(i), the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under
Section 3(b) except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

          (ii) Assumption of Defense. Any Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party's claim for indemnification at such Indemnifying Party's expense, and at its option (subject to the limitations set forth below) and its expense shall be entitled to appoint a nationally recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to the entire matter which gives rise to such claim for indemnification and that it will provide full indemnification (whether or not otherwise required hereunder), to the extent of the Escrow, to the Indemnified Party with respect to such matter, action, lawsuit, proceeding, investigation, or other claim giving rise to such claim for indemnification hereunder; and provided, further, that:

               (1) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party);

               (2) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if
          (v) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indict-ment, allegation or investigation; (w) the Indemnified Party reasonably believes that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects; (x) the claim seeks an injunction or equitable relief against the Indemnified Party; (y) the claim involves intellectual property matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim, including hiring legal counsel and intellectual property - consultants, negotiating with the U.S. Patent Office and other governmental authorities and third parties and defending or settling claims and actions; or (z) upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim;

               (3) if the Indemnifying Party does not assume control of the defense of any such claim within ten business days after the Indemnified Party provides notice of such claim pursuant to Section 3(d)(i), then the Indemnified Party may enter into any settlement of such claims and such settlement will be binding upon the Indemnifying Party for purposes of determining whether any amount of indemnification is payable pursuant to
          Section 3(b); provided that so long as the Indemnifying Party is not prohibited under clause (2) of this Section 3(d)(ii) from assuming control of the defense of such claim (except in the event that such prohibition is solely the result of clause (2)(w) of this Section or solely the result of clause (2)(x) of this Section), the Indemnified Party will obtain the prior consent (which consent shall not be unreasonably withheld) of the Indemnifying Party prior to entering into any such settlement; and

               (4) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. Notwithstanding the foregoing, if the Indemnified Party is controlling the defense of such claim, the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld).

As used in this Section 3, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered in respect of any claim.

          (e) Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to Section 3(b) as adjustments to the purchase price paid for the Sellers' Shares in connection with consummation of the Merger for all purposes. Each Party agrees to use reasonable efforts to seek recovery under any insurance coverage which such Party may have in respect of any Loss; provided that, to the extent not already taken into account, a Party's Loss will include any increased premium which results from seeking such recovery or the occurrence or existence of any fact or circumstance giving rise to such Loss.

          (f) Other Indemnification Provisions. Each Seller hereby agrees that he will not make any claim for indemnification hereunder against the Company by reason of the fact that he was a stockholder, director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or other agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Company against such Seller if such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement; it being understood that the foregoing limitation is not intended to apply to any indemnification obligations owed to Sellers with respect to any action, suit, proceeding, complaint, claim or demand unrelated to this Agreement and the transactions contemplated hereby. Each Seller hereby acknowledges that he will have no claims or right to contribution or indemnity from the Company with respect to amounts paid by such Seller pursuant to
Section 3(b).

          (g)  Arbitration Procedure.

          (i) Parent and Sellers agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section 3(b) (the "Disputes"). Nothing in this
Section 3(g) shall prohibit a party hereto from instituting litigation to enforce any Final Determination. The parties hereby agree and acknowledge that, except as otherwise provided in this
Section 3(g) and in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Pennsylvania law.

          (ii) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.
If no such resolution is reached within ten business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a written notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the City of Pittsburgh office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included herein, if any.

          (iii) Sellers and Parent each shall select an independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Sellers' Arbitrator" and "Parent's Arbitrator", respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers' Arbitrator and Parent's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 3(g). If Sellers' Arbitrator and Parent's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Sellers' Arbitrator and Parent's Arbitrator shall each prepare a list of three independent arbitrators. Sellers' Arbitrator and Parent's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers' Arbitrator and Parent's Arbitrator.

          (iv) The arbitrator(s) selected pursuant to paragraph
(iii) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Parent submits a claim for $1,000 and if Sellers contest only $500 of the amount claimed by Parent, and if the arbitrator(s) ultimately resolves the dispute by awarding $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 divided by 500) to Sellers and 40% (i.e. 200 divided by 500) to Parent.

          (v) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or examination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (vi) Parent and Sellers may enforce any Final Determination in any state or federal court having jurisdiction over the dispute; provided that any amounts owed to Parent pursuant to Section 3(b) in accordance with Final Determination shall be satisfied solely from the Escrow. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

          Section 4.     Special Indemnity Fee.   If during the
nine-month period following a termination of the Merger Agreement the result of which is that the Company is obligated to pay to Parent the Break-Up Fee described in Section 5.10 of the Merger Agreement, the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement to consummate or closes, an Acquisition Transaction (other than the Merger), then the Sellers shall pay to Parent a fee equal to (i) the difference between the price per Share paid in connection with the closing of such Acquisition Transaction and $15.00, multiplied by (ii) the number of Shares owned by Sellers immediately prior to such closing (the "Special Indemnity Fee"). Sellers acknowledge that the payment of the Special Indemnity Fee in accordance with this
Section 4 is a material inducement to Parent and the Merger Sub to enter into the Merger Agreement and is intended to compensate Parent and the Merger Sub for the opportunity costs and risks of entering into the Merger Agreement.

          Section 5. Remedies. The parties hereto agree that if for any reason Parent or either Seller shall have failed to perform its obligations under this Agreement, then any party hereto seeking to enforce this Agreement against such nonperforming party shall be entitled to apply for specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief and also agree to stipulate that there has been irreparable harm. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

          Section 6. Non-Competition; Non-Solicitation. As a condition precedent to Parent's obligation to enter into and perform its obligations under the Merger Agreement, each Seller agrees that:

          (a) For a period of five (5) years after the Closing Date (the "Non-Competition Period"), such Seller shall not, directly or indirectly, either for himself or for any other person, "participate" anywhere in the world in the business as currently conducted by or as proposed to be conducted by the Company and its Subsidiaries (the "Business"); provided that Sellers shall not be prohibited by the provisions of this Section 6 from engaging in the business of selling in the retail market in the State of Florida products manufactured and sold by Parent or the Company to Sellers. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

          (b) During the Non-Competition Period, such Seller will not divulge or appropriate for his own use, or for the use of any third party, any secret or confidential information or knowledge obtained by such Seller concerning the Business. This obligation of secrecy shall not apply to information which (i) is or becomes part of the public domain other than through breach of this Agreement or through the fault of such Seller from an unaffiliated source, which source has no obligation of secrecy to Parent, (ii) is required to be disclosed by law or government order (but only to the extent so required), or (iii) is used by such Seller in any other lines of business (but only to the extent so used).

          (c) During the two-year period following the Closing Date, such Seller shall not solicit the employment (in any capacity) of or hire directly or through another entity any employee of the Business or any person who was an employee of the Business during the six-month period immediately preceding the date of such solicitation or hire without the prior written consent of Parent.

          (d) If, at the time of enforcement of this Section 6, a court holds that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

          (e) Such Seller recognizes and affirms that in the event of breach of any of the provisions of this Section 6, money damages would be inadequate and Parent and its affiliates would have no adequate remedy at law. Accordingly, such Seller agrees that Parent and its affiliates shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and such Seller's obligations under this Section 6 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Section 6 (including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 6 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by such Seller of any of the provisions of this
Section 6 the running of the Non-Competition Period (but not of such Seller's obligations under this Section 6) shall be tolled with respect to such Seller during the continuance of any actual breach or violation.

          Section 7.     Definitions.

          "Acquisition Transaction" has the meaning set forth in the Merger Agreement.

          "Agreement" has the meaning set forth in the preamble.

          "Business" has the meaning set forth in Section 6(a).

          "Company" has the meaning set forth in the preamble.

          "Disputes" has the meaning set forth in Section 3(g)(i).

          "Disputing Person" has the meaning set forth in Section 3(g)(ii).

          "Effective Date" has the meaning set forth in Section 3(a).

          "Escrow" has the meaning set forth in Section 3(a).

          "Escrow Agent" has the meaning set forth in Section 3(a).

          "Final Determination" has the meaning set forth in Section 3(g)(v).

          "Geneva Litigation" has the meaning set forth in Section 3(b).

          "Indemnified Party" has the meaning set forth in Section 3(d)(i).

          "Indemnifying Party" has the meaning set forth in Section 3(d)(i).

          "Loss" has the meaning set forth in Section 3(b).

          "Merger" has the meaning set forth in the preamble.

          "Merger Agreement" has the meaning set forth in the preamble.

          "Merger Sub" has the meaning set forth in the preamble.

          "Non-Competition Period" has the meaning set forth in Section 6(a).

          "Notice of Arbitration" has the meaning set forth in Section 3(g)(ii).

          "Parent" has the meaning set forth in the preamble.

          "Parent Indemnitee" has the meaning set forth in Section 3(b).

          "Parent's Arbitrator" has the meaning set forth in Section 3(g)(iii).

          "Participate" has the meaning set forth in Section 6(a).

          "Proceeding" has the meaning set forth in Section 3(d)(i).

          "Seller's Arbitrator" has the meaning set forth in Section 3(g)(iii).

          "Sellers" has the meaning set forth in the preamble.

          "settlement" has the meaning set forth in Section 3(d)(ii).

          "Shares" has the meaning set forth in Section 3(a).

          "Special Indemnity Fee" has the meaning set forth in Section 4.

Section 8.     Miscellaneous.

          (a) Assignment. This Agreement shall not be assignable by the parties hereto, except that Parent may assign this Agreement to a wholly owned subsidiary of Parent. This Agreement shall be binding upon Sellers and Sellers' heirs, successors and assigns by will or by the laws of descent.

          (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to Sellers and to Parent as follows (or at such other address for a party as shall be specified by like notice):

          If to Parent:

          HIG Capital Management, Inc.
          1001 S. Bayshore Drive
          Suite 2708
          Miami, FL  33131
          Attn:     Brian D. Schwartz

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL 60601
          Attn:  James L. Learner

          If to Sellers:

          Eric Rascoe
          524 Sandrae Dr.
          Pittsburgh, PA 15243

          David Weis
          144 Thornberry Dr.
          Pittsburgh, PA 15235

          with a copy to:

          Buchanan Ingersoll
          Professional Corporation
          One Oxford Center
          301 Grant Street
          Pittsburgh, PA 15129-1410
          Attn:  Lewis U. Davis, Jr.

          (d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effects, by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws thereof.

          (e) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court or a governmental agency of competent jurisdiction to be invalid, void or unenforceable, or cause any party hereto to be in violation of any applicable provision of law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated.

          (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.

          (g) Effect of Headings. The headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

                  *      *      *      *      *
          IN WITNESS WHEREOF, Parent and Sellers have caused this
Agreement to be signed as of the date first above written.


                              HEAT, INC.


                              By:  __/s/ Anthony Tamer______________________
                                   ANTHONY TAMER


                              SELLERS:

                              By:  __/s/ David H. Weis______________________
                              DAVID H. WEIS




                              By:  __/s/ Eric Rascoe_________________________
                              ERIC RASCOE




                             EXHIBIT A

                         ESCROW AGREEMENT


          THIS ESCROW AGREEMENT (this "Escrow Agreement") is made as of ______________ __, 1997 by and among Heat Inc., a Delaware corporation ("Parent"), David H. Weis and Eric Rascoe (each, a "Seller", and together referred to as the "Sellers"), and __________________, as escrow agent (the "Escrow Agent"). Parent and the Sellers sometimes are referred to herein individually as a "Party" and collectively as the "Parties."

          The Parties have entered into an Indemnity and Fee Agreement dated as of January 6, 1997 (the "Indemnity Agreement"), to which the Escrow Agent is not a party, pursuant to which the Sellers have certain fee and indemnification obligations to Parent. Capitalized terms used but not defined herein have the meanings assigned such terms in the Indemnity Agreement.

          Under Section 3 of the Indemnity Agreement, the Sellers have agreed to indemnify Parent for certain Losses incurred by Parent in connection with consummation of the Merger. To implement the foregoing, Section 3(a) of the Indemnity Agreement provides that the Sellers shall deliver to the Escrow Agent for deposit into the Escrow $1,000,000 to be used for payment of such indemnity claims.

          The Parties and the Escrow Agent have agreed upon and wish to set forth in this Escrow Agreement the terms and conditions with respect to the amounts to be placed in the Escrow and held by the Escrow Agent hereunder.

          NOW THEREFORE, the Parties and the Escrow Agent agree as follows:

          (i) Escrow Agent. The Parties hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and the Escrow Agent hereby agrees to act as such, upon the terms, conditions and provisions provided in this Escrow Agreement.

          (ii) Establishment of the Escrow. Concurrently with the execution of this Escrow Agreement, subject to the terms and provisions herein contained, the Sellers have delivered $1,000,000 (the "Escrow Amount") by wire transfer of immediately available funds to the Escrow Agent for deposit into the Escrow. Subject to the right of the Escrow Agent to resign as provided in Section 10 hereof, the Escrow Agent shall hold the Escrow Amount and shall not disburse the Escrow Amount except as provided in Sections 4, 5 and 6 hereof.

          (iii) Investment of Escrow Amount. Until termination of this Escrow Agreement, the Escrow Agent shall invest and reinvest the Escrow Amount in U.S. treasury bills or treasury notes, and upon and in accordance with the written instructions of the Sellers, in any other direct obligation issued by or guaranteed in full as to principal and interest by the United States of America or in certificates of deposit issued by one or more commercial banks having capital, surplus and undivided profits of not less than $100,000,000 (including the Escrow Agent, if applicable), in each case with a maturity of less than 180 days. None of the Escrow Agent, the Sellers or Parent shall be liable or responsible in any manner for any loss or depreciation resulting from any such investment or liquidation, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow.

          (iv) Indemnification Claims and Indemnification Escrow Amount. If Parent requests a payment from the Escrow Amount in connection with a claim for indemnification (an "Indemnification Claim") pursuant to Section 3(b) of the Indemnity Agreement, then Parent shall notify the Escrow Agent and the Sellers in writing of such request, describing in such notice (an "Indemnification Notice") the nature of the claim and the amount thereof if then ascertainable or, if not ascertainable, the estimated maximum amount thereof. On the 10th business day (the "Indemnification Disbursement Date") following the Escrow Agent's receipt of the Indemnification Notice, the Escrow Agent shall disburse to Parent from the Escrow Amount the amount of funds requested by Parent in such Indemnification Notice unless prior to the Indemnification Disbursement Date the Sellers deliver to each of the Escrow Agent and Parent a written notice disputing (a "Dispute Notice") Parent's right to all or part of the amount of funds set forth in the Indemnification Notice (a "Disputed Amount"). If prior to the Indemnification Disbursement Date, the Escrow Agent receives a Dispute Notice, then the disputed portion of such Indemnification Claim shall be an "Open Indemnification Claim" and the Escrow Agent shall reserve (an "Indemnification Claim Reserve") a portion of the Escrow Amount equal to the Open Indemnification Claim. Thereafter, the Indemnification Claim Reserve shall be disbursed by the Escrow Agent from the Escrow Amount to Parent in accordance with either
(a) joint written instructions by each of Parent and the Sellers or
(b) a Final Determination with respect to such Indemnification Claim signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be) in accordance with Section 3(g) of the Indemnity Agreement. The Indemnification Claim Reserve shall not be disbursed by the Escrow Agent except in the manner set forth in the preceding sentence.

          (v)  Release and Application of Escrow Amount.  The
Escrow Agent shall hold the Escrow Amount under the provisions of this Escrow Agreement until authorized hereunder to deliver such funds or any specified portion thereof as follows:

               (1) Payments of the Escrow Amount shall be made to Parent in satisfaction of Indemnification Claims made by Parent, in the manner and to the extent authorized under Section 4 hereof.

               (2)  The entire balance of the Escrow Amount
remaining, minus the aggregate amount of the then existing Indemnification Claim Reserves for Open Indemnification Claims, minus amounts then payable (and not yet paid) by the Sellers to the Escrow Agent under Section 11 hereof, shall be paid to the Sellers on a date which is five (5) days after the end of the 18-month period following the date of this Agreement (the "Escrow Disbursement Date").

               (3) After the Escrow Disbursement Date, at such time when a final determination is made for each Open Indemnification Claim, (i) the amount payable to Parent under the Final Determination for such Open Indemnification Claim shall be paid to Parent from the Indemnification Claim Reserve for such Open Indemnification Claim and (ii) the balance of such Indemnification Claim Reserve, minus amounts then payable (and not yet paid) by the Sellers to the Escrow Agent pursuant to Section 11 hereof, shall then be paid to the Sellers.

               (4) Notwithstanding any provision herein to the contrary, if at any time the Parties (other than the Escrow Agent) jointly execute a written notice to the Escrow Agent providing the Escrow Agent with disbursement instructions for all or part of the Escrow Amount then remaining, the Escrow Agent shall disburse all or a part of such Escrow Amount in accordance with the instructions contained in such notice.

          (vi) Investment Income. Income, interest, increments and realized gains paid upon the Escrow Amount held in the Escrow shall be paid to Sellers upon their demand therefor and not become part of the Escrow Amount.

          (vii) Responsibilities of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent shall have no responsibility for the validity of any agreements referred to in this Escrow Agreement, or for the performance of any such agreements by any party thereto or for interpretation of any of the provisions of any of such agreements. The liability of the Escrow Agent hereunder shall be limited solely to bad faith, willful misconduct or negligence on its part. The Escrow Agent shall be protected in acting upon any certificate, notice or other instrument whatsoever received by the Escrow Agent under this Escrow Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by a proper person or persons. The Escrow Agent shall have no responsibility as to the validity, collectibility or value of any property held by it in the Escrow pursuant to this Escrow Agreement and the Escrow Agent may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to any property held by it in the Escrow pursuant to this Escrow Agreement which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Escrow Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all of the other Parties or by an order of a court of competent jurisdiction. The Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or agreements with respect to any property held by it in the Escrow pursuant to this Escrow Agreement other than this Escrow Agreement or except as otherwise provided herein. This Escrow Agreement sets forth the entire agreement between the Parties and the Escrow Agent as escrow agent. Notwithstanding any provision to the contrary contained in any other agreement (excluding any amendment to this Escrow Agreement) between any of the Parties, the Escrow Agent shall have no interest in the property held by it in escrow pursuant to this Escrow Agreement except as provided in this Escrow Agreement. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Escrow Agreement) between any of the Parties conflict or are inconsistent with any of the terms and provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects.

          (viii) Amendment and Cancellation. The Escrow Agent shall not be bound by any cancellation, waiver, modification or amendment of this Escrow Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by Parent and the Sellers and, if the duties of the Escrow Agent hereunder are affected in any way, the Escrow Agent.

          (ix) Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable cost of such services shall be added to and be a part of the Escrow Agent's fee hereunder.

          (x) Resignation. The Escrow Agent shall have the right, in its discretion, to resign as agent at any time, by giving at least thirty (30) days' prior written notice of such resignation to Parent and the Sellers. In such event Parent will promptly select a bank with capital, surplus and undivided profits of not less than $100,000,000, which will be appointed as successor Escrow Agent, and the Company, Parent and the Sellers will enter into an agreement with such bank in substantially the form of this Escrow Agreement. Resignation by the Escrow Agent shall relieve the Escrow Agent of any responsibility or duty thereafter arising hereunder, but shall not relieve the Escrow Agent of responsibility to account to any other party hereto for funds received by the Escrow Agent prior to the effective date of such resignation. If a substitute for the Escrow Agent hereunder shall not have been selected, as aforesaid, the Escrow Agent shall be entitled to petition any court for the appointment of a substitute for it hereunder or, in the alternative, it may (i) transfer and deliver the funds deposited in the Escrow to or upon the order of such court or (ii) keep safely all funds in the Escrow until it receives joint notice from Parent and the Sellers of a substitute appointment. The Escrow Agent shall be discharged from all further duties hereunder upon acceptance by the substitute of its duties hereunder or upon transfer and delivery of the said funds in said Escrow to or upon the order of any court.

          (xi) Fees. Parent, on the one hand, and the Sellers (on the other hand) each are liable for one-half of the Escrow Agent's fees and expenses for its services hereunder including inception fees, which Parent and the Seller, respectively, will pay on the Effective Date before the deposit of the Escrow Amount into the Escrow pursuant to Section 3 of the Indemnity Agreement. The Escrow Agent does not have and will not have any interest in the funds deposited hereunder but is serving only as escrow holder and having only possession thereof.

          (xii) Payments. At any time the Escrow Agent is required to distribute or pay over any amounts held by or received by it under any of the provisions of this Escrow Agreement Parent or the Sellers, such distribution and payment shall be effected by issuance of the Escrow Agent's check in the appropriate amount payable to Parent or each of the Sellers, as the case may be, and by mailing of such check to Parent or the Sellers, as the case may be, at the address of the Company, Parent or the Sellers, respectively, set forth in Section 14 hereof; provided that:

               (1) any Party may, by written notice delivered to the Escrow Agent, direct that payment of cash required to be distributed to such Party be effected (i) by deposit or wire transfer of such amounts to one or more accounts designated by such Party, or (ii) by mailing the Escrow Agent's check for such amounts to any other or changed address specified in such notice, and payments after such notice is received shall be made in accordance with such notice (until changed by subsequent notice delivered by such Party to the Escrow Agent); and

               (2) subject to compliance by any Party with the provisions of this Escrow Agreement, in the event of any transfer or assignment or otherwise by operation of law, or by sale, assignment, contract, security agreement or otherwise, of any right to receive payment of any part of any amounts held by the Escrow Agent (notice of which sale, transfer or assignment shall be given by the Company to the Escrow Agent prior thereto) by such Party, the Escrow Agent shall nevertheless be entitled to withhold payment of any amounts to such assignee, transferee or successor in interest until written instructions from such assignee, transferee or successor in interest are delivered to the Escrow Agent specifying the mailing address or account of such assignee, transferee or successor in interest pursuant to the foregoing provisions of this Section 12.

          (xiii) Taxation of Interest Earned on Investment of Escrow Amount. The Sellers hereby acknowledge that, for federal and state income tax reporting purposes, the interest earned on the investment of the Escrow Amount shall be income of the Sellers.
The Escrow Agent shall be responsible for reporting any interest earned to the Internal Revenue Service.

          (xiv)     Notices.   All notices, requests, demands,
claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid),
(iii) one day after deposit with a reputable overnight courier, or
(iv) three days after deposit into first class mail, in each case addressed to the intended recipient as set forth below:

If to the Escrow Agent:

          ___________________________
          ___________________________
          ___________________________
          ___________________________
          Attention:  __________________
          Telecopy #:  _________________

If to Parent:

          H.I.G. Capital Management
          1001 South Bayshore Drive
          Suite 2310
          Miami, Florida 33131
          Attn:     Brian D. Schwartz
          Telecopy #: (305) 379-2013


with a copy (which shall not constitute notice) to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:  James L. Learner, Esq.
          Telecopy #:  (312) 861-2200

If to the Sellers:

          Eric Rascoe
          524 Sandrae Drive
          Pittsburgh, PA 15243

          David H. Weis
          144 Thornberry Drive
          Pittsburgh, PA 15235

with a copy (which shall not constitute notice) to:

          _____________________________
          _____________________________
          _____________________________
          _____________________________

Any Party may change the address and/or telecopier number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Notwithstanding any of the foregoing, no notice or instructions to the Escrow Agent shall be deemed to have been received by the Escrow Agent prior to actual receipt by the Escrow Agent, and any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of such receipt by the Escrow Agent.

          (xv) Captions. The section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

          (xvi) Execution by Escrow Agent. The execution of this Escrow Agreement by the Escrow Agent shall constitute a receipt for the Escrow Amount.

          (xvii) Indemnification of Escrow Agent. Parent and the Sellers agree, jointly and severally, to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement, except for bad faith, negligence or willful misconduct of the Escrow Agent. The foregoing indemnities in this
Section 17 shall survive termination of this Escrow Agreement.

          (xviii)   Escrow Agreement as Security Only.  The escrow
arrangement under this Escrow Agreement serves only as security for the Sellers' obligations pursuant to Section 3 of the Indemnity Agreement to the extent and in the manner provided herein and in no way shall limit the amount of liability which may be incurred by Parent pursuant to such obligations.

          (xix) Disagreements. If any disagreement or dispute arises between the Parties concerning the meaning or validity of any provision under this Escrow Agreement or concerning any other matter relating to this Escrow Agreement, the Escrow Agent (a) shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order or indemnification, and (b) may deposit, in its sole and absolute discretion, the Escrow Amount or that portion of the Escrow Amount it then holds with any court of competent jurisdiction and interplead the Parties. Upon such deposit and filing of interpleader, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover from the Parties its reasonable attorneys' fees and other costs incurred in commencing and maintaining such action.


          (xx) Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

          (xxi) Counterparts. This Escrow Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.


                    *     *     *     *     *

           IN WITNESS WHEREOF, the Parties hereunto have duly caused this Escrow Agreement to be executed as of the first day above written.



     HEAT, INC.

     By:  ______________________
     Anthony Tamer


     By:  ______________________
     David H. Weis


     By:  ______________________
     Eric Rascoe



     ESCROW AGENT:

     ____________________________________________

     By:  ______________________________________

     Its: _________________________________________

                           Appendix B

    PURDON'S PENNSYLVANIA STATUTES AND CONSOLIDATED STATUTES
                            ANNOTATED
      PURDON'S PENNSYLVANIA CONSOLIDATED STATUTES ANNOTATED TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
                     PART II.  CORPORATIONS
                SUBPART B.  BUSINESS CORPORATIONS
      ARTICLE B.  DOMESTIC BUSINESS CORPORATIONS GENERALLY
      CHAPTER 15.  CORPORATE POWERS, DUTIES AND SAFEGUARDS
                 SUBCHAPTER D. DISSENTERS RIGHTS



Section 1571. Application and effect of subchapter

(a) General rule.--Except as otherwise provided in subsection
(b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special treatment).
  Section 1930 (relating to dissenters rights).
  Section 1931(d) (relating to dissenters rights in share exchanges).
  Section 1932(c) (relating to dissenters rights in asset transfers).
  Section 1952(d) (relating to dissenters rights in division).
  Section 1962(c) (relating to dissenters rights in conversion).
  Section 2104(b) (relating to procedure).
  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
  Section 2325(b) (relating to minimum vote requirement).
  Section 2704(c) (relating to dissenters rights upon election).
  Section 2705(d) (relating to dissenters rights upon renewal of election).
  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
  Section 7104(b)(3) (relating to procedure).
  (b) Exceptions.--

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:
   (i) listed on a national securities exchange;  or
  (ii) held of record by more than 2,000 shareholders;
shall not have the right to obtain payment of the fair value of any such shares under this subchapter.
(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
      *8459 (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.
  (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.
  (iii) Shares entitled to dissenters rights under section
1906(c) (relating to dissenters rights upon special treatment).
     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

     (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
     (2) a copy of this subchapter.
  (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

  (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).


Section 1572. Definitions

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

  "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

  "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

  "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

  "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.



Section 1573. Record and beneficial holders and owners

  (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.



 Section 1574. Notice of intention to dissent

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.



Section 1575. Notice to demand payment

  (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

   (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
  (4) Be accompanied by a copy of this subchapter.
  (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.



Section 1576. Failure to comply with notice to demand payment, etc.

  (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.



Section 1577. Release of restrictions or payment for shares

  (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
   (2) A statement of the corporation's estimate of the fair value of the shares.
  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
  (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.



Section 1578. Estimate by dissenter of fair value of shares

  (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.



Section 1579. Valuation proceedings generally

  (a) General rule.--Within 60 days after the latest of:

  (1) effectuation of the proposed corporate action;
  (2) timely receipt of any demands for payment under section
1575 (relating to notice to demand payment);  or
  (3) timely receipt of any estimates pursuant to section 1578
  (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
  (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares.
A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure). [FN1]

  (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.



Section 1580. Costs and expenses of valuation proceedings

  (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                            APPENDIX  C

                           PARKER/HUNTER
                         INVESTMENT BANKERS
                                                   Craig A. Wolfanger
                                                   Senior Vice President
                                                   Head of Investment Banking

                                                   Parker/Hunter Incorporated
                                                   600 Grant Street
                                                   Pittsburgh, PA  15219-2784
                                                   412/562-8050
                                                   800/441-1514



January 3, 1997


The Board of Directors
Thermal Industries, Inc.
301 Brushton Avenue
Pittsburgh, PA  15221

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (other than Heat, Acquisition Sub and their respective affiliates, as hereinafter defined), par value $0.01 per share (the "Common Stock"), of Thermal Industries, Inc. (the "Company") of the consideration to be received by such holders in connection with the proposed offer (the "Offer") by Heat Acquisition, Inc. ("Acquisition Sub"), a Delaware corporation and wholly-owned subsidiary of Heat, Inc. ("Heat"), a Delaware corporation, pursuant to which all outstanding shares of Common Stock will be purchased at a price equal to $15.00 per share in cash (the "Offer Price"), through the proposed merger of Acquisition Sub with and into the Company (the "Merger"; together with the Offer, the "Transaction"), pursuant to which all shares of Common Stock remaining outstanding at the time of Merger (other than the shares of Common Stock whose holders exercise their dissenters' rights) will be converted into the right to receive an amount equal to the Offer Price, all pursuant to the Agreement and Plan of Merger dated as of January 6, 1997 (the "Merger Agreement") among the Company, Heat and Acquisition Sub.

Parker/Hunter Incorporated, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with, mergers and acquisitions, negotiated underwritings, the purchase and sale of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with our opinion, we have reviewed, among other things, the following: (i) the Merger Agreement; (ii) the Company's audited financial statements as of June 30, 1996 and for the five fiscal years then ended and the Company's unaudited financial statements as of September 30, 1996 and for the three month period then ended; (iii) certain other publicly available business and financial information concerning the Company; (iv) certain publicly available information concerning the trading of, and the trading markets for, the Common Stock; (v) certain other internal Company information, primarily financial in nature, including financial projections for the Company prepared by the management of the Company; (vi) the nature and financial terms of certain recent business combinations which we believe to be relevant; and (vii) certain publicly available information regarding companies that we believe to be comparable to the Company as well as trading market information for certain of such other companies' securities. We have also met with certain senior officers and directors of the Company to discuss the foregoing as well as the operations, financial condition, history and prospects of the Company and other matters we believe relevant. We have taken into account our assessment of general economic, market and financial conditions and our experience in securities valuation generally. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant. We have not been requested to and did not solicit third party indications of interest in acquiring all or any part of the Company.

In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to us by the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such evaluations or appraisals. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management and we express no opinion with respect to such projections or the assumptions on which they are based. Our opinion is necessarily based upon the business, market, monetary, economic, and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Further, our opinion does not address the relative merits of the merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger. In the past, we have provided investment banking services to the Company for which we have received our customary compensation. Timothy M. Slevin, a Senior Vice President of Parker/Hunter Incorporated, is a member of the Board of Directors of the Company. In our determination of the fairness of the consideration to be received in the Transaction by the holders of common stock, Mr. Slevin did not participate.

In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold along or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the offer price is fair, from a financial point of view, to the holders of Company Common Stock (other than Heat, Acquisition Sub and their respective affiliates).

Very truly yours,


PARKER/HUNTER INCORPORATED

By:  /s/Craig A. Wolfanger
        Craig A. Wolfanger
        Senior Vice President

Appendix D - Form of Proxy Card
                                           Please mark your votes
                                           as indicated in this example. - X



The Board of Directors recommends that shareholders vote FOR
Proposal 1.



(1) Approval and adoption of the   (2) In their discretion, the
Agreement and Plan of Merger (the  proxies are authorized to
"Agreement") dated as of January   vote upon such other
6, 1997, and the transactions      businesses as may properly
contemplated thereby, pursuant to  come before the Special
which, among other things,         Meeting or any adjournment
Thermal Industries, Inc. would     thereof.
merge with and into Heat
Acquisition, Inc., and become a
wholly-owned subsidiary of Heat,
Inc.  Each share of Thermal
common stock issued and
outstanding immediately prior to
the effective time of the merger
will be entitled to receive, in
exchange for each share of
Thermal common stock held, a cash
payment of $15.00 per share as
determined in the manner
specified in the Proxy Statement
and the Agreement.
                                   The undersigned acknowledge
                                   receipt prior to the
                                   execution of this proxy of a
                                   Notice of Special Meeting of
                                   Shareholders dated February
                                   __, 1997.
FOR ___  AGAINST ___  ABSTAIN ___

                                   Please sign exactly as your
                                   name appears on this card.
                                   When signing as attorney,
                                   executor, administrator,
                                   trustee or guardian, please
                                   give your full title.  If
                                   shares are held  jointly,
                                   each holder may sign, but
                                   only one signature is
                                   required.

                                   Dated:____________________________, 1997

                                   __________________________________
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